UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KBS LEGACY PARTNERS APARTMENT REIT, INC.

(Name of Registrant as Specified in its charter)

Payment of Filing Fee (Check the appropriate box):

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Dear Stockholder:

You are cordially invited to attend the annual meeting of the stockholders of KBS Legacy Partners Apartment REIT, Inc. (“we”, “us” or the “Company”) to be held on Tuesday, December 19, 2017 at 9:00 a.m. Pacific at the offices of KBS, 800 Newport Center Drive, First Floor, Suite 140 Conference Center, Newport Beach, California 92660.

At the annual meeting, we will seek your approval of, among other proposals, the complete liquidation and dissolution of the Company. As more thoroughly described in the accompanying proxy statement, the recommendation that you approve the Company’s liquidation follows a lengthy process of evaluating our strategic alternatives and marketing our portfolio, which process was overseen by a committee composed of independent directors (the “Special Committee”). Especially in light of recent improvements in market conditions and the performance of our portfolio of properties, the board of directors and the Special Committee believe that selling our assets now, repaying our debts and distributing the net proceeds to you is the best way to maximize stockholder returns.

Given the current favorable market conditions, all of our remaining properties are under contract for sale. However, the contracts for the sale of four of our properties are each conditioned on your approval at the annual meeting of the Plan of Liquidation (defined below). The four properties that will not be sold without your approval of the Plan of Liquidation are Legacy at Valley Ranch (located in Irving, Texas), The Residence at Waterstone (located in Pikesville, Maryland), Crystal Park at Waterford (located in Frederick, Maryland) and Lofts at the Highlands (located St. Louis, Missouri), which we refer to as the “Core-Portfolio Properties.” If our stockholders do not approve the Plan of Liquidation, we intend to sell our other properties while pursuing a longer-term business plan for the Core-Portfolio Properties. On the other hand, if our stockholders approve the recommended Plan of Liquidation, we intend to sell all of our assets, repay our debts and distribute all of the remaining proceeds to our stockholders. We currently estimate that if we successfully implement the Plan of Liquidation, the amount of cash that you would receive for each share of our common stock that you then hold would range between approximately $8.27 and $8.70 per share. We note that, on May 1, 2017, we paid a special distribution of $1.00 per share to our stockholders in connection with the sale of Wesley Village, which amount is not included in the estimated range of liquidating distributions.

At the annual meeting, we will seek your approval of:

•	a plan of complete liquidation and dissolution of the Company on the terms described in the accompanying proxy statement (the “Plan of Liquidation”),

•	certain amendments to the Company’s charter,

•	the election of five directors,

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and

•

a proposal that would permit us to proceed with the voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting and, subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting.

The board of directors has unanimously approved each of the proposals and recommends that you vote “FOR” each of the proposals described in the accompanying proxy statement.

Your vote is very important. We cannot complete the sale of all of our properties and our dissolution pursuant to the terms of the Plan of Liquidation without the affirmative vote of a majority of all of the shares of common stock entitled to vote on the matter.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone or the Internet, as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card.

You are encouraged to review carefully the enclosed proxy statement, as it explains the reasons for the proposals to be voted on at the annual meeting and contains other important information, including a copy of the Plan of Liquidation, which is attached at Annex A. In particular, please review the matters referred to under “Risk Factors” for a discussion of the risks related to the Plan of Liquidation and the sale of the Core-Portfolio Properties.

Sincerely,

W. Dean Henry
Chairman of the Board and Chief Executive Officer

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Proxy Statement and Notice of Annual Meeting of Stockholders

To Be Held December 19, 2017

SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS

Dear Stockholder:

On Tuesday, December 19, 2017, Legacy Partners Apartment REIT, Inc. (“we,” “us,” or the “Company”) will hold the annual meeting of stockholders at the offices of KBS, 800 Newport Center Drive, First Floor, Suite 140 Conference Center, Newport Beach, California 92660. The annual meeting will begin at 9:00 a.m. Pacific. Directions to the annual meeting can be obtained by calling (866)-554-4620.

We are holding the annual meeting of stockholders for the following purposes:

1.	To approve a plan of complete liquidation and dissolution of the Company, including the sale of the following properties of the Company: (i) Legacy at Valley Ranch, located in Irving, Texas, (ii) The Residence at Waterstone, located in Pikesville, Maryland, (iii), Crystal Park at Waterford, located in Frederick, Maryland, and (iv) Lofts at the Highlands, located St. Louis, Missouri, as more fully described in the accompanying proxy statement (the “Plan of Liquidation”). The proposal relating to the Plan of Liquidation is referred to herein as the “Plan of Liquidation Proposal.” The principal purpose of the Plan of Liquidation is to maximize stockholder value by selling our properties, paying our debts and distributing the net proceeds from liquidation to you.

The board of directors recommends a vote FOR the Plan of Liquidation Proposal.

2.	To approve three proposals to amend the Company’s charter (together, the “Charter Amendment Proposals”):

A.	An amendment to eliminate (i) conditions and limitations on our exculpation and indemnification of our present or former directors and our advisor and its affiliates and (ii) limitations on our ability to reimburse our present or former directors and our advisor or its affiliates for reasonable legal expenses and other costs, each of which had previously been required by state securities administrators in connection with our public offerings or that related to such required provisions. Instead, the proposed amendment provides that we shall exculpate and indemnify our present and former directors and officers to the maximum extent permitted by Maryland law and provides us the ability to exculpate and indemnify our advisor and its affiliates pursuant to the terms of the advisory agreement (the “Indemnification Proposal”).

B.	An amendment to eliminate the charter requirement to distribute a specific report with audited financial statements, related-party and other information to stockholders each year, that had previously been required by state securities administrators in connection with our public offerings or that related to such required provisions (the “Reporting Proposal”). Although the charter would no longer require us to provide audited financial statements to our stockholders, any decision by the Company to cease providing audited financial statements to our stockholders would require that the Securities and Exchange Commission grant us relief from certain reporting requirements under the U.S. Securities Exchange Act of 1934, as amended.

C.	An amendment to eliminate the current charter limit on “total operating expenses” (as defined in the charter) to amounts that do not exceed the greater of 2% of the Company’s “average invested assets” (as defined in the charter) or 25% of the Company’s net income (as defined in the charter) for the four consecutive fiscal quarters then ended unless the Company’s conflicts committee has made a finding that, based on unusual and non-recurring factors that it deems sufficient, a higher level of expenses is justified (the “Operating Expenses Proposal”). This charter limit had previously been required by state securities administrators in connection with our public offerings.
The board of directors recommends a vote FOR each of the Charter Amendment Proposals.

3.	To elect five directors to hold office for one-year terms expiring in 2018.

The board of directors recommends a vote FOR each nominee.

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

5.	To vote on a proposal that would permit us to proceed with the voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and subsequently, to adjourn the annual meeting, to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting (the “Adjournment Proposal”).

The board of directors recommends a vote FOR the Adjournment Proposal.

In addition, we will attend to such other business as may properly come before the annual meeting and any adjournment or postponement thereof. The board of directors does not know of any matters that may be voted upon at the annual meeting other than the matters set forth above.

The board of directors has selected September 20, 2017 as the record date for determining stockholders entitled to vote at the annual meeting.

The proxy statement, proxy card and our 2016 annual report to stockholders are being mailed to you on or about September 29, 2017.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 19, 2017:

Our proxy statement, form of proxy card and 2016 annual report to stockholders are also available at

www.proxyvote.com, and can be accessed by using the 16-digit control number and following the instructions located on the enclosed proxy card.

By Order of the Board of Directors

Jeffrey K. Waldvogel Secretary

Newport Beach, California

September 29, 2017

i

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,

VOTING AND THE PLAN OF LIQUIDATION AND THE CORE-PORTFOLIO SALE

The following are some questions that you, as a stockholder of KBS Legacy Partners Apartment REIT, Inc. (the “Company”), may have regarding the annual meeting, voting and the Plan of Liquidation (defined below) and the Core-Portfolio Sale (defined below) and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement because the information in this section may not provide all the information that might be important to you with respect to the proposals being considered at the annual meeting. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement. In this section and elsewhere in this proxy statement, references to “you” refers to the Company’s stockholders to whom the notice of annual meeting and this proxy statement are addressed, and references to “we,” “us” or “our” refer to the Company.

Questions about the annual meeting and voting.

Q:	Why did you send me these materials?

A:	We sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote your shares at the Company’s annual meeting of stockholders. You owned shares of record of our common stock at the close of business on September 20, 2017, the record date for the annual meeting and, therefore, are entitled to vote at the annual meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting. You do not need to attend the annual meeting in person in order to vote.

Q:	Who is entitled to vote at the annual meeting?

A:	Anyone who is a stockholder of record at the close of business on September 20, 2017, the record date for the annual meeting, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on September 20, 2017; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing W. Dean Henry, Guy K. Hays, Jeffrey K. Waldvogel and Stacie K. Yamane, each of whom is one of our executive officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions.

If you submit your proxy without instructions, they will vote:

(1)	FOR the proposed plan of complete liquidation and dissolution of the Company, as more fully described in the accompanying proxy statement (the “Plan of Liquidation”). The proposal relating to the Plan of Liquidation is referred to herein as the “Plan of Liquidation Proposal.”
(2)	FOR each of the three amendments to the charter which consist of:

(a)	an amendment to eliminate (i) conditions and limitations on our exculpation and indemnification of our present or former directors and KBS Capital Advisors LLC, our external advisor (the “Advisor”), and its affiliates and (ii) limitations on our ability to reimburse our present or former directors and the Advisor or its affiliates for reasonable legal expenses and other costs, each of which had previously been required by state securities administrators in connection with our public offerings or that related to such required provisions. Instead, the proposed amendment provides that we shall exculpate and indemnify our present and former directors and officers to the maximum extent permitted by Maryland law and provides us the ability to exculpate and indemnify the Advisor and its affiliates pursuant to the terms of the advisory agreement (the “Indemnification Proposal”),
(b)	an amendment to eliminate the charter requirement to distribute a specific report with audited financial statements, related-party and other information to stockholders each year, that had previously been required by state securities administrators in connection with our public offerings or that related to such required provisions (the “Reporting Proposal”). Although the charter would no longer require us to provide audited financial statements to our stockholders, any decision by the Company to cease providing audited financial statements to our stockholders would require that the SEC grant us relief from certain reporting requirements under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and
(c)	an amendment to eliminate the current charter limit on “total operating expenses” (as defined in the charter) to amounts that do not exceed the greater of 2% of the Company’s “average invested assets” (as defined in the charter) or 25% of the Company’s “net income” (as defined in the charter) for the four consecutive fiscal quarters then ended unless the Company’s conflicts committee has made a finding that, based on unusual and non-recurring factors that it deems sufficient, a higher level of expenses is justified (the “Operating Expenses Proposal” and, together with the Indemnification Proposal and the Reporting Proposal, the “Charter Amendment Proposals”). This charter limit had previously been required by state securities administrators in connection with our public offerings.

(3)	FOR all of the director nominees,
(4)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017, and
(5)	FOR a proposal that would permit us (a) to proceed with the voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and (b) subsequently, to adjourn the annual meeting, to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting, (the “Adjournment Proposal”).

With respect to any other proposals to be voted upon, the appointed proxies will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. It is important for you to submit your proxy via the Internet or by telephone or return the proxy card to us as soon as possible, whether or not you plan on attending the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Tuesday, December 19, 2017, at 9:00 a.m. Pacific, at the offices of KBS, 800 Newport Center Drive, First Floor, Suite 140 Conference Center, Newport Beach, California 92660.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the proposals described in this proxy statement. Moreover, your vote is needed to ensure that the proposals described in this proxy statement can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How many shares of common stock are outstanding?

A:	As of September 20, 2017, there were 21,026,756 shares of our common stock issued and outstanding and entitled to be cast at the annual meeting.

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. No business may be conducted at the annual meeting if a quorum is not present. If you submit your proxy, even if you abstain from voting, then you will still be considered part of the quorum.

If a quorum is not present at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of September 20, 2017. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on each of the following proposals:

(1)	Proposal 1: the Plan of Liquidation Proposal;
(2)	Proposal 2: each of the three Charter Amendment Proposals;
(3)	Proposal 3: the election of the nominees to serve on the board of directors;
(4)	Proposal 4: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and
(5)	Proposal 5: the Adjournment Proposal.

In addition, you may vote on such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR the Plan of Liquidation Proposal;
(2)	FOR each of the three Charter Amendment Proposals;

(3)	FOR each of the nominees for election as director who is named in this proxy statement;
(4)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and
(5)	FOR the Adjournment Proposal.

Q:	What are the voting requirements for the Plan of Liquidation Proposal?

A:	The affirmative vote of a majority of all of the shares of common stock entitled to vote on the Plan of Liquidation Proposal is required for approval of the Plan of Liquidation Proposal. Because of this majority vote requirement, “ABSTAIN” votes and broker non-votes (discussed below) will have the effect of a vote against the Plan of Liquidation Proposal. If you submit a proxy card with no further instructions, your shares will be voted FOR the Plan of Liquidation Proposal.

Q:	What are the voting requirements for the Charter Amendment Proposals?

A:	The affirmative vote of a majority of the shares of common stock entitled to vote on each of the Charter Amendment Proposals is required for approval of that respective proposal. Because of this majority vote requirement, “ABSTAIN” votes and broker non-votes will have the effect of a vote against each of the Charter Amendment Proposals. If you submit a proxy card with no further instructions, your shares will be voted FOR each of the Charter Amendment Proposals.

Q:	What are the voting requirements to elect the board of directors?

A:	A majority of the shares of common stock present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares of common stock present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted FOR each of the nominees.

Q:	What are the voting requirements for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017?

A:	A majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Q:	What are the voting requirements to approve the Adjournment Proposal?

A:	A majority of the votes cast at an annual meeting at which a quorum is present is required for the approval of the Adjournment Proposal. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted FOR the Adjournment Proposal.

Q:	How can I vote?

A:	Stockholders can vote in person at the annual meeting, as described above under “Who is entitled to vote at the annual meeting” or by proxy. Stockholders have the following three options for submitting their votes by proxy:

(1)	via the Internet, by accessing the website and following the instructions indicated on the enclosed proxy card;
(2)	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card; or
(3)	by mail, by completing, signing, dating and returning the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the annual meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

If you elect to attend the annual meeting, you can submit your vote in person as described above under “Who is entitled to vote at the annual meeting,” and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received instructions from the beneficial owner. There are five proposals for our stockholders’ consideration at the annual meeting on which brokers do not have discretionary voting power: (i) the Plan of Liquidation Proposal; (ii) the three Charter Amendment Proposals; and (iii) the election of directors. Thus, beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the Plan of Liquidation Proposal, the three Charter Amendment Proposals and the election of directors at the annual meeting. However, even without such instructions, the shares of beneficial owners will be treated as present for the purposes of establishing a quorum if the broker votes such shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 or on the Adjournment Proposal, which proposals are routine matters with respect to which brokers have discretionary authority to vote.

Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain a voting instruction card. Your vote is important to the success of the proposals. We encourage all of our stockholders whose shares are held by a broker to provide their brokers with instructions on how to vote.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the Plan of Liquidation Proposal, the Charter Amendment Proposals, the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 and the Adjournment Proposal, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Messrs. Henry, Hays and Waldvogel and Ms. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

(1)	notifying Mr. Waldvogel, our Secretary;
(2)	attending the annual meeting and voting in person as described above under “Who is entitled to vote at the annual meeting”;
(3)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the Internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting. If a broker or other nominee holds your stock on your behalf, you must contact your broker, bank or other nominee to change your vote.

Q:	When are the director nominations and stockholder proposals for the next annual meeting of stockholders due?

A:	If we have not previously liquidated and dissolved pursuant to the Plan of Liquidation, then pursuant to our bylaws, stockholders interested in nominating a person as a director or presenting any other business for consideration at the 2018 annual meeting of stockholders must submit timely notice thereof by following the procedures prescribed in Section 2.12 of our bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by our stockholders at the 2018 annual meeting, director nominations and other stockholder proposals must be received by Mr. Waldvogel, our Secretary, at the Company’s principal offices by the close of business on July 1, 2018. To also be eligible for inclusion in our proxy statement for the 2018 annual meeting, director nominations and other stockholder proposals must be received by Mr. Waldvogel at the Company’s principal offices by the close of business by June 1, 2018.

Q:	How are proxies being solicited?

A:	In addition to mailing proxy solicitation materials, our directors and employees of the Advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Additionally, we have retained Broadridge Financial Solutions, Inc. (“Broadridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Broadridge at (888) 554-9413.

Our directors and employees of the Advisor or its affiliates will not be paid any additional compensation for soliciting proxies. We will pay all of the costs of soliciting these proxies, including the cost of Broadridge’s services. We anticipate that, for Broadridge’s solicitation services, we will pay between $23,000 and $28,000, plus reimbursement of Broadridge’s out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to you.

Q.	What should I do if I receive more than one set of voting materials for the annual meeting?

A.	You may receive more than one set of voting materials for the annual meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card and voting instruction form. For each and every proxy card and voting instruction form that you receive, please authorize a proxy as soon as possible using one of the following methods:

(1)	via the Internet, by accessing the website and following the instructions indicated on the enclosed proxy card;
(2)	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card; or
(3)	by mail, by completing, signing, dating and returning the enclosed proxy card.

Q.	What should I do if only one set of voting materials for the annual meeting is sent and there are multiple Company stockholders in my household?

A.	Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you contact us at (949) 417-6500.

Q.	How can I find out the results of the voting at the annual meeting?

A.	We will file a Current Report on Form 8-K within four business days after the annual meeting to announce voting results. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Q:	Where can I find more information?

A:	Additional information about us can be obtained from the various sources described under “Where You Can Find More Information” in this proxy statement.

Questions About the Plan of Liquidation Proposal and the Core-Portfolio Sale

Q.	Why is the Plan of Liquidation Proposal being made?

A.	As more thoroughly described herein, the recommendation that you approve the Company’s liquidation and dissolution follows a lengthy process of evaluating our strategic alternatives and an aggressive campaign to market our assets, which process was overseen by a committee composed of independent directors (the “Special Committee”). See “Proposal 1: The Plan of Liquidation Proposal – Background of the Plan of Liquidation and the Core-Portfolio Sale” for more information regarding the Special Committee. The board of directors and the Special Committee are recommending the Plan of Liquidation because they believe that selling all of our assets now, repaying our debts and distributing the remaining proceeds to our stockholders is the best way to maximize stockholder returns.

We currently estimate that if we successfully implement the Plan of Liquidation, the amount of cash that you would receive for each share of our common stock that you then hold would range between approximately $8.27 and $8.70 per share. This is in addition to the special distribution of $1.00 per share we paid to our stockholders on May 1, 2017 in connection with the sale of Wesley Village (the “Wesley Village Special Distribution”). Given current market and property conditions, these distributions compare favorably to what we estimated would have been previously possible. In October of 2016, when we determined not to proceed with a plan of liquidation at that time, we estimated that the amount of cash that you would have received for each share of our common stock would have been $8.81 had we begun liquidating at that time, which would have included any special distribution on account of the sale of Wesley Village. In other words, we now estimate liquidating distributions between $0.46 and $0.89 per share higher than what we estimated in October 2016.

Additionally, the December 2016 estimated value per share, adjusted for the $1.00 per share Wesley Village Special Distribution, was $8.35. The December 2016 estimated value per share did not take into account estimated disposition costs and fees for the sale of real estate properties, nor liquidation costs related to liquidating the Company, which we currently estimate to be approximately $0.51 per share. After considering these costs, the current range of liquidating distributions is estimated to be between $0.43 and $0.86 higher than the December 2016 estimated value per share, as adjusted for the current estimated selling and liquidation costs.

We believe the returns our stockholders would enjoy from effecting the Plan of Liquidation compare favorably to our other alternatives. In lieu of the Plan of Liquidation, we could have chosen to hold some or all of our properties for a longer period of time in hopes that real estate pricing would improve even more. However, multifamily residential properties are already trading at historically high prices, and a longer-term hold period would expose us to the risks of a downturn in the real estate market, either as a result of overbuilding, a downturn in the economy or, most likely, an increase in interest rates. Moreover, such a course of action would have meant that our stockholders would have to hold their shares of our common stock for a longer period of time.

Alternatively, we could have sought to list our shares on a national securities exchange. However, the Special Committee did not believe this was an attractive alternative for our Company. The Special Committee, after consultation with our financial advisor, concluded that the public markets would discount the value of our shares because we are externally managed and because of our small size.

We could also sell the Company in a merger rather than pursue the Plan of Liquidation. However, we aggressively pursued this option, and no credible buyer surfaced that was willing to pay an amount per share higher than what we estimate we can distribute to our stockholders in connection with the Plan of Liquidation.

Although there are risks associated with the Plan of Liquidation, which are detailed below under “Risk Factors,” our Special Committee and the board of directors believe that the risks associated with our other alternatives are even greater and that the potential returns that could be derived from those alternatives are not worth the risks. For a discussion of the reasons for the Plan of Liquidation, see “Proposal 1. The Plan of Liquidation Proposal – Reasons for the Plan of Liquidation Proposal; Recommendation of the Board of Directors and the Special Committee.”

Q.	What will happen if the Plan of Liquidation Proposal is not approved by our stockholders?

A:	If the Plan of Liquidation Proposal is not approved by our stockholders, we intend to pursue a longer-term business plan for the Core-Portfolio Properties and sell our remaining properties. We note the we sold Watertower Apartments on September 12, 2017. We would likely distribute a portion of the net proceeds from such property sales to our stockholders. If, as we anticipate, we have ceased paying regular monthly distributions prior to December 19, 2017, the date of the annual meeting, we may begin paying regular monthly distributions again, but such distributions likely would be at an amount less than our previous regular monthly distributions, as would be appropriate for the Company’s smaller size. We can give no assurance, however, that these expectations would be realized. For example, instead of paying a special distribution to our stockholders, it is possible that we would reinvest the net proceeds from recent and pending property sales into other properties or to make capital improvements on our remaining properties. It is also possible that we would attempt not to sell some of our remaining properties depending upon our options to terminate the purchase and sale agreements.

In addition, in the event that our stockholders do not approve the Plan of Liquidation Proposal before January 18, 2018, which date may be extended by the Company for up to 60 days in certain circumstances described in the agreements for purchase and sale related to the Core-Portfolio Properties (the “Core-Portfolio Sale Agreements”), (i) the purchaser’s earnest money deposit will be returned under the Core-Portfolio Sale Agreements, (ii) we will reimburse the purchaser for its documented out-of-pocket third-party costs and expenses incurred in connection with the Core-Portfolio Sale Agreements up to a maximum aggregate amount of $250,000, (iii) the Core-Portfolio Sale Agreements will terminate and (iv) the parties will have no further rights or obligations under the Core-Portfolio Sale Agreements except those which expressly survive termination. See “Proposal 1: The Plan of Liquidation Proposal – The Core-Portfolio Sale Agreements – Stockholder Approval.”

In addition, the failure to approve the Plan of Liquidation Proposal could result in adverse tax consequences to the Company. For example, if the U.S. Internal Revenue Service (the “IRS”) successfully asserts that property sales previously made or agreed to be made by the Company in anticipation of or in connection with the Plan of Liquidation were dealer sales (i.e., inventory-like sales of property held primarily for sale to customers in the ordinary course of the Company’s business), the Company could be subject to penalty taxes on such property sales). See “Material United States Federal Income Tax Consequences.”

Q.	What is the Core-Portfolio Sale?

A.	Pursuant to the terms and subject to the conditions of the Core-Portfolio Sale Agreements, the Company will sell the Core-Portfolio Properties to the purchaser for total consideration of $218.9 million (the “Core-Portfolio Consideration”), which Core-Portfolio Consideration consists of (i) cash sales proceeds in the amount of $143.8 million and (ii) the assumption of the mortgages secured by The Residence at Waterstone and the Lofts at the Highlands (the “Assumed Mortgages”) by the purchaser. We refer to the sale of the Core-Portfolio Properties pursuant to the terms of the Core-Portfolio Sale Agreements as the “Core-Portfolio Sale.” See “Proposal 1: The Plan of Liquidation Proposal – The Core-Portfolio Sale.”

Q.	What will happen if the Core-Portfolio Sale is not completed?

A.	In the event that our stockholders approve the Plan of Liquidation Proposal, but the Core-Portfolio Sale is not completed, the Company intends to seek to sell the Core-Portfolio Properties to another buyer or buyers. There can be no guarantee that the proceeds from such sale or sales would equal or exceed the consideration contemplated by the Core-Portfolio Sale Agreements. In addition, in the event that we breach the Core-Portfolio Sale Agreements and fail to sell the Core-Portfolio Properties in accordance with the terms of the Core-Portfolio Sale Agreements, the purchaser may either commence an action for specific performance under the Core-Portfolio Sale Agreement, but not for damages of any kind, and recover its attorney’s fees incurred in connection therewith, or terminate the Core-Portfolio Sale Agreements and receive a refund of its earnest money deposit. See “Proposal 1: The Plan of Liquidation Proposal – The Core-Portfolio Sale Agreements – Termination of the Core-Portfolio Sale Agreements and Remedies for Default.”

Q.	When do you believe the Core-Portfolio Sale will be completed?

A.	The Company is working to complete the Core-Portfolio Sale as soon as practicable and currently expects that the Core-Portfolio Sale will be completed approximately 30 days following the receipt of stockholder approval of the Plan of Liquidation Proposal at the annual meeting. However, the closing is not assured nor can the Company cannot predict the exact timing of the completion of the Core-Portfolio Sale because it is subject to a number of conditions to closing and the purchaser may extend the closing by 30 days under certain circumstances. See “Proposal 1: The Plan of Liquidation Proposal – The Core-Portfolio Sale Agreements.”

Q.	Do you have agreements to sell your remaining properties? Are any pending transactions as of the date of this proxy statement, other than the Core-Portfolio Sale, subject to stockholder approval?

A.	As of the date of this proxy statement, including the Core-Portfolio Sale Agreements, the Company had entered into agreements to sell all of its remaining properties. Other than the sale of the Core-Portfolio Properties, the other pending property sales are not contingent upon approval by our stockholders of the Plan of Liquidation Proposal. If the Plan of Liquidation Proposal is approved, the net proceeds from the sale of Watertower Apartments and the anticipated net proceeds from such sales will be included in the liquidating distributions to be paid to stockholders of the Company and are included in the range of estimated net proceeds from liquidation discussed in this proxy statement. The Company intends to sell all of its assets other than the Core-Portfolio Properties whether or not our stockholders approve the Plan of Liquidation Proposal. See “Our Business and Properties,” “Proposal 1: The Plan of Liquidation Proposal – The Core-Portfolio Sale.” However, there can be no assurance that the Company will complete such sales or distribute any of the proceeds therefrom if the Plan of Liquidation Proposal is not approved.

Q.	Why is the Company selling, or committing to sell, properties in advance of the stockholder vote on the Plan of Liquidation?

A.	Each of the board of directors and the Special Committee believes that selling, or committing to sell, properties in advance of the stockholder vote on the Plan of Liquidation Proposal is in the best interest of the Company and its stockholders for several reasons:

•

The sale prices that we can obtain in the current market are favorable, and waiting to enter into sale agreements until after the stockholder vote on the Plan of Liquidation Proposal would entail the risk that market or property conditions would deteriorate during that time.

•	By entering into purchase and sale agreements in advance of the stockholder vote, our stockholders will have a clearer idea about the likely range of liquidating distributions they will receive.
•	The Core-Portfolio Properties are sufficient in size to support a viable, longer-term business plan should our stockholders choose not to approve the Plan of Liquidation.

Q.	Do I have appraisal or dissenters rights in connection with the liquidation?

A.	Pursuant to Maryland law and the charter, you are not entitled to appraisal or dissenters rights (or rights of an objecting stockholder) in connection with the Plan of Liquidation.

Q.	What is the Plan of Liquidation?

A.	The Plan of Liquidation authorizes us to undertake an orderly liquidation. In an orderly liquidation, we would sell all of our remaining properties, including the Core-Portfolio Properties, pay all of our known liabilities, provide for the payment of our unknown or contingent liabilities, distribute our remaining cash to our stockholders, wind up our operations and dissolve.

As of the date of this proxy statement and including the Core-Portfolio Sale Agreements, the Company had entered into agreements to sell all of its remaining properties. Other than the sale of the Core-Portfolio Properties, the other pending property sales are not contingent upon approval by our stockholders of the Company of the Plan of Liquidation Proposal.

In order to dissolve, we will file articles of dissolution (“Articles of Dissolution”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), our jurisdiction of incorporation, to dissolve the Company as a legal entity following the satisfaction of our outstanding liabilities. The board of directors, in its sole discretion, will determine the timing for this filing. We expect to pay liquidating distributions to our stockholders during the liquidation process and to pay the final liquidating distribution after we sell all of our remaining properties, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within 12 months after stockholder approval of the Plan of Liquidation. A final liquidating distribution to our stockholders may not be paid until all of our liabilities have been satisfied. Upon dissolution, the Company will cease to exist.

Q.	What are the key provisions of the Plan of Liquidation?

A.	The Plan of Liquidation provides, in pertinent part, that, among other things:

•

We will be authorized to sell all of our remaining properties, liquidate and dissolve the Company and distribute the net proceeds from liquidation in accordance with the provisions of the charter and applicable law. Although we currently anticipate that we will sell our properties for cash and our discussion in this proxy statement contemplates that we will receive cash for the sale of our properties, the Plan of Liquidation provides that our properties may be sold for cash, notes or such other assets as may be conveniently liquidated or distributed to our stockholders.

•	We will be authorized to take all necessary or advisable actions to wind up our business, pay our debts and distribute the remaining proceeds to our stockholders.
•	We will be authorized to provide for the payment of any unascertained or contingent liabilities. We may do so by purchasing insurance, by establishing a reserve fund or in other ways.
•

We expect to distribute all of the net proceeds from liquidation to you within 12 months after the date the Plan of Liquidation is approved by our stockholders. However, if we cannot sell our properties and pay our debts within 24 months, or if the board of directors and the Special Committee determine that it is otherwise advisable to do so, we may transfer and assign our remaining assets to a liquidating trust. Upon such transfer and assignment, our stockholders will receive beneficial interests in the liquidating trust. The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from liquidation to the holders of beneficial interests in the liquidating trust. The amounts that you would receive from the liquidating trust are included in our estimates described above of the total amount of cash that you will receive in the liquidation.

•

Prior to the acceptance for record of the Articles of Dissolution by the SDAT, the board of directors may terminate the Plan of Liquidation for any reason, subject to and contingent upon the approval of such termination by our stockholders. Notwithstanding approval of the Plan of Liquidation by our stockholders, the board of directors or, if a liquidating trust is established, the trustees of the liquidating trust, may make certain modifications or amendments to the Plan of Liquidation without further action by or approval of our stockholders to the extent permitted under law.

•	Once we pay our final liquidating distribution and dissolve, all of our outstanding shares of stock will be cancelled and the Company will cease to exist.

For more information, see “Proposal 1: The Plan of Liquidation Proposal.”

Q.	Is separate stockholder approval required for the sale of the Core-Portfolio Properties?

A.	No. If the Plan of Liquidation is approved, the Company intends to sell the Core-Portfolio Properties pursuant to the Core-Portfolio Sale or otherwise.

Q:	Did you obtain any opinions about the fairness of the Core-Portfolio Sale and the Core-Portfolio Consideration?

A:	Yes. In connection with the Core-Portfolio Sale, Robert A. Stanger & Co., Inc. (“Stanger”) rendered an opinion, dated August 14, 2017, to the Special Committee as to the fairness, from a financial point of view, to our stockholders of the Core-Portfolio Consideration. The Special Committee engaged Stanger to act as the Company’s financial advisor and to assist the Special Committee with its evaluation of the Company’s strategic alternatives. The full text of Stanger’s written opinion is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Stanger in rendering its opinion.

Stanger’s opinion did not address the merits of the underlying decision by the Company to enter into the Core-Portfolio Sale Agreements or related documents or the relative merits of the Core-Portfolio Sale or any related transactions compared with other business strategies or transactions available or that have been or might be considered by the Company or the board of directors or in which the Company might engage, including, without limitation, any other asset sales or dispositions, plan of liquidation or otherwise. Stanger’s advisory services and opinion were provided for the information and assistance of the Special Committee in connection with the Special Committee’s evaluation of the Company’s strategic alternatives and its consideration of the Core-Portfolio Sale, and the opinion does not constitute a recommendation as to how any holder of the Company’s common stock should vote with respect to the Plan of Liquidation Proposal or any other matter.

Q.	If the Plan of Liquidation Proposal is approved, what do you estimate that the Company’s stockholders will receive?

A.

We currently estimate that, if the Plan of Liquidation Proposal is approved by our stockholders and we are able to implement the plan successfully, our net proceeds from liquidation and, therefore, the amount of cash that you would receive for each share of our common stock that you then hold, would range between approximately $8.27 and $8.70 per share. This amount is in addition to the previous $1.00 per share Wesley Village Special Distribution. Our range of estimated net proceeds from liquidation is based upon (i) the aggregate of the following amounts (a) the net proceeds received from the sale of Watertower Apartments, (b) the contract sales price of each of our remaining properties, less applicable closing credits with certain adjustments and allowances made to such values as we believe are reasonable to take into account and variances in the final contract sales prices and (c) our estimate of cash flows from operations we will receive through the completion of our liquidation and dissolution, reduced by (ii) the aggregate of the following amounts (a) our estimated indebtedness, including pre-payment penalties, (b) the estimated disposition costs and fees through the completion of our liquidation and dissolution, and (c) the estimated corporate and other liquidation and dissolution costs through the completion of our liquidation and dissolution.

There are many factors that may affect the ultimate amount of liquidating distributions received by our stockholders, including, among other factors: (i) the actual dates of the closings of, and the ultimate amount of net proceeds received for, the sale of our remaining properties; (ii) the amount of taxes, transaction fees and expenses relating to the Plan of Liquidation; and (iii) amounts needed to pay or provide for our liabilities and expenses, including unanticipated or contingent liabilities that could arise. No assurance can be given as to the amount of liquidating distributions you will ultimately receive. These estimates are also based upon market, economic, financial and other circumstances and conditions existing as of the date of this proxy statement, and any changes in such circumstances and conditions during the liquidation process could have a material effect on the ultimate amount of liquidating distributions received by our stockholders. See “Risk Factors” and “Proposal 1: The Plan of Liquidation Proposal – Background of the Plan of Liquidation and the Core-Portfolio Sale.”

Q.	When will I receive my liquidating distributions?

A.	If the Plan of Liquidation is approved by our stockholders, we intend to pay the initial liquidating distribution within two months of stockholder approval, with such distribution to be funded from the proceeds from property sales, including the Core-Portfolio Sale. We expect to pay a final liquidating distribution after we sell all of our remaining properties, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within 12 months after stockholder approval of the Plan of Liquidation. We cannot assure you that the final distribution will be paid within that 12-month period. If we have not sold all of our remaining properties and paid all of our liabilities within 24 months after stockholder approval of the Plan of Liquidation, or if the board of directors and the Special Committee otherwise determine that it is advantageous to do so, we may transfer our remaining assets and liabilities to a liquidating trust. We would then distribute beneficial interests in the liquidating trust to our stockholders. If we establish a reserve fund, we may pay a final distribution from any funds remaining in the reserve fund after we determine that all of our liabilities have been paid.

The actual amounts and timing of the liquidating distributions will be determined by the board of directors or, if a liquidating trust is formed, by the trustees of the liquidating trust, in their discretion. If you transfer your shares during the liquidation process, the right to receive liquidating distributions will transfer with those shares.

Q.	What is a liquidating trust?

A.	A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it. If we form a liquidating trust, we will transfer to our stockholders beneficial interests in the liquidating trust. This transfer of beneficial interests will constitute a taxable distribution to you in redemption of your ownership of our common stock. Beneficial interests in the liquidating trust will generally not be transferable by you.

Q.	What will happen to my regular monthly distributions?

A.	Given (i) our dispositions of Wesley Village and Watertower Apartments, (ii) the fact that, as of the date of this proxy statement, all of our remaining properties were under contract to sell and, other than the sale of the Core-Portfolio Properties, such sales do not require approval by our stockholders and (iii) the board of directors’ recommendation that our stockholders approve the Plan of Liquidation, we anticipate that we will cease paying regular monthly distributions prior to December 19, 2017, the date of the annual meeting. After we cease paying regular monthly distributions, we expect to satisfy the REIT distribution requirements through the payment of liquidating distributions. Of course, every payment of distributions will be subject to the availability of cash and the discretion of the board of directors.

Q.	What will happen to my shares of stock?

A.	If our stockholders approve the Plan of Liquidation Proposal, after we have sold all of our remaining properties, satisfied our liabilities, paid our final liquidating distribution to our stockholders and filed the Articles of Dissolution with the SDAT, all shares of our common stock owned by you will be cancelled.

Q.	Do your directors and officers or their affiliates have any interests in the liquidation that differ from my own?

A.	Yes, some of our directors and officers, the Advisor, the Sub-Advisor (defined below), Legacy Partners, Inc. (“LPI”), which is our property manager, and their affiliates may have interests in the liquidation that are different from your interests as a stockholder, including the following:

•

Two of our executive officers, Peter M. Bren and Peter McMillan III, are officers of the Advisor and/or one or more of the Advisor’s affiliates and are compensated by those entities, in part, for their service rendered to us. Two of our other executive officers, Messrs. Henry and Hays, are officers of LPI and/or one or more of LPI’s affiliates and are compensated by those entities, in part, for their service rendered to us. We currently do not pay any direct compensation to our executive officers. Messrs. Bren and Henry are also two of our directors.

•

Pursuant to the terms of the advisory agreement, the Advisor is expected to be entitled to disposition fees in connection with the sale of our properties, including the Core-Portfolio Properties. These disposition fees, including fees for the sale of Watertower Apartments, are estimated to be between approximately $2.7 million and $2.8 million, depending upon the prices we receive for the sale of our properties.

•

LPI earns property management fees from us and receives certain reimbursements from us for its services. LPI will continue to earn such fees and receive reimbursements as long as we continue to own any properties. Based on the properties we owned as of the date of this proxy statement, including the Core-Portfolio Properties, we project that we may pay LPI an aggregate of approximately $0.5 million during the liquidation process, although this estimate may vary significantly based on the timing of property sales.

•

Gary T. Kachadurian, one of the Company’s independent directors, serves on the board of directors of the buyer of Wesley Village, which we sold on March 9, 2017, and also serves as an officer of the external manager to such buyer. Although not anticipated, such buyer could bid on one of our remaining properties. Mr. Kachadurian also had a consulting relationship with a third party that is currently in negotiations to acquire one of the properties in our portfolio. The consulting relationship ended on July 31, 2017.

•

KBS-Legacy Apartment Community REIT Venture, LLC (the “Sub-Advisor”), which is a joint venture among the Advisor and Legacy Partners Residential Realty LLC (“LPRR LLC”), owns a total of 20,000 shares of our common stock, for which we estimate it will receive liquidating distributions of between approximately $165,000 and $174,000 in connection with our liquidation.

Consequently, some of our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates, in some instances, may be more motivated to support the Plan of Liquidation than might otherwise be the case if they did not expect to receive those payments. Additionally, because of the above conflicts of interest, some of our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates may be motivated to make decisions or take actions based on factors other than the best interest of our stockholders throughout the liquidation process. The board of directors and the Special Committee each was aware of these interests and considered them in making their respective recommendations. For further information regarding interests that differ from your interests, please see “Proposal 1. The Plan of Liquidation Proposal - Interests in the Plan of Liquidation that Differ from Your Interests.”

Q.	Are there any risks related to the Plan of Liquidation?

A.	Yes. You should carefully review the section of this proxy statement entitled “Risk Factors.”

Q.	What are the U.S. federal income tax consequences of the Plan of Liquidation?

A.	Subject to the limitations, assumptions, and qualifications described in this proxy statement and the approval by our stockholders of the Plan of Liquidation, the intended liquidation and dissolution of the Company pursuant to the Plan of Liquidation will constitute a taxable distribution to you in redemption of your ownership of our common stock, with the following material federal income tax consequences to our stockholders.

In general, if the Plan of Liquidation is approved and we are liquidated, you will realize, for U.S. federal income tax purposes, gain or loss equal to the difference between the cash distributed to you by the Company and your adjusted tax basis in our common stock. Note that any loss inherent in your common stock would not be recognizable until the final liquidating distribution is made, which would likely be during the 2018 taxable year. If we distribute beneficial interests in a liquidating trust (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” in this proxy statement) to you, you would be required to recognize any gain in the taxable year of the distribution of the liquidating trust beneficial interests (to the extent that you have not recognized such gain in prior taxable years), although you may not receive the cash necessary to pay the tax on such gain. If you receive cash from the liquidating trust, you may receive such cash after the due date for filing your tax return and paying the tax on such gain. Distributions of beneficial interests in the liquidating trust will also constitute a final liquidating distribution that should allow the recognition of any loss. A summary of the possible tax consequences to you is included in “Material U.S. Federal Income Tax Consequences” in this proxy statement.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF SUCH TRANSACTIONS.

Q.	Why is the Company seeking a stockholder vote on the Adjournment Proposal?

A.	Adjourning the annual meeting to a later date will give us additional time to solicit proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting. Consequently, we are seeking your approval of the Adjournment Proposal to permit us (i) to proceed with the voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and (ii) subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting.

Q.	Who can help answer my questions?

A.	If you have any questions about the annual meeting, the Plan of Liquidation Proposal, any of the Charter Amendment Proposals, the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm or the Adjournment Proposal, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact us or Broadridge.

KBS Legacy Partners Apartment REIT, Inc. 800 Newport Center Drive, Suite 700 Newport Beach, California (949) 417-6500 Attn: Client Services	Broadridge Financial Solutions, Inc. (888) 554-9413

RISK FACTORS

The following risk factors, together with the other information in this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference into this proxy statement (see “Where You Can Find More Information”), should be carefully considered by each of our stockholders before deciding whether to vote to approve the Plan of Liquidation Proposal or Charter Amendment Proposals as described in this proxy statement. In addition, our stockholders should keep in mind that the risks described below are not the only risks that are relevant to a voting decision. The risks described below are the risks that we currently believe are the material risks of which our stockholders should be aware. However, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important.

RISKS THAT MAY DELAY OR REDUCE OUR LIQUIDATING DISTRIBUTIONS

We currently estimate that, if the Plan of Liquidation Proposal is approved by our stockholders and we are able to implement the plan successfully, our net proceeds from liquidation and, therefore, the amount of cash that you would receive for each share of our common stock that you then hold, would range between approximately $8.27 and $8.70 per share, which would be in addition to the previous $1.00 per share Wesley Village Special Distribution. We anticipate paying our liquidating distributions from such net proceeds from liquidation within 12 months after stockholder approval of the Plan of Liquidation. However, our expectations about the amount of liquidating distributions that we will pay and when we will pay them are based on certain estimates and assumptions, one or more of which may prove to be incorrect. As a result, the actual amount of liquidating distributions we pay to you may be more or less than we estimate in this proxy statement and the liquidating distributions may be paid later than we predict. In addition to the risks that we generally face in our business, factors that could cause actual liquidating distribution payments to be lower or paid later than we expect include, among others, the risks set forth below:

Our liquidating distributions may be delayed or reduced if our properties that are under contract for sale do not close for the price or on the date expected.

As of the date of this proxy statement, the Company had entered into agreements to sell all of its remaining properties. These sales, including the Core-Portfolio Sale, are subject to satisfaction of closing conditions. If any of the transactions contemplated by these sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the properties, which we may be unable to do promptly or at prices or on terms that are as favorable as the original sale agreement. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for these properties. These additional costs are not included in our projections. In the event that we incur these additional costs, our liquidating distributions, including our anticipated initial liquidating distribution, paid to you would be delayed or reduced.

No assurance can be given as to the amount of liquidating distributions you will ultimately receive. For more information on the determination of our range of estimated net proceeds from liquidation, see “Proposal 1. The Plan of Liquidation Proposal – Determination of the Range of Estimated Net Proceeds from Liquidation.”

If our liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.

Before paying the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. The board of directors may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium that has not yet been determined. The board of directors may also decide to establish a reserve fund to pay these contingent claims. The amounts of the various transaction costs in the liquidation are not yet final, so we have used estimates of these costs in calculating the amounts of our range of estimated net proceeds from liquidation. To the extent that we have underestimated these costs in calculating our projections, our actual net proceeds from liquidation per share may be lower than the low end of our range of estimated net proceeds from liquidation per share. In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, or if we establish a reserve fund, payment of liquidating distributions to you may be delayed or reduced.

If our stockholders do not approve the Plan of Liquidation, we may sell the rest of our properties, other than the Core-Portfolio Properties, which would cause our general and administrative expenses to increase relative to our revenue, result in lower distributions to our stockholders if we begin paying regular monthly distributions again and could adversely affect stockholder returns.

Only the sale of the Core-Portfolio Properties is contingent on stockholder approval of the Plan of Liquidation Proposal. We sold Watertower Apartments on September 12, 2017. Due to current favorable market conditions, we have entered into purchase and sale agreements to sell all of our remaining properties. Other than the Core-Portfolio Properties, we may sell any or all of our remaining properties in advance of the vote of the Plan of Liquidation. If our stockholders do not approve the Plan of Liquidation, we may sell some or all of our remaining properties (excluding the Core-Portfolio Properties) and may, in fact, be obligated to do so under purchase and sale agreements entered into before the stockholder vote on the Plan of Liquidation. Although we believe that such sales may be in our best interest due to current favorable market and property conditions, such sales would cause our general and administrative expenses to increase relative to our revenue. In addition, if we have ceased paying regular monthly distributions prior to the date of the annual meeting as anticipated, we may begin paying regular monthly distributions again, but such distributions likely would be less than our previous regular monthly distributions, as would be appropriate for the Company’s smaller size.

If our stockholders do not approve the Plan of Liquidation, we would not be able to close on the Core-Portfolio Sale and we would owe certain payments to the purchaser.

The Core-Portfolio Sale is contingent on stockholder approval of the Plan of Liquidation Proposal. Under the terms of the Core-Portfolio Sale Agreements, if our stockholders do not approve the Plan of Liquidation Proposal, we would be required to return the purchaser’s earnest money deposit and reimburse the purchaser for its documented out-of-pocket third-party costs and expenses incurred in connection with Core-Portfolio Sale Agreements up to a maximum aggregate amount of $250,000.

Pursuing the Plan of Liquidation may cause us to fail to qualify as a REIT, which would dramatically lower the amount of our liquidating distributions.

For so long as we qualify as a REIT and distribute all of our REIT taxable income, we generally are not subject to federal income tax. Although the board of directors does not presently intend to terminate our REIT status prior to paying the final liquidating distribution to our stockholders and our dissolution, the board of directors may take actions pursuant to the Plan of Liquidation that would result in such a loss of REIT status. Upon payment of the final liquidating distribution and our dissolution, our existence and our REIT status will terminate. However, there is a risk that our actions during the liquidation process may cause us to fail to meet one or more of the requirements that must be met in order to qualify as a REIT prior to completion of the Plan of Liquidation. For example, to qualify as a REIT, generally at least 75% of our gross income in each taxable year must come from real estate sources and generally at least 95% of our gross income in each taxable year must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. We may encounter difficulties satisfying these requirements during the liquidation process. In addition, in connection with that process, we may recognize ordinary income in excess of the cash received. The REIT rules require us to pay out a large portion of our ordinary income in the form of a dividend to our stockholders. However, to the extent that we recognize ordinary income without any cash available for distribution, and if we were unable to borrow to fund the required dividend or find another way to meet the REIT distribution requirements, we may cease to qualify as a REIT. Although we expect to comply with the requirements necessary to qualify as a REIT in any taxable year, if we are unable to do so, we will, among other things (unless entitled to relief under certain statutory provisions):

•	not be allowed a deduction for dividends paid to stockholders in computing our taxable income;
•	be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income, including recognized gains, at regular corporate rates;
•	be subject to increased state and local taxes; and

•	be disqualified from treatment as a REIT for the taxable year in which we lose our qualification and for the four following taxable years.

As a result of these consequences, our failure to qualify as a REIT could substantially reduce the amount of liquidating distributions we pay to our stockholders.

Pursuing the Plan of Liquidation may cause us to be subject to federal income tax, which would reduce the amount of our liquidating distributions.

We generally are not subject to federal income tax to the extent that we distribute to our stockholders during each taxable year (or, under certain circumstances, during the subsequent taxable year) dividends equal to our taxable income for the year. However, we are subject to federal income tax to the extent that our taxable income exceeds the amount of dividends paid to our stockholders for the taxable year. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year, plus 95% of our capital gain net income for that year, plus 100% of our undistributed taxable income from prior years. Although we intend to pay distributions to our stockholders sufficient to avoid the imposition of any federal income tax on our taxable income and the imposition of the excise tax, differences in timing between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at our taxable income, could cause us to have to either borrow funds on a short-term basis to meet the REIT distribution requirements, find another alternative for meeting the REIT distribution requirements, or pay federal income and excise taxes. The cost of borrowing or the payment of federal income and excise taxes would reduce the amount of liquidating distributions we pay to our stockholders.

So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. The prohibited transactions tax is intended to prevent a REIT from retaining any profit from the sales of properties held primarily for sale to customers in the ordinary course of business. The Internal Revenue Code of 1986, as amended (the “Code”) provides for a “safe harbor” which, if all its conditions are met, would protect a REIT’s property sales from being considered prohibited transactions. Whether a property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our remaining properties are held for investment and the production of rental income, and that none of the prior or contemplated sales of our remaining properties will constitute a prohibited transaction. We do not believe that the sales of our properties pursuant to the Plan of Liquidation should be subject to the prohibited transactions tax. However, due to the anticipated sales volume and other factors, the contemplated sales may not qualify for the protective safe harbor. There can be no assurances that the IRS will not successfully challenge the characterization of properties we hold for purposes of applying the prohibited transaction tax.

Distributing beneficial interests in a liquidating trust may trigger tax consequences to our stockholders.

The REIT provisions of the Code generally require that each year we distribute as a dividend to our stockholders 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain). Liquidating distributions we pay pursuant to the Plan of Liquidation will qualify for the dividends paid deduction, provided that they are paid within 24 months of the adoption of such plan. Conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our properties at acceptable prices during such period. In such event, rather than retain our properties and risk losing our status as a REIT, we may elect to transfer our remaining assets and liabilities to a liquidating trust in order to meet the 24-month requirement. We may also elect to transfer our remaining assets and liabilities to a liquidating trust within such 24-month period and seek relief from the SEC from certain reporting requirements under the Exchange Act to avoid the costs of operating as a public company, or if the board of directors and Special Committee determine that it is otherwise advantageous or appropriate to do so. Such a transfer would be treated as a distribution of our remaining assets to our stockholders, followed by a contribution of the assets to the liquidating trust. As a result, a stockholder would recognize gain to the extent such stockholder’s share of the cash and the fair market value of any assets received by the liquidating trust was greater than the stockholder’s basis in the stock, notwithstanding that the stockholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. To the extent such stockholder’s share of the cash and the fair market value of any assets received by the liquidating trust is less than the stockholder’s basis in the stock, such loss is expected to be recognizable at the time of the transfer to the liquidating trust, but not before such time. See “Material U.S. Federal Income Tax Consequences – U.S. Federal Income Tax Consequences to U.S. Stockholders” in this proxy statement. In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the stockholder’s gain at the time the beneficial interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a sale of the assets. In this case, the stockholder would recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, which loss may be limited under the Code.

OTHER RISKS OF THE PROPOSALS

Our entity value may be adversely affected by adoption of the Plan of Liquidation.

Once our stockholders approve the Plan of Liquidation, we expect to be committed to winding-up our operations. This may adversely affect the value that a potential acquirer might place on the Company. It may also preclude other beneficial courses of action not yet identified by the board of directors.

The sole and exclusive remedy for the Company if the purchaser fails to consummate the Core-Portfolio Sale is payment to the Company of the purchaser’s earnest money and, in certain situations, the payment of certain amounts related to the defeasance of the mortgages secured by certain of the Core-Portfolio Properties.

In the event that the purchaser fails to honor its contractual obligation to consummate the Core-Portfolio Sale, the Company’s sole and exclusive remedy is the payment to the Company of the purchaser’s earnest money deposit and, in certain situations, the payment of certain amounts related to the defeasance of the mortgages secured by certain of the Core-Portfolio Properties. The Company has no right to bring an action for specific performance in order to compel the purchaser to comply with its covenants or consummate the Core-Portfolio Sale. In the event that the Core-Portfolio Sale is not consummated, there is no guarantee that the Company will be able to sell the Core-Portfolio Properties for an amount equal to or exceeding the Core-Portfolio Consideration. The foregoing factors may reduce the cash available for liquidating distributions to our stockholders.

There can be no assurance that a planned liquidation pursuant to the Plan of Liquidation will maximize stockholder value to a greater extent at this time than would otherwise occur through other alternatives considered by the board of directors and the Special Committee and described in this proxy statement.

If our stockholders approve the Plan of Liquidation, they will no longer participate in any future earnings or benefit from any increases in the value of our properties once such properties are sold. Although the board of directors and the Special Committee each believes that a planned liquidation will be more likely to maximize stockholder value at this time than otherwise would occur through the other alternatives considered by the board of directors and the Special Committee and described in this proxy statement, it is possible that pursuing one or more of the other alternatives would maximize stockholder value to a greater extent at this time. In that case, we will be foregoing those opportunities if we implement the Plan of Liquidation.

In certain circumstances, the board of directors may terminate, amend, modify or delay implementation of the Plan of Liquidation even if it is approved by our stockholders.

The board of directors has adopted and approved the Plan of Liquidation. Nevertheless, prior to the acceptance for record of the Articles of Dissolution by the SDAT, the board of directors may terminate the Plan of Liquidation for any reason, subject to and contingent upon the approval of such termination by our stockholders. Notwithstanding approval of the Plan of Liquidation by our stockholders, the board of directors or, if a liquidating trust is established, the trustees of the liquidating trust, may make certain modifications or amendments to the Plan of Liquidation without further action by or approval of our stockholders to the extent permitted under law. Although the board of directors has no present intention to pursue any alternative to the Plan of Liquidation, the board of directors may conclude that terminating the Plan of Liquidation is in the best interest of the Company and our stockholders. If the board of directors elects to pursue any alternative to the Plan of Liquidation, our stockholders would have to approve the termination of the Plan of Liquidation and may not receive any of the cash currently estimated to be available for distribution to our stockholders pursuant to the Plan of Liquidation.

Our stockholders could, in some circumstances, be held liable for amounts they received from us in connection with our dissolution.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each of our stockholders could be held liable for the payment to our creditors of such stockholder’s pro rata portion of the excess, limited to the amounts previously received by the stockholder in distributions from us or the liquidating trust, as applicable. If a court holds at any time that we failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction to prevent us from paying distributions under the Plan of Liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of such expenses and liabilities. Any such action could delay or substantially diminish the amount of liquidating distributions to be paid to our stockholders or holders of beneficial interests of any liquidating trust.

We will continue to incur the expenses of complying with public company reporting requirements.

Until our liquidation and dissolution is complete, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with these reporting requirements is economically burdensome. Moreover, even if the Reporting Proposal is approved and the charter would no longer require us to provide audited financial statements to our stockholders, any decision by the Company to cease providing audited financial statements to our stockholders would require that the SEC grant us relief from certain reporting requirements under the Exchange Act. If the Plan of Liquidation is approved, in order to curtail expenses, we intend, after filing our Articles of Dissolution, to seek relief from the SEC from certain reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution, along with any other reports that the SEC might require, but would discontinue filing annual and quarterly reports on Forms 10-K and 10-Q. However, the SEC may not grant any such relief. To the extent that we delay filing the Articles of Dissolution or if the SEC does not grant such relief, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act. The expenses we incur in complying with the applicable reporting requirements would reduce the amount of liquidating distributions we pay to our stockholders.

Approval of the Plan of Liquidation may lead to stockholder litigation, which could result in substantial costs and distract our management.

Extraordinary corporate actions by a company, such as our proposed Plan of Liquidation or the Core-Portfolio Sale, sometimes lead to lawsuits being filed against that company or its management or both. We may become involved in this type of litigation in connection with the Plan of Liquidation Proposal. As of the date of this proxy statement, no such lawsuits relative to the Plan of Liquidation were pending or, to our knowledge, threatened. However, if such a lawsuit is filed against us, the litigation could be expensive and divert management’s attention from implementing the Plan of Liquidation.

Our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates may have conflicts of interest that may influence their support of the Plan of Liquidation and may cause them to manage our liquidation in a manner not solely in the best interest of our stockholders.

In considering the recommendations of the board of directors and the Special Committee with respect to the Plan of Liquidation Proposal, you should be aware that our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates may have interests in the liquidation that are different from your interests as a stockholder. The board of directors and the Special Committee each was aware of these actual and potential conflicts of interest and considered them in making their respective recommendations. Some of the conflicts of interest presented by the liquidation are summarized below.

•

Two of our executive officers, Messrs. Bren and McMillan, are officers of the Advisor and/or one or more of the Advisor’s affiliates and are compensated by those entities, in part, for their service rendered to us. Two of our other executive officers, Messrs. Henry and Hays, are officers of LPI and/or one or more of LPI’s affiliates and are compensated by those entities, in part, for their service rendered to us. We currently do not pay any direct compensation to our executive officers. Messrs. Bren and Henry are also two of our directors.

•

Pursuant to the terms of the advisory agreement, the Advisor is expected to be entitled to disposition fees in connection with the sale of our properties, including the Core-Portfolio Properties. These disposition fees, including fees for the sale of Watertower Apartments, are estimated to be between approximately $2.7 million and $2.8 million, depending upon the prices we receive for the sale of our properties.

•

LPI earns property management fees from us and receives certain reimbursements from us for its services. LPI will continue to earn such fees and receive reimbursements as long as we continue to own any properties. Based on the properties we owned as of the date of this proxy statement, including the Core-Portfolio Properties, we project that we may pay LPI an aggregate of approximately $0.5 million during the liquidation process, although this estimate may vary significantly based on the timing of property sales.

•

Mr. Kachadurian, one of the Company’s independent directors, serves on the board of directors of the buyer of Wesley Village, which we sold on March 9, 2017, and also serves as an officer of the external manager to such buyer. Although not anticipated, such buyer could bid on one of our remaining properties. Mr. Kachadurian also had a consulting relationship with a third party that is currently in negotiations to acquire one of the properties in our portfolio. The consulting relationship ended on July 31, 2017.

•

The Sub-Advisor owns a total of 20,000 shares of our common stock, for which we estimate it will receive liquidating distributions of between approximately $165,000 and $174,000 in connection with our liquidation.

Consequently, our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates, in some instances, may be more motivated to support the Plan of Liquidation than might otherwise be the case if they did not expect to receive those payments. Additionally, because of the above conflicts of interest, our directors, our officers, the Advisor, the Sub-Advisor, LPI and their affiliates may be motivated to make decisions or take actions based on factors other than the best interest of our stockholders throughout the liquidation process.

Our sponsors, our officers, two of our directors, the Advisor, LPI and the real estate professionals assembled by the Advisor, Sub-Advisor and LPI will face competing demands on their time, which may adversely affect their management of our liquidation.

As of the date of this proxy statement, one KBS-sponsored non-traded REIT, KBS Real Estate Investment Trust, Inc. (“KBS REIT I”) had begun implementation of a plan of liquidation and dissolution after receiving stockholder approval for such plan and two additional KBS-sponsored non-traded REITs, KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”) and KBS Strategic Opportunity REIT, Inc. (“KBS SOR”), had announced that they are exploring strategic alternatives. The Advisor acts as the advisor for KBS REIT I, KBS REIT II and KBS SOR and thus, if our stockholders approve the Plan of Liquidation, during the liquidation process, the key real estate professionals at the Advisor, including Messrs. Bren and McMillan, on whom we will depend to carry out the Plan of Liquidation, will be required to perform the same duties relating to the liquidation and dissolution of KBS REIT I and potentially time-demanding duties with respect to the implementation of any strategic alternatives chosen for KBS REIT II and KBS SOR.

In addition, along with KBS REIT I, KBS REIT II and KBS SOR, KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), KBS Strategic Opportunity REIT II, Inc. (“KBS SOR II”) and KBS Growth & Income REIT, Inc. (“KBS Growth & Income REIT”), each of which is a KBS-sponsored non-traded REIT, and other KBS-advised institutional investors are also advised by the Advisor or affiliates of the Advisor and rely on many of the same real estate professionals as we do, including Messrs. Bren and McMillan. Mr. Bren is also a director of KBS Growth & Income REIT. As a result of their obligations to these other KBS-sponsored programs or KBS-advised investors, Messrs. Bren and McMillan and the Advisor’s other real estate professionals and one of our directors face conflicts of interest in allocating their time among us, KBS REIT I, KBS REIT II, KBS REIT III, KBS SOR, KBS Legacy, KBS SOR II and KBS Growth & Income REIT, other KBS-sponsored programs and KBS-advised investors, as well as other business activities in which they are involved. In addition, Mr. Henry is Chief Executive Officer and Mr. Hays is the President of LPI which, through affiliated entities, also manages a residential real estate portfolio in addition to the Company’s properties.

As a result of their interests in other programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities, on behalf of themselves and others, Messrs. Bren, Henry, Hays, McMillan and Waldvogel and Ms. Yamane face conflicts of interest in allocating their time among us and other KBS- and Legacy-sponsored programs and other business activities in which they are involved.

Stockholder approval of the Indemnification Proposal could reduce our ability to recover certain losses and could increase defense costs for which we are responsible, both of which could reduce stockholder returns.

The Indemnification Proposal increases the risk that we and our stockholders will not be able to recover monetary damages from our directors if they fail to meet the statutory standard of conduct or from our officers if they fail to satisfy their duties under Maryland law. In addition, the Indemnification Proposal would allow for indemnification of our present and former directors and officers and the Advisor and its affiliates in circumstances where indemnification is currently limited by the charter. The reduced ability to recover from our present and former directors and officers and the Advisor and its affiliates and the increased right to indemnification would be true not only for their future acts or omissions but also for acts or omissions that occurred prior to the date of the amendment to the charter reflected in the Indemnification Proposal. The Indemnification Proposal also increases the risk that we will incur significant defense costs that would otherwise have to be borne by our present and former directors or officers or the Advisor or its affiliates.

RISKS OF OUR BUSINESS

The risk factors set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Annual Report”) and in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 (the “Q2 2017 Quarterly Report”), each as filed with the SEC, are incorporated by reference into this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. We intend that such forward-looking statements be subject to the safe harbors created by Section 21E of the Exchange Act. These statements include statements regarding the intent, belief or current expectations of the Company and members of the management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “could,” “continues,” “pro forma” or similar expressions. Among many other examples, the following statements are examples of the forward-looking statements in this proxy statement:

•	all predictions of the amount and timing of liquidating distributions to be received by our stockholders;
•	all statements regarding our ability to continue to qualify as a REIT;
•	all statements regarding how the board of directors or the Special Committee will interpret and comply with the terms of the Plan of Liquidation;
•

all statements regarding the timing of property dispositions, including the Core-Portfolio Sale, and the sales prices, including the Core-Portfolio Consideration, we will receive for our properties; and

•

all statements regarding future cash flows, future business prospects, future revenues, future working capital, the amount of cash reserves we may establish in the future, future liquidity, future capital needs, future interest costs, future income or the effects of the liquidation.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Such statements are subject to known and unknown risks and uncertainties and other unpredictable factors, many of which are beyond our control. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. Many relevant risks are described under the caption “Risk Factors” in this proxy statement, as well as throughout this proxy statement and the incorporated documents, including those in the 2016 Annual Report and in the Q2 2017 Quarterly Report, and you should consider these important cautionary factors as you read this document.

Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are:

•

uncertainties relating to the implementation of our liquidation strategy, including uncertainties relating to our ability to dispose of our remaining properties, including the Core-Portfolio Properties, at the times and the prices we expect and the satisfaction or waiver of conditions to closing for the Core-Portfolio Sale;

•

uncertainties relating to whether a planned liquidation pursuant to the Plan of Liquidation will maximize stockholder value to a greater extent at this time than would otherwise occur through the other alternatives considered by the board of directors and the Special Committee and described in this proxy statement;

•	uncertainties relating to future political, economic, competitive and market conditions;
•

uncertainties relating to our portfolio, including uncertainties relating to our ability to maintain occupancy levels and rental rates at our real estate properties, and uncertainties relating to our operations;

•	uncertainties relating to certain tax matters, including the IRS treating the sale of our properties pursuant to the Plan of Liquidation as subject to the prohibited transactions tax;

•	uncertainties regarding the impact of regulations, changes in government policy and industry competition;
•	uncertainties regarding potential stockholder litigation as a result of the Plan of Liquidation Proposal or the Core-Portfolio Sale; and
•	other risks detailed from time to time in our reports filed with the SEC. Please refer to our SEC filings for a description of such factors.

The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. The Company undertakes no obligation to update or revise forward-looking statements in this proxy statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

OUR BUSINESS AND PROPERTIES

Our Business

We are a Maryland corporation that was formed on July 31, 2009. We elected to be taxed as a real estate investment trust (“REIT”) beginning with the taxable year ended December 31, 2010 and currently qualify as a REIT for federal income tax purposes.

On March 12, 2010 we launched our initial public offering of up to 200,000,000 shares of common stock in our primary offering and 80,000,000 shares of common stock under our dividend reinvestment plan. We ceased offering shares of common stock in our primary initial public offering on March 12, 2013 and on March 13, 2013, we launched our follow-on public offering of up to $2,000,000,000 of shares of common stock in our primary follow-on offering and up to $760,000,000 of shares of common stock under our dividend reinvestment plan. We ceased offering shares in our primary follow-on offering on March 31, 2014 and completed subscription processing procedures on April 30, 2014 and we terminated our dividend reinvestment plan effective August 20, 2017. We sold an aggregate of 19,584,282 shares in the primary initial public and follow-on offerings for gross offering proceeds of $195.1 million and 2,815,940 shares under our dividend reinvestment plan for gross offering proceeds of $27.4 million.

Subject to certain restrictions and limitations, we are externally managed by the Advisor, a Delaware limited liability company and a wholly owned subsidiary of KBS Holdings LLC, which entity is wholly owned by our sponsors, Messrs. Bren and McMillan, Charles J. Schreiber, Jr. and Keith D. Hall. We refer to these individuals as our “KBS sponsors.” Our KBS sponsors control and indirectly own the Advisor. Messrs. Bren and McMillan are also two of our executive officers and Mr. Bren is one of our directors. All four of our KBS sponsors actively participate in the management and operations of the Advisor. The Advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber.

Messrs. Henry and Hays, two of our executive officers, and C. Preston Butcher, our former Chairman of the Board, former Chief Executive Officer and former director, indirectly through their trusts own and control (i) LPRR LLC, which is the co-manager of the Sub-Advisor, and (ii) LPI. Together with LPRR LLC, we refer to Messrs. Butcher, Henry and Hays as our “Legacy sponsors.” Mr. Henry is also one of our directors.

The Advisor is responsible for managing our day-to-day operations and our portfolio of properties and for the management and disposition of properties on our behalf pursuant to an advisory agreement. In addition, either directly or through the Sub-Advisor, the Advisor also provides asset management, marketing, investor-relations and other administrative services on our behalf. Subject to the terms of the advisory agreement between the Advisor and us, the Advisor delegates certain advisory duties to the Sub-Advisor, which is a joint venture among the Advisor and LPRR LLC. Notwithstanding such delegation to the Sub-Advisor, the Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement. LPI provides property management services for our properties. We have no paid employees.

Prior to the board of directors and the Special Committee recommending that you vote to approve the Plan of Liquidation, our goals and objectives for 2017 included the following: (i) making strategic property sales and using a portion of the proceeds to pay a special distribution to our stockholders; (ii) undertaking renovations at certain properties to create additional stockholder value; (iii) maintaining portfolio occupancy; (iv) increasing portfolio net cash flow and modified funds from operations (“MFFO”); (v) holding the majority of the portfolio to reduce debt prepayment penalties on mortgage loans secured by our properties; and (vi) increasing the net asset value of our portfolio.

Our Properties

With the net proceeds from our public offerings and debt financing, we invested in a portfolio of high quality apartment complexes located throughout the United States. The Company’s portfolio consists of “core” apartment complexes that were already well-positioned and producing rental income at acquisition. Prior to the March 9, 2017 disposition of Wesley Village and the September 12, 2017 disposition of Watertower Apartments, the Company’s portfolio consisted of 11 apartment complexes. As of the date of this proxy statement, the Company owned nine apartment complexes.

The following table presents certain information about our properties owned as of June 30, 2017, including those that were sold subsequent to that date.

Properties

Real Property Name and Location(1)	Date Acquired	Units	Monthly Rent(2)	Occupancy as of June 30, 2017	Approximate Average Monthly Rent per Leased Unit (3)
Legacy at Valley Ranch(4) Irving, TX	10/26/2010	504	$ 542,843	96%	$1,119.00
Poplar Creek Schaumburg, IL	02/09/2012	196	250,658	95%	1,340.00
The Residence at Waterstone(4) Pikesville, MD	04/06/2012	255	434,905	94%	1,812.00
Legacy Crescent Park Greer, SC	05/03/2012	240	196,500	93%	881.00
Legacy at Martin’s Point Lombard, IL	05/31/2012	256	334,858	96%	1,361.00
Watertower Apartments(5) Eden Prairie, MN	01/15/2013	228	308,084	98%	1,382.00
Crystal Park at Waterford(4) Frederick, MD	05/08/2013	314	363,733	94%	1,237.00
Millennium Apartment Homes Greenville, SC	06/07/2013	305	270,983	93%	958.00
Legacy Grand at Concord Concord, NC	02/18/2014	240	253,315	95%	1,116.00
Lofts at the Highlands(4) St. Louis, MO	02/25/2014	200	290,924	93%	1,573.00

TOTALS OR AVERAGE			$3,246,803	95%	$1,252.00

(1)	As of the date of this proxy statement, the Company had sold or entered into agreements to sell all of its remaining properties. For more information, see “ – Properties Under Contract to Sell” below.
(2)	Monthly rent is based on the aggregate contractual rent from tenant leases in effect as of June 30, 2017, adjusted to reflect any contractual tenant concessions.
(3)

Average monthly rent per leased unit is calculated as the aggregate contractual rent from leases in effect as of June 30, 2017, adjusted to reflect any contractual tenant concessions, divided by the number of leased units.

(4)	A Core-Portfolio Property.
(5)	The Company sold this property on September 12, 2017.

Properties Under Contract to Sell

As of the date of this proxy statement, all of our remaining properties were under contract to sell. Pursuant to the purchase and sale agreements entered into between the Company and the potential purchasers of these properties, including the Core-Portfolio Sale Agreements, the properties were under contract to sell at an aggregate sales price of approximately $382.4 million.

There can be no assurance that each of the dispositions will close on the projected closing date or that the properties will sell for the projected sales prices. In addition, other than the Core-Portfolio Sale, these pending property sales are not contingent upon approval of the Plan of Liquidation Proposal by the Company’s stockholders.

PROPOSAL 1. THE PLAN OF LIQUIDATION PROPOSAL

General

We are seeking stockholder approval of the Plan of Liquidation Proposal at the annual meeting. The Plan of Liquidation and the Core-Portfolio Sale were approved by the board of directors on August 14, 2017, subject to stockholder approval of the Plan of Liquidation Proposal. The following summary describes the material provisions of the Plan of Liquidation and the Core-Portfolio Sale. This summary does not purport to be complete and may not contain all of the information about the Plan of Liquidation or the Core-Portfolio Sale that is important to you. The Plan of Liquidation is attached hereto at Annex A and is incorporated by reference into this proxy statement and the Core-Portfolio Sale Agreements, filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on September 8, 2017 (the “Core-Portfolio 8-K”), also are incorporated by reference into this proxy statement. We encourage you to read each document carefully in its entirety for a more complete understanding of the Plan of Liquidation and the Core-Portfolio Sale. By approving the Plan of Liquidation, our stockholders will be approving our dissolution under Section 3-403 of the Maryland General Corporation Law (the “MGCL”).

Background of the Plan of Liquidation and the Core-Portfolio Sale

Chronology of Events

Nearly all of our stockholders have owned their shares, which are illiquid, for 3.5 to 7.5 years. It has always been our stated intention to consider favorable liquidity opportunities beginning at least 18 months after we ceased raising capital from new investors in a public offering, i.e., beginning sometime after the fall of 2015.

In keeping with this intention, on January 21, 2016, the board of directors formed the Special Committee to explore our strategic alternatives with the goal of providing liquidity options for our stockholders and maximizing overall returns on our investment portfolio. The Special Committee was given the maximum powers delegable under law with respect to the evaluation and implementation of strategic alternatives, including the power to engage separate advisers.

The Special Committee considered a number of potential financial advisors to assist it in its evaluation of the Company’s strategic alternatives. On April 5, 2016, the Special Committee engaged Stanger to act as the Company’s financial advisor and to assist the Special Committee with its evaluation. Stanger promptly commenced its evaluation, which included a property-level review and valuation of the Company’s real estate assets, including conducting site inspections of each property.

On May 2, 2016, the Special Committee met with representatives of Stanger and discussed various strategic alternatives, including (i) continuing to operate the Company for a five-year period followed by a liquidation of the assets of the Company (the “Going-Concern Alternative”); (ii) listing the Company’s shares on an established exchange (the “Listing Alternative”); (iii) merging the Company with an existing publicly traded company (the “Merger Alternative”); and (iv) liquidating the Company in a portfolio sale or other single- or multi-property sale transactions (the “Liquidation Alternative”). With regard to the Going-Concern Alternative, Stanger and the Special Committee discussed the relatively high level of general and administrative expenses for administering a small public company, the below-market nature of the asset-management fees paid to the Advisor, the possibility that the Advisor would be unwilling to perform asset-management services at the current below-market rates and the impact of an increase in such rates on the Company’s ability to maintain its current level of regular monthly distributions. With regard to the Listing Alternative, Stanger and the Special Committee discussed the relatively low probability of success for a listing given the small size of the Company, the relatively high level of general and administrative expenses associated with being a small public company and the external advisory structure for management of the Company. With respect to the Merger Alternative, Stanger and the Special Committee discussed the relatively low probability of success given the size of the Company, the different geographic markets in which the Company’s properties are located, the desire for liquidity for our stockholders in a strategic transaction and the substantial complexity in executing a merger transaction. With regard to the Liquidation Alternative, Stanger and the Special Committee discussed the occupancy, performance and condition of the Company’s real estate portfolio, the generally favorable real estate pricing available for multifamily assets, the risk of future interest rate increases and the impact such changes may have on real estate values and the impact of prepayment penalties associated with the Company’s debt if buyers chose not to assume that debt.

On May 4, 2016, the Special Committee further discussed the information received from Stanger and determined that it would be in the best interest of the Company to engage a broker to market the Company for sale. On June 14, 2016, the Special Committee reviewed the credentials and proposed fees of several potential brokers and directed management to negotiate and execute an engagement letter with Holliday Fenoglio Fowler, L.P., (“HFF”) to market the Company and its real estate properties for sale, which engagement letter was executed on June 15, 2016.

HFF worked with management and the Advisor to prepare marketing materials for the Company’s portfolio of assets and solicited indications of interest for the Company as a whole as well as for each individual asset and for groups of assets. First-round indications of interest were due by the end of August 2016. By that date, HFF reported that 184 potential buyers had signed confidentiality agreements and 94 tours of properties were conducted. HFF indicated that it had received non-binding offers for the entire Company or all of the Company’s assets from five bidders, ranging in price from $435 million in cash to approximately $508 million payable in the securities of another non-traded REIT. With respect to bids for individual properties or partial portfolio bids, HFF reported that adding the highest offers for each property would result in aggregate consideration of approximately $477 million.

With respect to the highest non-binding indication of interest referenced above, the interest was communicated on August 31, 2016 in a letter to the Company from Mr. Schreiber, who is one of the principals and the Chief Executive Officer of the Advisor, on behalf of another KBS-sponsored non-traded REIT regarding a potential acquisition of the Company via a merger. The consideration proposed was to be $10.90 per share (which management estimates was equivalent to approximately $508 million) paid in the form of the non-traded securities of the proposed buyer, valued at the proposed buyer’s next reported net asset value or “NAV” per share, which was to be calculated before execution of a merger agreement.

The Special Committee met on September 8, 2016 to discuss the status of the bidding process. In light of the indication of interest from the other KBS-sponsored REIT, Company counsel recommended that the Special Committee engage separate counsel for advice with respect to its evaluation of strategic alternatives and a potential sale of the Company. After Company counsel left the meeting, the Special Committee determined to instruct HFF to work with the various bidders to increase their offers. The Special Committee also discussed the need to select separate counsel. However, before separate counsel was engaged, the Company received a second letter from Mr. Schreiber on September 13, 2016 on behalf of the other KBS-sponsored REIT, stating that the independent directors of the potential buyer had directed that the program discontinue any efforts to acquire the Company.

On October 3, 2016, a joint meeting of the board of directors and the Special Committee was held to meet with HFF and management regarding the status of various potential bids for the Company and its portfolio. Mr. Kachadurian, one of the Company’s independent directors, recused himself from the meeting due to his board position and other affiliations with a potential bidder for certain of the Company’s properties and due to his consulting relationship with another potential bidder for one or more other properties. HFF indicated that only one party (“Party A”) continued to express an interest in buying the entire Company at a price that was greater than what the Company could receive by selling properties individually to their highest bidders. HFF indicated that Party A expressed an interest in buying the Company for $505 million. In comparison, HFF indicated that the highest of all of the other proposed property acquisitions at that time would have amounted to an aggregate purchase price of $472 million. HFF cautioned that that they did not have a high degree of confidence that Party A’s expression of interest was credible, but HFF did express confidence in the credibility of the other potential buyers. The Special Committee directed HFF to continue to negotiate with Party A provided that Party A could demonstrate that it had the ability to finance an acquisition of the Company.

On October 5, 2016, HFF delivered a revised letter of intent to Party A and requested that Party A provide capital references demonstrating that Party A would have the funds necessary to close the transaction.

On October 11, 2016, the Special Committee (without Mr. Kachadurian) met with representatives of HFF and management to discuss the status of the bidding process. HFF reported that Party A had failed to provide capital references and to sign the revised letter of intent. HFF also reported that the Company was in danger of losing interest from other buyers if it delayed further engagement while attempting to obtain a credible bid from Party A. The Special Committee noted that the aggregate purchase prices from the other bidders was not at the high end of the range of potential values included in Stanger’s analysis of strategic alternatives in May and also noted the impact of prepayment penalties under the Company’s loan agreements on the ultimate returns that our stockholders would receive from a sale of the Company’s properties. The Special Committee asked management to analyze the Company’s prospects if it pursued a longer-term business plan.

On October 13, 2016, the Special Committee (without Mr. Kachadurian) met with management and Stanger. Management reported that HFF had confirmed the interest of the various bidders and that there was little change in the proposed purchase prices, which at that time aggregated to $472,850,000. After taking into account transaction costs, payment of debt prepayment penalties and liquidation costs, management projected a per share distribution of approximately $8.81 if the Company chose to sell all of its assets at that time. We note that this estimate was made prior to the sale of Wesley Village and the payment of the $1.00 Wesley Village Special distribution to our stockholders. Management then presented its estimate of stockholder returns if the Company pursued a longer-term strategy, assuming the sale of one asset (Wesley Village, for which the Company had received an attractive offer), the payment of a special distribution to our stockholders with some of the net proceeds of the sale (i.e., after payment of transaction costs and repayment of debt secured by the property) and using the remaining net sale proceeds to renovate four assets. After noting various assumptions, including a 10 basis points per year increase in capitalization rates, or “cap rates,” and noting the avoidance of certain prepayment penalties through a longer-term holding period, management estimated that such a strategy would result in a liquidity event at $9.29 per share after two years (which amount includes the special distribution of some of the proceeds from the sale of Wesley Village), with only a slight reduction in the ongoing regular monthly distribution rate during that period. Management also noted that an increase in the “base case” cap rate of an additional 20 basis points would result in a liquidity event at $8.63 per share and that a decrease in the “base case” cap rate of 20 basis points would result in a liquidity event at $10.01 per share. Representatives from Stanger observed that the projected stockholder returns if liquidation were effected at that time were consistent with its estimates reported to the Special Committee in May. The Special Committee considered the execution risk of a longer-term hold but noted that the reduction of prepayment penalties and the potential returns on the capital investments in the four properties to be held appeared to offset such risk. The Special Committee asked representatives of Stanger to review management’s longer-term hold analysis and agreed to reconvene for further discussion.

On October 17, 2016, the Special Committee (without Mr. Kachadurian) met with the Company’s management as well as representatives of Stanger. After discussion, the members of the Special Committee in attendance unanimously agreed that the Company should pursue the longer-term business plan as previously described to the committee and directed management to pursue the prompt sale of Wesley Village.

On December 9, 2016, the members of the Special Committee reviewed third-party appraisals in connection with the Company’s determination of an estimated value per share as of September 30, 2016. The members of the Special Committee observed that the range of values estimated by the third-party appraiser were consistent with the bid amounts HFF received when calling for best and final offers in October from potential buyers.

On January 11, 2017, the Special Committee and the board of directors held a joint meeting to discuss the sale of Wesley Village. Mr. Kachadurian did not attend the meeting due to his board position and other affiliations with the buyer and its manager and has informed the Company that he did not participate in any of the buyer’s discussions with respect to its potential purchase of the property. The directors in attendance unanimously approved the sale as well as the payment of a disposition fee to the Advisor. The sale of Wesley Village closed on March 9, 2017 for $57.2 million, from which the Company repaid the entire $26.7 million principal balance and all other sums due under the mortgage loan secured by Wesley Village, including a prepayment penalty of $0.3 million.

On April 5, 2017, the board of directors approved the $1.00 per share Wesley Village Special Distribution. Additionally, management gave the board of directors an updated analysis based on a non-binding offer the Company had received from RREF III-P Elite Venture, LLC, the purchaser under the Core-Portfolio Sale Agreements, to purchase seven of the properties as well as assume certain loans secured by certain of these properties. The total offer on all properties was only $472 million; however, with certain loans being assumed management estimated total liquidation proceeds to our stockholders of $8.06 per share (in addition to the previous $1.00 per share Wesley Village Special Distribution). The board of directors reviewed this offer with management and compared it to the projected liquidation value if the majority of the assets were held and the four-property renovation program referenced above were undertaken, and decided not to pursue the offer at that time as the hold scenario for the assets appeared to generate better returns to stockholders.

On May 9, 2017, the Special Committee also met with members of management, who provided an update on offers for the Company’s assets. There were no significant changes in pricing from the previous offers received, and the Special Committee took no action to divert from the Company’s longer-term plan to renovate the four properties referenced above and continue to hold the Company’s portfolio.

On June 13, 2017, the Special Committee and the board of directors held a joint meeting with members of management, who provided an update on offers received for properties in the portfolio. The Company had an updated non-binding offer from RREF III-P Elite Venture, LLC with respect to six of the properties with better pricing than had been previously received, as well as attractive offers on the other remaining properties in the portfolio. Based on these offers, some of which included the assumption of the debt secured by certain of these properties, total potential sale proceeds were $482.4 million for the portfolio, which management estimated would have resulted in a net distribution to stockholders after selling and liquidation costs and debt prepayment penalties of approximately $8.46 per share (in addition to the previous $1.00 per share Wesley Village Special Distribution). As this pricing approximated the range of pricing management believed could be achieved by continuing the four-property renovation program, the Special Committee and board of directors believed these offers should be seriously considered. The Special Committee asked management to provide additional information with respect to certain liquidation scenarios provided by management, as well as additional sensitivity analysis around such scenarios. Management agreed to provide such information in a subsequent meeting.

On June 20, 2017, the Special Committee and the board of directors held a joint meeting with members of management and representatives of HFF, who reviewed indications of interest received for various properties, including Watertower Apartments. Mr. Kachadurian did not attend the meeting. Management answered a number of questions posed by the directors, including the discussion of assumptions related to certain hold and renovate scenarios as well as the outcome of certain sensitivity analyses around them. Additionally, a representative of HFF discussed the potential offers and the credentials of the various potential buyers. Based on this discussion and analysis, there was a consensus that it may be in the best interest of the Company to sell a significant number or all of the Company’s properties and that further exploration of such a strategy was warranted. In addition, all of the members of the board of directors and the Special Committee present at the meeting voted unanimously to approve the sale of Watertower Apartments to a third party on the terms presented. On June 26, 2017, the Company entered into a purchase and sale agreement to sell Watertower Apartments.

On June 30, 2017, the conflicts committee approved the sale of Millennium Apartment Homes and Legacy Crescent Park by unanimous written consent.

On July 12, 2017, the Special Committee held a joint meeting with the board of directors. Also in attendance at the meeting were members of management as well as a representative from the Company’s outside legal counsel. At the meeting, counsel discussed the legal requirements with respect to effecting a plan of liquidation and recommended that the board of directors consider the Charter Amendment Proposals should the board of directors ultimately determine that liquidation is advisable. At the meeting, management indicated that the Company could continue to pursue a long-term business plan if the Company sold all of its properties other than the Core-Portfolio Properties, noting that one potential buyer of the Core-Portfolio Properties had indicated that the Company could condition its obligation to sell those properties on stockholder approval of the sale. Management recommended that the board of directors pursue the prompt sale of all of the Company’s properties, with the sale of the Core-Portfolio Properties being subject to stockholder approval of the Plan of Liquidation. Based on the most recent potential offers, management projected that such a strategy would result in stockholder liquidating distributions of approximately $8.60 per share if all assets could be sold and liabilities paid by year-end 2017 (which would be in addition to the previous $1.00 Wesley Village Special Distribution), noting that this total amount of $9.60 was (i) $0.79 per share higher than the estimated distributions that would have been received had the Company pursued the aggressive disposition strategy under consideration at the meeting of the Special Committee on October 13, 2016 if all assets could have been sold and liabilities paid by year end 2016 and (ii) $0.14 per share higher than what would have been expected if all assets could be sold and liabilities paid by year-end 2017 under management’s longer-term hold strategy discussed at the October 13, 2016 meeting.

On July 25, 2017, Mr. Kachadurian notified the other members of the Special Committee that he was resigning from the Special Committee in light of the possibility that the Company would consider an offer from a bidder with which he was affiliated or had a business relationship. Mr. Kachadurian reaffirmed that he had had no communications with any such potential bidder regarding the sale process for any of the Company’s properties.

On August 3, 2017, the conflicts committee approved the sale of Legacy Grand at Concord by unanimous written consent. The Company entered into an agreement to sell the property later that day.

On August 9, 2017, the Company entered into an agreement to sell Legacy Crescent Park. Also on August 9, 2017, the board of directors and the Special Committee met to discuss the status of the Core-Portfolio Sale and other efforts to sell the rest of the Company’s portfolio and approved a slight decrease in the disposition price for Watertower Apartments. They also discussed a draft of this proxy statement and a draft of a proposed fairness opinion from Stanger.

On August 14, 2017, the board of directors and the Special Committee held meetings with Stanger, management and the Advisor. At the meetings, they reviewed and discussed the proposed Plan of Liquidation, the terms of the Core-Portfolio Sale, the fairness opinion from Stanger, estimates from HFF and the Advisor with respect to likely sale prices for the other assets of the Company, the other strategic alternatives described in this proxy statement and a draft of this proxy statement. The board of directors and the Special Committee each unanimously (i) approved the Core-Portfolio Sale, subject to stockholder approval of the Plan of Liquidation, (ii) concluded that the terms of the Plan of Liquidation are fair to the Company’s stockholders, advisable and in the best interest of the Company’s stockholders, (iii) approved the Plan of Liquidation and (iv) directed that the Plan of Liquidation be submitted to the Company’s stockholders for approval. See “ – Assessment of Strategic Alternatives” below for a discussion of other alternatives considered and “– Reasons for the Plan of Liquidation Proposal; Recommendation of the Board of Directors and the Special Committee” below for a discussion of the factors considered in determining that the Plan of Liquidation was in the best interest of the Company’s stockholders.

On August 23, 2017, the conflicts committee unanimously approved the sale of Legacy at Poplar Creek and Legacy at Martin’s Point. The Company entered into an agreement to sell Legacy at Martin’s Point later that day. On August 28, 2017, the Company entered into an agreement to sell Millennium Apartment Homes. On August 29, 2017, the Company entered into an agreement to sell Legacy at Poplar Creek. On September 5, 2017, the Company entered into agreements to sell the Core-Portfolio Properties. For more information, see “– The Core-Portfolio Sale” below.

On September 12, 2017, the Company sold Watertower Apartments.

As of the date of this proxy statement, all of our remaining properties were under contract to sell.

We currently estimate that, if the Plan of Liquidation Proposal is approved by our stockholders and we are able to implement the plan successfully our net proceeds from liquidation and, therefore, the amount of cash that you would receive for each share of our common stock that you then hold, would range between approximately $8.27 and $8.70 per share. This amount is in addition to the previous $1.00 per share Wesley Village Special Distribution. Our range of estimated net proceeds from liquidation is based upon (i) the aggregate of the following amounts (a) the net proceeds received from the sale of Watertower Apartments, (b) the contract sales price of each of our remaining properties, less applicable closing credits with certain adjustments and allowances made to such values as we believe are reasonable to take into account and variances in the final contract sales prices and (c) our estimate of cash flows from operations we will receive through the completion of our liquidation and dissolution, reduced by (ii) the aggregate of the following amounts (a) our estimated indebtedness, including pre-payment penalties, (b) the estimated disposition costs and fees through the completion of our liquidation and dissolution, and (c) the estimated corporate and other liquidation and dissolution costs through the completion of our liquidation and dissolution.

There are many factors that may affect the ultimate amount of liquidating distributions received by our stockholders, including, among other factors: (i) the actual dates of the closings of, and the ultimate amount of net proceeds received for, the sale of our remaining properties; (ii) the amount of taxes, transaction fees and expenses relating to the Plan of Liquidation; and (iii) amounts needed to pay or provide for our liabilities and expenses, including unanticipated or contingent liabilities that could arise. No assurance can be given as to the amount of liquidating distributions you will ultimately receive. These estimates are also based upon market, economic, financial and other circumstances and conditions existing as of the date of this proxy statement, and any changes in such circumstances and conditions during the liquidation process could have a material effect on the ultimate amount of liquidating distributions received by our stockholders. See “Risk Factors” and “Proposal 1: The Plan of Liquidation Proposal – Background of the Plan of Liquidation and the Core-Portfolio Sale.”

Assessment of Strategic Alternatives

We believe the returns our stockholders would enjoy from the implementation of the Plan of Liquidation compare favorably to our other alternatives. In lieu of the Plan of Liquidation, we could have chosen to hold some or all of our remaining properties for a longer period of time in hopes that real estate pricing would improve even more. Although this is a viable strategy and one that we will likely pursue if our stockholders do not approve the Plan of Liquidation Proposal, we believe the Plan of Liquidation is a superior alternative for the following reasons:

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Multifamily residential properties are already trading at historically high prices, and a longer-term hold period would expose us to the risks of a downturn in the real estate market, either as a result of overbuilding, a downturn in the economy or, most likely, an increase in interest rates.

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Selling a significant amount of assets while pursuing a longer-term strategy for our other assets, such as the Core-Portfolio Properties, would cause our general and administrative expenses to offset a larger percentage of our revenues as a result of our smaller size. As a public REIT, we have significant general and administrative expenses irrespective of our size.

•	We could have difficulty renewing our advisory agreement with the Advisor at the same asset-management fees if we sold a significant amount but not all of our portfolio.
•	Selling less than all of our properties would mean that our stockholders would have to hold their shares of our common stock for a longer period of time.

Alternatively, we could have pursued the Listing Alternative. However, the Special Committee did not believe this was an attractive alternative for our Company. The Special Committee, after consultation with Stanger, concluded that the public markets would discount the value of our shares because we are externally managed and because of our small size.

We also considered the Merger Alternative rather than pursue the Plan of Liquidation. However, we aggressively pursued this option, and no credible buyer surfaced that was willing to pay an amount per share higher than what we estimate we can distribute to our stockholders in connection with the Plan of Liquidation. This may have been due to the diverse geographic location of our assets or the significant complexity of negotiating and closing a merger transaction.

Reasons for the Plan of Liquidation Proposal; Recommendation of the Board of Directors and the Special Committee

On August 14, 2017, after reviewing the other alternatives described in the proxy statement, the board of directors and the Special Committee each unanimously determined that a planned liquidation pursuant to the Plan of Liquidation will be more likely to maximize stockholder value at this time, and that the terms of the Plan of Liquidation are fair to you, advisable and in your best interest. Accordingly, the board of directors and the Special Committee each approved the sale of all of our properties and our dissolution pursuant to the Plan of Liquidation, pending your approval, and unanimously recommend that you vote FOR the approval of the Plan of Liquidation Proposal.

In evaluating the Plan of Liquidation, the board of directors and the Special Committee consulted with the Advisor and with the Company’s legal advisors as well as the Special Committee’s legal and financial advisors, and in determining that the Plan of Liquidation is advisable and in our best interest and the best interest of our stockholders, the board of directors and the Special Committee considered a number of factors, including the following factors that the board of directors and the Special Committee each viewed as supporting its decision to approve the Plan of Liquidation and to recommend approval of the Plan of Liquidation Proposal to our stockholders:

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the recommendations from the Advisor that it would be advantageous to liquidate the Company and its properties in the near term, rather than over an extended period, and similar advice from Stanger to the Special Committee;

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the board of directors’ and Special Committee’s review of strategic alternatives for the Company, including the Going-Concern Alternative, Merger Alternative, the Listing Alternative, selling a select portfolio of properties to one or more third parties, and the board of directors’ and Special Committee’s belief, after consultation with both Stanger and the Advisor, that none of the strategic alternatives considered by the board of directors and the Special Committee was more likely to maximize stockholder value to a greater extent at this time than would occur through a planned liquidation pursuant to the Plan of Liquidation;

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the board of directors’ belief that, in light of the Company’s third-party solicitation process conducted, with the assistance of HFF, over a several-month period in which 184 potential purchasers were contacted, and the proposals received, (i) it was unlikely that any party would be willing to purchase all of the Company in a transaction that would result in more value for our stockholders than the Plan of Liquidation Proposal or that a transaction with any party other than the purchaser for the Core-Portfolio Properties would result in more value, liquidity and certainty of closing for our stockholders than the Core-Portfolio Sale and (ii) there was uncertainty with respect to the aggregate sales price to be obtained from individual asset sales for the Core-Portfolio Properties with different buyers and such sales had increased risks with respect to timing and transaction certainty compared to transactions with a single purchaser;

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the lack of attractive indications of interest for an acquisition of all of the Company’s properties through a merger or portfolio or whole-entity sale, notwithstanding the prior public announcements made by the Company regarding the formation of the Special Committee, the Special Committee’s retention of Stanger and HFF and the marketing of the Company’s properties for sale;

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the current favorable conditions for sale transactions in the commercial real estate market, including, among other conditions, the historically low cost of debt and low capitalization rates in the industry, which in each of the board of directors’ and the Special Committee’s view make a planned liquidation of the Company pursuant to the Plan of Liquidation more likely to maximize stockholder value at this time than other alternatives considered by the board of directors and the Special Committee;

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discounts we would likely have incurred through the sale of the Company in its entirety, either through a merger or portfolio sale, as a result of the increased complexity of such a transaction and the disparate geographic location of our assets;

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the discount at which our shares would likely trade if we were to list our shares on a national securities exchange as a result of (i) the relatively high level of general and administrative expenses associated with being a small public company and (ii) the external advisory structure for management of the Company, which view is informed after consultation among the Special Committee, the Advisor, Stanger and management;

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our estimated net proceeds from liquidation and, therefore, the amount of cash that you would receive for each share of our common stock that you then hold, could range between approximately $8.27 and $8.70 per share;

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the board of directors’ and the Special Committee’s belief that the range of liquidating distributions that management estimates we will pay to our stockholders is fair relative to the board of directors’ and Special Committee’s own assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

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the liquidity that the Plan of Liquidation will provide our stockholders, particularly in light of the fact that the Company’s common stock is not listed on a national securities exchange and the significant limitations on and restrictions associated with the Company’s share redemption program;

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the significant risks and uncertainties of continuing our current business plan, including ongoing portfolio maintenance costs, anticipated capital expenditures and the financial reporting and other expenses of continuing to operate the Company as a public REIT, which risks and uncertainties may be exacerbated as we decrease in size as a result of recent and pending property sales;

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the fact that the Plan of Liquidation Proposal is subject to approval by our stockholders, which allows stockholders to have a direct vote on whether they concur with the proposal as a favorable outcome for the Company and our stockholders (although in the event that our stockholders do not approve the Plan of Liquidation Proposal before January 18, 2018, which date we may extend for up to 60 days in certain circumstances described in the Core-Portfolio Sale Agreements, (i) the purchaser’s earnest money deposit will be returned to the purchaser, (ii) we will reimburse the purchaser for its documented out-of-pocket third-party costs and expenses incurred in connection with the Core-Portfolio Sale Agreements up to a maximum aggregate amount of $250,000, (iii) the Core-Portfolio Sale Agreements will terminate and (iv) the parties will have no further rights or obligations under the Core-Portfolio Sale Agreements except those which expressly survive termination);

•	the fact that the Company’s management recommended the Plan of Liquidation to the board of directors;
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the fact that the consideration to be paid by the purchaser for the Core-Portfolio Properties was the result of arms’-length negotiations and the board of directors’ belief, based on such negotiations, that the consideration represented the highest consideration that the purchaser was willing to offer;

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the fact that the consideration to be paid by the purchaser for the Core-Portfolio Properties will be paid in cash (plus the assumption of the Assumed Mortgages), providing our stockholders with certainty of value and liquidity in comparison to the risks and uncertainties that would be inherent in engaging in a transaction in which all or a portion of the consideration is payable in stock;

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the high probability that the Core-Portfolio Sale would be completed based on, among other things, the proven ability of the purchaser to complete large acquisition transactions on the agreed terms and the purchaser’s extensive experience in the real estate industry;

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we currently estimate that if we successfully implement the Plan of Liquidation, the amount of cash that you would receive for each share of our common stock that you then hold would range between approximately $8.27 and $8.70 per share, which is in addition to the $1.00 per share Wesley Village Special Distribution we paid to our stockholders on May 1, 2017, and which amount compares favorably to what we estimated would have been previously possible in October of 2016 when we determined not to proceed with a plan of liquidation at that time (see “Questions and Answers about the Annual Meeting, Voting and Plan of Liquidation and the Core-Portfolio Sale – Why is the Plan of Liquidation Proposal being made?”);

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the Special Committee and the board of directors noted that the Core-Portfolio Consideration was greater than the aggregate appraised values of the Core-Portfolio Properties as of September 30, 2016, as determined by an independent, third-party valuation firm in connection with the Company’s December 2016 estimated value per share determination;

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the opinion, dated August 14, 2017, of Stanger to the Special Committee as to the fairness, from a financial point of view, to the Company of the Core-Portfolio Consideration, which opinion was based upon and subject to the assumptions, limitations and qualifications set forth in such written opinion, as further described below under the caption “- Opinion of Robert A. Stanger and Co., Inc.”;

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the lack of restrictions on the Company’s ability under the Core-Portfolio Sale Agreements to negotiate with other potential buyers and attempt to sell the Core-Portfolio Properties for a higher price by (i) causing the Company to fail to obtain stockholder approval of the Plan of Liquidation by the approval deadline described in the Core-Portfolio Sale Agreements and (ii) returning to the original purchaser any of its earnest money previously paid and reimbursing the original purchaser for its documented out-of-pocket third-party costs and expenses incurred in connection with the Core-Portfolio Sale Agreements up to a maximum aggregate amount of $250,000;

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the favorable sale terms the Company received for Watertower Apartments, which was sold on September 12, 2017, and for each of its remaining properties pursuant to purchase and sale agreements entered into as of the date of this proxy statement;

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the greater uncertainty, in the absence of a Plan of Liquidation, of whether property sales will trigger the 100% “prohibited transaction” tax (which is imposed on transactions that are considered to be dealer sales to customers in the ordinary course of business) (see “ – Material U.S. Federal Income Tax Consequences”);

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the potential tax benefits to our U.S. Stockholders (defined below) (because liquidating distributions received by U.S. Stockholders pursuant to the Plan of Liquidation are treated first as return of the tax basis in the stockholder’s shares, with any excess treated as capital gain, while distributions that are not paid pursuant to the Plan of Liquidation are generally includable in the U.S. Stockholder’s taxable income as dividends to the extent that the Company has current or accumulated earnings and profits); noting, however, that a loss inherent in a U.S. Stockholder’s shares cannot be recognized until the year of the final liquidating distribution, which would likely be the 2018 taxable year (see “ – Material U.S. Federal Income Tax Consequences”); and

•	the terms and conditions of the Plan of Liquidation.

The board of directors and the Special Committee each believes that each of the preceding factors generally supports their determinations and recommendations.

In addition to the risk factors noted under “Risk Factors,” the board of directors and the Special Committee each also considered potentially negative factors concerning the Plan of Liquidation including, without limitation, those listed below:

•

there could be no assurance that we would be successful in disposing of our properties, including the Core-Portfolio Properties, for total net proceeds equal to or exceeding the low end of our range of estimated net proceeds from liquidation or that the dispositions would occur in the timeframe expected;

•

the risk that interest rates, the availability of financing, general economic conditions, real estate tax rates, competition in the real estate market, the availability of suitable buyers and other conditions could change during the liquidation process, which could have a material effect on the ultimate amount or timing of liquidating distributions received by our stockholders;

•

the delay in paying a final liquidating distribution to our stockholders because of our need to retain funds in order to honor indemnification obligations under purchase and sale agreements on our properties after their sale;

•

the fact that, following the consummation of the Plan of Liquidation, the Company would no longer exist as a public company and our existing stockholders would not participate in our future earnings or growth and the Company would be unable to take advantage of future changes in real estate and general economic and financial market conditions, which could provide for presently unforeseen opportunistic investments;

•

the actual or potential conflicts of interest which certain of our executive officers and directors have in connection with the liquidation, including those identified under the headings “Risk Factors” and “Interests in the Liquidation that Differ from Your Interests;”

•	the costs that we will incur in carrying out the liquidation, including significant legal, accounting and financial advisory fees and costs under the advisory agreement with the Advisor;
•	as opposed to a merger or portfolio or whole-entity sale, the individual or sub-portfolio sales would require multiple transactions and other additional activity;
•

the fact that the Core-Portfolio Sale and other pending transactions entered into by the Company might not be consummated in a timely manner or at all, due to a failure of certain conditions precedent to such consummation and the potential inability of the Company to consummate another transaction or transactions for the Core-Portfolio Properties or such other properties on the same or similar financial terms if the Core-Portfolio Sale or the sale of such other properties, as applicable, are not consummated, which could reduce the amount or delay the timing of liquidating distributions;

•

the fact that if the purchaser fails, or threatens to fail, to satisfy its obligations under the Core-Portfolio Sale Agreements, the Company is not entitled to enforce the terms of the Core-Portfolio Sale Agreements and that the Company’s exclusive remedy available if the Core-Portfolio Sale Agreements are terminated in certain circumstances would be limited to the payment to the Company of the purchaser’s earnest money and, in certain situations, the payment of certain amounts related to the defeasance of the mortgages secured by certain of the Core-Portfolio Properties;

•	the post-closing indemnification obligations of the Company pursuant to the Core-Portfolio Sale Agreements;
•

the anticipated expenses and potential for unforeseen expenses that will or may be incurred in connection with our liquidation and our operations through the liquidation process and the closing of the Core-Portfolio Sale, which could reduce the amount of liquidating distributions;

•

the fact that pursuing the Plan of Liquidation could cause us to lose our qualification as a REIT, and the potential adverse tax consequences of such disqualification (see “Material United States Federal Income Tax Consequences”);

•

the possibility that plaintiffs may seek to challenge the Plan of Liquidation Proposal or the Core-Portfolio Sale and that defending against any such litigation, even if we prevail, will be time-consuming, expensive and may divert management’s attention from implementing the Plan of Liquidation and otherwise operating our business;

•

depending on the tax basis in their shares, U.S. Stockholders may recognize taxable gain or loss in connection with the Plan of Liquidation with any such recognizable loss not recognizable until the final liquidating distribution, which would likely be the 2018 taxable year, noting however, that assuming the shares are held as a capital asset, there are limitations on the deductibility of capital losses, including that net capital losses may offset only capital gains and up to $3,000 of ordinary income per year in the case of individuals (who may carry forward any unused net capital losses indefinitely), and may only offset capital gains in the case of corporations; non-U.S. Stockholders may recognize taxable gain and incur U.S. withholding taxes regardless of their tax basis in their shares (see “ – Material U.S. Federal Income Tax Consequences”); and

•	the tax implications of distributing beneficial interests in a liquidating trust (see “ – Material U.S. Federal Income Tax Consequences”).

The above discussion concerning the information and factors considered is not intended to be exhaustive, but includes the material factors considered by the board of directors and the Special Committee in making their determinations. In view of the variety of factors considered in connection with their evaluation of the planned liquidation pursuant to the Plan of Liquidation, neither the board of directors nor the Special Committee quantified or otherwise attempted to assign relative weights to the factors it considered. Individual members of the board of directors or the Special Committee may have given different weight to different factors and, therefore, may have viewed certain factors more positively or negatively than others.

Principal Provisions of the Plan of Liquidation

The following is a brief summary of the material provisions of the Plan of Liquidation. The following summary is qualified in its entirety by reference to the Plan of Liquidation, which we have attached hereto at Annex A and is incorporated by reference into this proxy statement. We encourage you to read the Plan of Liquidation in its entirety.

Pursuant to the Plan of Liquidation we will, among other things, undertake the following:

•

dispose of all of our remaining properties, which we expect to accomplish within 12 months after approval of the Plan of Liquidation. Although we currently anticipate that we will sell our properties for cash and our discussion in this proxy statement contemplates that we will receive cash for the sale of our properties, the Plan of Liquidation provides that our properties may be sold for cash, notes or such other assets as may be conveniently liquidated or distributed to stockholders;

•	liquidate and dissolve the Company and distribute the net proceeds from liquidation in accordance with the provisions of the charter and applicable law;
•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;
•

distribute the remaining proceeds of the liquidation to you after the payment of or provision for our liabilities and expenses, in accordance with the charter and bylaws, and take all necessary or advisable actions to wind up our affairs;

•

if we cannot sell our properties and pay our liabilities within 24 months after your approval of the Plan of Liquidation, or if the board of directors and the Special Committee otherwise determines that it is advisable to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute the beneficial interests in the liquidating trust to you; and

•	wind up our operations and dissolve the Company, all pursuant to the Plan of Liquidation.

Prior to the acceptance for record of the Articles of Dissolution by the SDAT, the board of directors may terminate the Plan of Liquidation for any reason, subject to and contingent upon the approval of such termination by our stockholders. Notwithstanding approval of the Plan of Liquidation by our stockholders, the board of directors or, if a liquidating trust is established, the trustees of the liquidating trust, may make certain modifications or amendments to the Plan of Liquidation without further action by or approval of our stockholders to the extent permitted under law.

Liquidating Distributions and Procedures

If the Plan of Liquidation is approved by our stockholders, we intend to pay the initial liquidating distribution within two months of stockholder approval, with such distribution to be funded from the proceeds from property sales, including the Core-Portfolio Sale. We expect to pay the final liquidating distribution after we sell all of our remaining properties, pay all of our known liabilities and provide for unknown liabilities. We expect to complete these activities within 12 months after stockholder approval of the Plan of Liquidation. We cannot assure you that the final distribution will be paid within that 12-month period. The aggregate of all liquidating distributions may be less or more than the amounts we anticipate. The actual amounts and times of payment of the liquidating distributions to be paid to you will be determined by the board of directors in its discretion. If you transfer your shares during the liquidation process, the right to receive liquidating distributions will transfer with those shares.

If the Plan of Liquidation Proposal is not approved by our stockholders, we intend to pursue a longer-term business plan for the Core-Portfolio Properties and sell our other properties. We would likely distribute a portion of the net proceeds from such property sales, including the net proceeds from the sale of Watertower Apartments, to our stockholders. We might also use the net proceeds from such sales to continue to pay down debt, pay for capital expenditures related to certain of our real estate properties to renovate such properties or acquire additional properties. If, as we anticipate, we have ceased paying regular monthly distributions prior to December 19, 2017, the date of the annual meeting, we may begin paying regular monthly distributions again, but such distributions likely would be at an amount less than our previous regular monthly distributions, as would be appropriate for the Company’s smaller size. We can give no assurance, however, that these expectations would be realized. It is possible that our board of directors would determine not to pay a special distribution or not to sell some of our remaining properties.

The Plan of Liquidation gives the board of directors the authority, in its discretion, to determine how best to provide for any unknown or contingent liabilities consistent with Maryland law. We may obtain insurance policies to cover such costs or establish a reserve fund out of which to pay such costs. If we establish a reserve fund, we would expect a final liquidating distribution to be paid once the manager of the fund determines that no further claims are likely to be made upon the fund. Such a determination could be made, for example, upon the expiration of the time periods specified in the statutes of limitations applicable to the type of claims that may be made against the fund. If such a reserve fund is created, the final payout of the fund’s assets remaining after payment of claims against the fund to our stockholders may not occur for three or more years following the filing of our Articles of Dissolution.

Liquidating Trust

If all of our assets are not sold or distributed within 24 months after the approval of the Plan of Liquidation by our stockholders, or if unpaid liabilities remain outstanding, we may transfer any assets not sold or distributed, including any reserve fund or other cash on hand, to a liquidating trust. The creation of a liquidating trust may be necessary to avoid losing our status as a REIT after the 24-month period following approval of the Plan of Liquidation by our stockholders. We may also create a liquidating trust prior to that time and seek relief from the SEC from certain reporting requirements under the Exchange Act (see “ – Reporting Requirements” below) in order to avoid the costs of operating as a public company, or if the board of directors and Special Committee determine that it is otherwise advantageous or appropriate to do so. If we establish a liquidating trust, we would distribute to our stockholders at that time beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. The purpose of the liquidating trust that we may establish will be to liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the beneficial interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied. Approval of the Plan of Liquidation will constitute the approval by our stockholders of (i) the establishment of a liquidating trust, (ii) the board of directors’ appointment of one or more individuals, who may or may not be former members of the board of directors or officers, or corporate persons, including the Advisor, to act as trustee or trustees, and (iii) the terms of any declaration of trust adopted by the board of directors. We expect that beneficial interests in the liquidating trust will not be freely transferable. Therefore, the recipients of beneficial interests in the liquidating trust will not realize any value from these beneficial interests unless and until the liquidating trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.

Any plan to transfer assets to a liquidating trust is only a contingency plan. Therefore, the board of directors has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by the board of directors at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of beneficial interests in the liquidating trust.

Dissolution

The Plan of Liquidation authorizes our officers, when appropriate, to file Articles of Dissolution and to take any other appropriate and necessary action to dissolve the Company under Maryland law.

The Core-Portfolio Sale

On September 5, 2017 (the “Effective Date”), the Company, through certain indirect wholly owned subsidiaries (together, the “Sellers”), and RREF III-P Elite Venture, LLC (the “Purchaser”) entered into the Core-Portfolio Sale Agreements pursuant to which the Sellers agreed to sell Core-Portfolio Properties to the Purchaser for the consideration shown in the table below, subject to the terms and conditions of each of the Core-Portfolio Sale Agreements.

The Core-Portfolio Properties

Property	Units	Location	Core- Portfolio Consideration		Initial Earnest Money Deposit	Additional Earnest Money Deposit(3)	Extension Deposit(4)	Third Earnest Money Deposit
Legacy at Valley Ranch	504	Irving, TX	$68,500,000		$342,500	$685,000	$342,500	N/A
The Residence at Waterstone	255	Pikesville, MD	$60,100,000	(1)	$300,500	$601,000	$300,500	N/A
Crystal Park at Waterford	314	Frederick, MD	$45,900,000		$229,500	$459,000	$229,500	N/A
Lofts at the Highlands	200	St. Louis, MO	$44,400,000	(2)	$222,000	$444,000	N/A	$534,000	(5)

(1)	Amount includes an Assumed Mortgage with an outstanding principal balance of $45.1 million as of September 1, 2017 to be assumed by the Purchaser.
(2)	Amount includes an Assumed Mortgage with an outstanding principal balance of $30.5 million as of September 1, 2017 to be assumed by the Purchaser.
(3)

Payable in the event the Purchaser does not terminate the applicable Core-Portfolio Sale Agreement prior to October 20, 2017 ( the “Approval Date”), as described below under “ – The Core-Portfolio Sale Agreements – Inspection Rights” and as further described in the Core-Portfolio Sale Agreements.

(4)	Applicable in certain circumstances described below under “ – The Core-Portfolio Sale Agreements – Closing Timing” and as further described in the applicable Core-Portfolio Sale Agreements.
(5)

The Third Earnest Money Deposit is paid if The Residence at Waterstone closes before the Lofts at the Highlands or if an extension is elected with respect to the closing of the Lofts at the Highlands before the closing of The Residence at Waterstone.

Pursuant to the Core-Portfolio Sale Agreements, and in exchange for the Core-Portfolio Consideration, the Sellers have agreed to sell, transfer and deliver to the Purchaser, and the Purchaser has agreed to purchase from each Seller, all of each Seller’s rights, title, interest and obligations in, to and under each of the Core-Portfolio Properties, including, among other things, certain real property, personal property, improvements, intangible property and tenant leases as described in each Core-Portfolio Sale Agreement and, in the case of the Core-Portfolio Sale Agreements related to The Residence at Waterstone and Lofts at the Highlands, certain reserves and escrowed funds currently held by the lenders under the mortgage loans secured by such properties for which the Sellers will be credited at closing. The Core-Portfolio Consideration will be adjusted to reflect customary prorations and closing costs. Any earnest money deposits made by the Purchaser will be held in accordance with the terms of the Core-Portfolio Sale Agreements and applied as a credit to the Core-Portfolio Consideration due to the Sellers at the closing of each sale.

The Core-Portfolio Sale Agreements

Parties to the Core-Portfolio Sale Agreements

The Sellers are Delaware limited liability companies and are indirect wholly owned subsidiaries of the Company. Each of the Sellers was formed for the sole purpose of holding one of the Core-Portfolio Properties prior to the Company’s acquisition of such properties. The mailing address and phone number of the Sellers’ principal executive offices is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660 and (949) 417-6500.

The Purchaser is a Delaware limited liability company and is an affiliate of Elite Street Capital, a self-managed real estate investment firm. The mailing address and phone number of the Purchaser’s principal executive offices 2000 Bering Drive, Suite 101, Houston, Texas 77057 and (713) 987-4780.

The following summarizes the material provisions of the Core-Portfolio Sale Agreements. Unless otherwise noted, the terms summarized below apply to each of the Core-Portfolio Sale Agreements. This summary does not purport to be complete and may not contain all of the information included in each of the Core-Portfolio Sale Agreements that is important to you. The summary of the material terms below and elsewhere in this proxy statement is qualified in its entirety by reference to the Core-Portfolio Sale Agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Core-Portfolio 8-K, and are incorporated by reference into this proxy statement. We recommend that you read the Core-Portfolio Sale Agreements carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the Core-Portfolio Sale Agreements and not by this summary or any other information contained in this proxy statement.

The Core-Portfolio Sale Agreements contain representations and warranties made by, and to, the Sellers and the Purchaser. These representations and warranties were made for the purposes of negotiating and entering into each of the Core-Portfolio Sale Agreements between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Core-Portfolio Sale Agreements, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the execution date of each of the Core-Portfolio Sale Agreements and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, the Sellers or their affiliates.

Closing Timing

The closing of the purchase of Legacy at Valley Ranch and Crystal Park at Waterford by the Purchaser must occur over a period of not more than three business days commencing on the date that is 30 days after the Sellers have notified the Purchaser that the Company has obtained stockholder approval of the Plan of Liquidation and conclude no later than the date which is two business days later. The Sellers have the option to extend the closing date for up to 30 days if required to effectuate the defeasance of the Sellers’ financings secured by Legacy at Valley Ranch and Crystal Park at Waterford. In addition, the Purchaser may elect to extend the closing date for 30 days by delivering the Extension Deposits to the escrow agent. Such Extension Deposits will be deemed to be part of the Purchaser’s earnest money deposit, non-refundable to the Purchaser, and applied as a credit against the Core-Portfolio Consideration at closing.

The closing of the purchase of Lofts at the Highlands and The Residence at Waterstone by the Purchaser must occur on the date that is the later of (i) and (ii) below for each respective transaction:

(i) the earlier of

(a) the date that is 30 days after the Purchaser has received the lender’s approval of the Purchaser’s assumption of the Assumed Mortgage, provided that, in the event the Purchaser has received such approval, the Purchaser may elect to extend such date for 30 days by delivering written notice to Seller and, if not yet delivered to the escrow agent, the Third Earnest Money Deposit (in the case of Lofts at the Highlands) or the Extension Deposit (in the case of The Residence at Waterstone), and

(b) January 18, 2018 (the “Closing Deadline”), provided that, in the event the Purchaser has either (1) received notice from the lender of its rejection of the Purchaser’s assumption of the Assumed Mortgage (the “Rejection Notice”) or (2) delivered notice to the lender in writing that it is withdrawing its request for approval of its assumption of the Assumed Mortgage (the “Withdrawal Notice”), the Purchaser may elect to extend the Closing Deadline for 60 days;

and

(ii) the date which is 30 days after the Seller has notified the Purchaser that the Company’s stockholders have approved the Plan of Liquidation Proposal.

Inspection Rights

The Purchaser has the right until the Approval Date to inspect the Core-Portfolio Properties and to make additional investigations subject to the rights of tenants in possession and following prior notice to the Sellers. In addition to such physical inspections, the Purchaser may conduct feasibility inspections (including compliance with applicable laws, codes, ordinances and regulations that relate to the use, operation and occupancy of the Core-Portfolio Properties). The Purchaser must notify the Sellers in writing, at its sole discretion, of its approval or disapproval of its inspections and other investigations on or before the Approval Date (the “Inspection Notice”).

If the Inspection Notice is timely delivered and unconditionally indicates the Purchaser’s approval of its physical inspections and other investigations of the Core-Portfolio Properties, then the transactions contemplated by the Core-Portfolio Sale Agreements will proceed in accordance with the terms of the Core-Portfolio Sale Agreements. If the Purchaser fails to timely deliver the Inspection Notice, or if the Inspection Notice does not unconditionally indicate the Purchaser’s approval of its physical inspections and other investigations, then the Core-Portfolio Sale Agreements will immediately terminate (see “Termination of the Core-Portfolio Sale Agreements and Remedies for Default”).

Title and Survey Inspection

On or before October 10, 2017, the Purchaser must notify the Sellers in writing of the Purchaser’s approval or disapproval of the state of title to the Core-Portfolio Properties. Failure to notify the Sellers will be deemed approval by the Purchaser and a waiver by the Purchaser of any objection, subject to certain permitted exceptions. If the Purchaser delivers to the Sellers an objection to the results of the title and survey inspection, the Sellers, in their sole discretion, and within three days after receiving the objection, may advise the Purchaser that the Sellers will attempt to cure the objection. The Sellers will then have until the scheduled closing date to cure the objectionable title matter, which time may be extended by up to 30 days if necessary to complete the cure. The Sellers may also elect not to cure the objectionable title matter, which may lead to a termination of the Core-Portfolio Sale Agreements at the discretion of the Purchaser (see “Termination of the Core-Portfolio Sale Agreements and Remedies for Default”).

Damage, Destruction or Condemnation

If any portion of a Core-Portfolio Property is damaged or destroyed before legal title or possession of that Core-Portfolio Property has passed to the Purchaser, and the damage will cost more than $500,000 to restore (through no fault of the Purchaser), then the Purchaser will have the option to terminate the Core-Portfolio Sale Agreement relating to that Core-Portfolio Property or to proceed with the purchase as planned without any adjustment to the Core-Portfolio Consideration, in which latter case the Sellers will assign to the Purchaser any amounts due, or pay to the Purchaser any amounts received, from the Sellers’ casualty insurance company as a result of the damage or destruction, minus any amounts payable for lost rental or other income. The same options will be available to the Purchaser if any portion of any Core-Portfolio Property with a value in excess of $500,000 is taken by eminent domain by any governmental entity.

Closing Costs

The Purchaser and Sellers will be required to pay certain customary closing costs and charges associated with the transactions contemplated by the Core-Portfolio Sale Agreements, each in accordance with local custom for each Core-Portfolio Property, and certain other expenses with respect to The Residence at Waterstone and Crystal Park at Waterford. In relation to The Residence at Waterstone and Lofts at the Highlands, the Sellers under the Core-Portfolio Sale Agreements for such properties will pay certain costs and fees incurred by the Purchaser in connection with its assumption of the Assumed Mortgages, if applicable.

Covenants of the Sellers Prior to Closing

During the period from the Effective Date until the earlier of (i) the closing of the Core-Portfolio Sale, or (ii) the termination of the Core-Portfolio Sale Agreements (see “Termination of the Core-Portfolio Sale Agreements and Remedies for Default”), the Sellers are required to, in addition to other covenants described in the Core-Portfolio Sale Agreements:

•	maintain any existing insurance coverage on improvements;
•

not permit any new encumbrance, charge or lien to exist on the Core-Portfolio Properties (except certain permitted exceptions), unless agreed to in writing by the Purchaser or unless the encumbrance, charge or lien will be removed before closing;

•

not enter into any new contracts, with the exception of tenant leases and renewals, affecting the Core-Portfolio Properties without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), or amend any existing contracts affecting the Core-Portfolio Properties;

•

continue to operate and maintain the Core-Portfolio Properties in substantially the same manner in which the Core-Portfolio Properties are currently operated and maintained, including the leasing of vacant apartments and the renewal of existing leases based on the Sellers’ current practices and subject to market conditions and maintenance of substantially the same advertising and other marketing programs for each of the Core-Portfolio Properties; and

•	provide the Purchaser with certain notices, if received by the Sellers, and not take or omit to take certain actions as required under the Core-Portfolio Sale Agreements.

Notwithstanding the above covenants, the Sellers may enter into all agreements necessary to effect the defeasance of the Sellers’ financings secured by Legacy at Valley Ranch and Crystal Park at Waterford.

Representations and Warranties

The Sellers have made customary representations and warranties in the Core-Portfolio Sale Agreements that are subject to specified exceptions and qualifications contained in the Core-Portfolio Sale Agreements or in the exhibits delivered in connection therewith. Except as detailed by the representations and warranties expressly contained in the Core-Portfolio Sale Agreements, the Purchaser has acknowledged and agreed that each of the Core-Portfolio Properties will be conveyed to the Purchaser on the respective closing date as is, without any representation or warranty of any kind or nature, either express or implied, except as expressly set forth in the Core-Portfolio Sale Agreements. These representations and warranties are made as of the Effective Date and effective through and as of the closing date, and relate to, among other things:

•	the authority of the Sellers to execute the applicable Core-Portfolio Sale Agreements and to consummate each of the Core-Portfolio Property Sales;

•	valid limited liability organization, formation and qualification to do business;
•	the enforceability of the Core-Portfolio Sale Agreements against the Sellers;
•	the absence of conflicts with organizational documents, contracts, judgments and orders;
•	compliance with required filings and consents;
•	the absence of any material legal actions, suits or similar proceedings, including any bankruptcy, receivership or reorganization proceeding;
•	the absence of relationships with prohibited persons;
•	brokerage commissions;
•	the absence of any written notices from any governmental authority that eminent domain proceedings for the condemnation of any Core-Portfolio Property or any portion thereof are pending or threatened;
•	the absence of any written notices from any governmental authority of violations of existing applicable law, statute or code; and
•	certain Core-Portfolio Property due diligence materials provided to the Purchaser by the Seller.

In the event that, on or before the closing of the sale of a Core-Portfolio Property pursuant to a Core-Portfolio Sale Agreement, the Purchaser discovers a breach of any warranty, representation or covenant made in any one of the Core-Portfolio Sale Agreements by the applicable Seller, then within five days after learning of the breach (but not later than the closing date), the Purchaser must notify the Seller in writing, after which, within five days after receipt of the written notice from the Purchaser, the applicable Seller must notify the Purchaser of an election (i) not to cure such breach; or (ii) to attempt to cure such breach within 30 days of receipt of the Purchaser’s notice and, if necessary, closing will be extended accordingly. If the Seller elects not to cure, then such Core-Portfolio Sale Agreement may be terminated or the breach waived by the Purchaser without any adjustment to the Core-Portfolio Consideration. If, after closing, the Purchaser discovers a breach of a warranty, representation or covenant made by a Seller of which the Purchaser did not have knowledge or constructive knowledge prior to closing, the Purchaser must notify the Seller in writing of the specifics of the breach and the Purchaser shall have the right to pursue all remedies available at law or equity, subject to certain limitations in the Core-Portfolio Sale Agreements (see “Termination of the Core-Portfolio Sale Agreements and Remedies for Default”).

The Purchaser has made a number of representations and warranties, including representations and warranties relating to the following matters:

•	corporate organization and qualification to do business in the applicable state;
•	authority of the Purchaser to execute the Core-Portfolio Sale Agreements and to consummate each of the Core-Portfolio Sales;
•	the enforceability of the Core-Portfolio Sale Agreements against the Purchaser;
•	completion of all required actions (corporate, trust, partnership or otherwise);

•	absence of relationships with prohibited persons;
•	brokerage commissions; and
•	absence of filing for any bankruptcy, reorganization or receivership proceedings.

All agreements, representations and warranties made in a Core-Portfolio Sale Agreement will survive the closing until the earlier of nine months following the closing date or November 30, 2018, with the exception of certain agreements, representations and warranties that survive indefinitely. Any claims, with certain exceptions detailed in the Core-Portfolio Sale Agreements, by one party against the other for the breach of any agreement, representation or warranty contained in the Core-Portfolio Sale Agreements not made within this nine-month period will be forever barred.

Indemnification and Release of Claims

Under the Core-Portfolio Sale Agreements, the Purchaser agrees to indemnify, defend and hold the Sellers harmless from all losses (broadly defined) arising out of certain investigations of the Core-Portfolio Properties or out of the conduct of the Purchaser in conducting such investigations. Such indemnification will survive the closing of the Core-Portfolio Sale or the termination of the Core-Portfolio Sale Agreements.

Under the Core-Portfolio Sale Agreements, the Purchaser releases the Sellers and certain other related parties described in the Core-Portfolio Sale Agreements (the “Released Parties”) from any claims whatsoever (collectively, the “Claims”), which the Purchaser now has or may have in the future in connection with the Core-Portfolio Properties, whether caused by the Released Parties or any other party and whether or not known to the Purchaser at or before the closing of the Core-Portfolio Sale (collectively, the “Released Matters”). The Released Matters do not include: (i) the Sellers’ breaches of representations, warranties and covenants in the Core-Portfolio Sale Agreements or closing documents, (ii) the Sellers’ fraud, or (iii) the Sellers’ indemnities in favor of the Purchaser in the Core-Portfolio Sale Agreements or closing documents. Nothing in such provisions releases the Sellers from liability they may have to third parties for tort claims for personal injury or property damage accruing prior to the closing date.

Stockholder Approval

It is a condition of the Purchaser’s and the Sellers’ obligations to close under the Core-Portfolio Sale Agreements that the Company’s stockholders have approved the Plan of Liquidation Proposal not later than 5:00 p.m. on January 18, 2018 (the “Approval Deadline”), provided that, in the event that the SEC notifies the Sellers that the SEC intends to review this proxy statement, the Sellers may elect to extend the Approval Deadline for up to 60 days by delivering written notice of such extension to the Purchaser not later than October 15, 2017. In the event that the Company’s stockholders do not approve the Plan of Liquidation Proposal before the Approval Deadline, the earnest money deposit will be returned to the Purchaser, the Sellers will reimburse the Purchaser for its documented out-of-pocket third-party costs and expenses incurred in connection with the Core-Portfolio Sale Agreements up to a maximum aggregate amount of $250,000, the Core-Portfolio Sale Agreements will terminate and the parties will have no further rights or obligations under the Core-Portfolio Sale Agreements except those which expressly survive termination.

Assumption of the Assumed Mortgages

In relation to the Core-Portfolio Sale Agreements for The Residence at Waterstone and Lofts at the Highlands, the Purchaser must apply to the lenders under the Assumed Mortgages for the lenders’ approval of the Purchaser’s assumption of the Assumed Mortgages and, in the case of the Core-Portfolio Sale Agreement for Lofts at the Highlands, must apply to the U.S. Department of Housing and Urban Development (“HUD”) for its approval of Purchaser’s acquisition of such property. The Purchaser must deliver written notice to Sellers within one business day after (i) the date Purchaser receives approval for its assumption of the Assumed Mortgages, (ii) the date Purchaser receives the Rejection Notice, or (iii) the date the Purchaser provides the Withdrawal Notice to the lenders. In the event the Purchaser is unable to obtain such approvals from either lender or HUD, the assumption of the applicable Assumed Mortgage will not occur at closing and the Purchaser will be responsible for and pay all fees and costs associated with the satisfaction or defeasance of the loan related to such Assumed Mortgage.

Conditions of Purchaser’s Obligations

The Purchaser’s obligation to consummate the transactions described in the Core-Portfolio Sale Agreements is subject to the following terms and conditions, each of which may be waived by the Purchaser in its sole discretion, in whole or in part:

•	the Sellers shall have complied with all provisions required by the Core-Portfolio Sale Agreements to be complied with by the Sellers before, on or as of the closing date, in all material respects;
•	the irrevocable commitment of the title insurer to issue the applicable Owner’s Policy of Title Insurance issued by the applicable title insurer, subject only to certain permitted exceptions;
•	the Plan of Liquidation Proposal, including the Core-Portfolio Sale, shall have been approved by the Company’s stockholders on or prior to the Approval Deadline; and
•	the representations and warranties of the Sellers set forth in the Core-Portfolio Sale Agreements must be true and correct at and as of the closing date in all material respects.

Conditions of Sellers’ Obligations

The Sellers’ obligation to consummate the transactions described in the Core-Portfolio Sale Agreements is subject to the following terms and conditions, each of which may be waived by the Sellers in their sole discretion, in whole or in part:

•	the Plan of Liquidation Proposal, including the Core-Portfolio Sale, shall have been approved by the Company’s stockholders on or prior to the Approval Deadline;
•	the Purchaser shall have complied with provisions required by the Core-Portfolio Sale Agreements to be complied with by Purchaser before, on or as of the closing date, in all material respects; and
•	the representations and warranties of the Purchaser set forth in the Core-Portfolio Sale Agreements shall be true and correct at and as of the closing date in all material respects.

Termination of the Core-Portfolio Sale Agreements and Remedies for Default

The Core-Portfolio Sale Agreements may be terminated by the Sellers or the Purchaser for a number of reasons, including breach of any one of the covenants, failure to meet conditions, breach of representations and warranties, or failure to adhere to closing timing as required under the Core-Portfolio Sale Agreements.

In the event that the Purchaser fails, without legal excuse, to complete the purchase of a Core-Portfolio Property pursuant to the material terms of the applicable Core-Portfolio Sale Agreement, all amounts of earnest money with respect to that Core-Portfolio Property previously deposited with the escrow agent by the Purchaser will be forfeited to the Seller as the sole exclusive remedy for such failure. The Sellers have no other remedies under each of the Core-Portfolio Sale Agreements and waive any other rights they may otherwise have to seek other remedies.

In the event that the Sellers, without legal excuse, breach a Core-Portfolio Sale Agreement and fail to sell a Core-Portfolio Property in accordance with the terms of the applicable Core-Portfolio Sale Agreement, the Purchaser may either (i) commence an action for specific performance under the Core-Portfolio Sale Agreement, but not for damages of any kind, and recover its attorney’s fees incurred in connection therewith, provided, however, if such default is a result of the Seller’s intentional act or willful misconduct which renders specific performance unavailable as a remedy, the Purchaser may, in addition to the remedy set forth in (ii) below, seek damages from the Seller in the amount of the Purchaser’s out-of-pocket expenses incurred in connection with the Core-Portfolio Sale

Agreements up to a maximum aggregate amount of $300,000, or (ii) or terminate the Core-Portfolio Sale Agreement and receive a refund of its earnest money deposit with respect to that Core-Portfolio Property plus any interest thereon. The Purchasers have no other remedies under the Core-Portfolio Sale Agreements and waive any other rights they may otherwise have to seek other remedies. In any action for specific performance, the Purchaser must commence such action within 90 days after the occurrence of Seller’s default.

Simultaneous Closings, Cross Terminations and Cross Defaults

A termination of any of the Core-Portfolio Sale Agreements for any reason prior to closing constitutes a termination of each of the other Core-Portfolio Sale Agreements. A default by the Purchaser under any of the Core-Portfolio Sale Agreements constitutes a default of the same type and manner by the Purchaser under any of the other Core-Portfolio Sale Agreements that have not closed as of the date of such default. Notwithstanding the foregoing, the Seller under the applicable Core-Portfolio Sale Agreement may waive the foregoing terms of the Core-Portfolio Sale Agreement.

In addition, the Sellers and the Purchaser have agreed that, unless the applicable Seller elects to waive such conditions, the closing of the sale to the Purchaser of Crystal Park at Waterford and Legacy at Valley Ranch each is conditioned upon the simultaneous or near simultaneous closing of the sale to the Purchaser of the other property.

Determination of the Range of Estimated Net Proceeds from Liquidation

We currently estimate that, if the Plan of Liquidation Proposal is approved by our stockholders and we are able to successfully implement the plan, our net proceeds from liquidation and, therefore, the amount of cash that you would receive for each share of our common stock that you then hold, could range between approximately $8.27 and $8.70 per share, which amount would be in addition to the previous $1.00 per share Wesley Village Special Distribution. The Company’s range of estimated net proceeds from liquidation is based upon (i) the aggregate of the following amounts (a) the net proceeds received from the sale of Watertower Apartments, (b) the contract sales price of each of our remaining properties property, less applicable closing credits with certain adjustments and allowances made to such values as the Company believes are reasonable to take into account and variances in the final contract sales prices and (c) the Company’s estimate of cash flows from operations it will receive through the completion of the Company’s liquidation and dissolution, reduced by (ii) the aggregate of the following amounts (a) the Company’s estimated indebtedness, including pre-payment penalties, (b) the estimated disposition costs and fees through the completion of the Company’s liquidation and dissolution, and (c) the estimated corporate and other liquidation and dissolution costs through the completion of the Company’s liquidation and dissolution.

Our determination of the range of estimated net proceeds from liquidation uses assumptions and estimates and any changes in these assumptions or estimates may affect the range of estimated net proceeds from liquidation. Such assumptions and estimates include (i) the assumed consummation of the Core-Portfolio Sale and the sale of our remaining properties, all of which were under contract as of the date of this proxy statement, and the receipt of sales proceeds from such transactions, in accordance with the terms of their respective purchase and sale agreements and (ii) the amount of indebtedness owed on each of the Company’s remaining properties, including any estimated penalties for early payment thereof and other indebtedness of the Company as of the date of this proxy statement, (iii) estimated cash flows generated by the continued operations of the Company until the completion of the liquidation process, and (iv) estimated expenses to be incurred in connection with the sale of each property and the winding down and dissolution of the Company.

There are many factors that may affect the ultimate amount of liquidating distributions received by our stockholders including, among other factors: (i) the actual dates of the closings of, and the ultimate amount of net proceeds received for, the sale of our remaining properties, including the Core-Portfolio Properties; (ii) the amount of taxes, transaction fees and expenses relating to the Plan of Liquidation; and (iii) amounts needed to pay or provide for our liabilities and expenses, including unanticipated or contingent liabilities that could arise. No assurance can be given as to the amount of liquidating distributions you will ultimately receive. These estimates are also based upon market, economic, financial and other circumstances and conditions existing as of the date of this proxy statement, and any changes in such circumstances and conditions during the liquidation process could have a material effect on the ultimate amount of liquidating distributions received by our stockholders. See “Risk Factors” and “Proposal 1: The Plan of Liquidation Proposal – Background of the Plan of Liquidation and the Core-Portfolio Sale.”

Interests in the Plan of Liquidation that Differ from Your Interests

In considering the recommendations of the board of directors and the Special Committee with respect to the Plan of Liquidation Proposal, you should be aware that our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates may have interests in the liquidation that are different from your interests as a stockholder. Consequently, our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates, in some instances, may be more motivated to support the Plan of Liquidation than might otherwise be the case if they did not expect to receive certain payments. Additionally, because of the below conflicts of interest, our directors and officers, the Advisor, the Sub-Advisor, LPI and their affiliates may be motivated to make decisions or take actions based on factors other than the best interest of our stockholders throughout the liquidation process. The board of directors and the Special Committee each was aware of these actual and potential conflicts of interest and considered them in making their respective recommendations. Some of the conflicts of interest presented by the liquidation are summarized below.

We are externally managed by the Advisor, a Delaware limited liability company and a wholly owned subsidiary of KBS Holdings LLC, which entity is wholly owned by our KBS sponsors. Our KBS sponsors control and indirectly own the Advisor. Messrs. Bren and McMillan are also two of our executive officers. All four of our KBS sponsors actively participate in the management and operations of the Advisor. The Advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber. Mr. Bren is also one of our directors.

Messrs. Butcher, Henry and Hays indirectly through their trusts own and control LPRR LLC and LPI. Messrs. Hays and Henry are also two of our executive officers, and Mr. Henry is one of our directors.

The Advisor is responsible for managing our day-to-day operations and our portfolio of properties and for the management and disposition of properties on our behalf pursuant to an advisory agreement. In addition, either directly or through the Sub-Advisor, the Advisor also provides asset management, marketing, investor-relations and other administrative services on our behalf. Subject to the terms of the advisory agreement between the Advisor and us, the Advisor delegates certain advisory duties to the Sub-Advisor, which is a joint venture among the Advisor and LPRR LLC. Notwithstanding such delegation to the Sub-Advisor, the Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement. LPI provides property management services for our properties.

Mr. Kachadurian, one of the Company’s independent directors, serves on the board of directors of the buyer of Wesley Village, which we sold on March 9, 2017, and also serves as an officer of the external manager to such buyer. Although not anticipated, such buyer could bid on one of our remaining properties. Mr. Kachadurian also had a consulting relationship with a third party that is currently in negotiations to acquire one of the properties in our portfolio. The consulting relationship ended on July 31, 2017.

The Advisor May Be Entitled to Receive Fees in Connection with the Plan of Liquidation

Pursuant to the terms of the advisory agreement, the Advisor is expected to be entitled to disposition fees in connection with the sale of our properties, including the Core-Portfolio Properties, if the Company’s independent directors determine that the Advisor or any of its affiliates provided a substantial amount of services in connection with the sale. Accordingly, we expect that the Advisor will receive a fee at the closing of each property sale equal to 1.0% of the contract sales price of the property sold. These disposition fees, including fees for the sale of Watertower Apartments, are estimated to be between approximately $2.7 million and $2.8 million, depending upon the prices we receive for the sale of our properties.

LPI Will Receive Property Management Fees Throughout the Liquidation Process

LPI earns property management fees from us and receives certain reimbursements from us for its services. LPI will continue to earn such fees and receive reimbursements as long as we continue to own any properties. Based on the properties we owned as of the date of this proxy statement, including the Core-Portfolio Properties, we project that we may pay LPI an aggregate of approximately $0.5 million during the liquidation process, although this estimate may vary significantly based on the timing of property sales.

Stock Ownership of the Sub-Advisor

The Sub-Advisor owns a total of 20,000 shares of our common stock, for which we estimate it will receive liquidating distributions of between approximately $165,000 and $174,000 in connection with our liquidation.

Fairness Opinion of Robert A. Stanger & Co., Inc.

The Special Committee engaged Stanger to act as the Company’s financial advisor and to assist the Special Committee with its evaluation of the Company’s strategic alternatives. The Special Committee selected Stanger to act as the Company’s financial advisor based on Stanger’s qualifications, expertise and reputation. As part of Stanger’s engagement, the Special Committee requested that Stanger evaluate the fairness, from a financial point of view, of the Core-Portfolio Consideration of $218,900,000 to be received by the Company pursuant to the Core-Portfolio Sale. In connection with the proposed Core-Portfolio Sale, on August 14, 2017, at a meeting of the Special Committee held to evaluate the Core-Portfolio Sale, Stanger rendered to the Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated August 14, 2017, based upon and subject to the limitations and assumptions set forth in its written opinion, that the Core-Portfolio Consideration of $218,900,000 to be received by the Company pursuant to the Core-Portfolio Sale Agreements is fair to our stockholders from a financial point of view.

The full text of Stanger’s written opinion, dated August 14, 2017, to the Special Committee is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Stanger in rendering its opinion. The following summary of Stanger’s opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Stanger’s advisory services and opinion were provided for the information and assistance of the Special Committee in connection with the Special Committee’s evaluation of the Company’s strategic alternatives and its consideration of the Core-Portfolio Sale and the opinion does not constitute a recommendation as to how any of our stockholders should vote with respect to the Plan of Liquidation Proposal or any other matter.

The terms of the Core-Portfolio Sale and the related Core-Portfolio Sale Agreements were determined through negotiations between the Company and the Purchaser, rather than by any financial advisor, and the decision to enter into the Core-Portfolio Sale Agreements was solely that of the board of directors. Stanger’s opinion was provided to the Special Committee in connection with its recommendation to the board of directors as to whether to pursue the Core-Portfolio Sale and was only one of many factors considered by the Special Committee and the board of directors in its evaluation of the Core-Portfolio Sale. Neither Stanger’s opinion nor its analyses were determinative of the consideration or of the views of the Special Committee or the board of directors with respect to the Core-Portfolio Sale and should not be viewed as determinative of any views of the Special Committee or the board of directors or any other party with respect to the Core-Portfolio Sale or the Core-Portfolio Consideration.

Experience of Stanger

Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships and the assets typically owned through such entities including, but not limited to, real properties and property interests.

Summary of Materials Considered

In the course of Stanger’s analysis to render its opinion regarding the Core-Portfolio Sale, Stanger: (i) reviewed a draft copy of the Core-Portfolio Sale Agreement for Legacy at Valley Ranch, which the Company indicated to be substantially the form to be entered into by the Sellers and the Purchaser, for each of the Core-Portfolio Properties, in connection with the Core-Portfolio Sale; (ii) reviewed the 2013, 2014, 2015, 2016 and year-to-date June 2017 financial statements for each of the Core-Portfolio Properties, as available and prepared by the Company; (iii) reviewed the 2017 budgeted financial statements for each of the Core-Portfolio Properties, as prepared by the Company; (iv) reviewed the most recent third-party property condition reports and environmental reports for each of the Core-Portfolio Properties; (v) reviewed a recent rent roll for each of the Core-Portfolio Properties, as prepared by the Company; (vi) conducted a site visit of each of the Core-Portfolio Properties and made local market inquiries regarding rental rates at competing properties and local market conditions, and reviewed the terms of sale transactions involving similar apartment properties; (vii) reviewed the marketing efforts undertaken and local market conditions with representatives of HFF to market the Company’s real estate properties, including the Core-Portfolio Properties, for sale; (viii) reviewed appraisals of the Core-Portfolio Properties as prepared by CBRE, Inc., an independent, third-party valuation firm (“CBRE”) with “as is” value dates as of September 30, 2015; (ix) reviewed appraisals of the Core-Portfolio Properties as prepared by CBRE, with “as is” value dates as of September 30, 2016, which the Company advised Stanger are the most recent available; (x) discussed with management of the Company the current and prospective performance of the Core-Portfolio Properties and market conditions and pricing parameters for properties similar to the Core-Portfolio Properties; (xi) reviewed the acquisition parameters for similar apartment assets as summarized in surveys prepared by PriceWaterhouseCoopers and Real Estate Research Corporation; (xii) reviewed the note and loan agreements on the Assumed Mortgages; (xiii) reviewed the financial statements of the Company for the 2014, 2015, 2016 and March 31, 2017 periods as filed with the SEC on Forms 10-K and 10-Q; and (xiv) conducted such other analyses and inquiries, as Stanger deemed appropriate.

Assumptions

In evaluating the Core-Portfolio Consideration, Stanger assumed with the Special Committee’s consent that the Core-Portfolio Sale Agreements will not, when executed, differ in any material respect from the draft thereof which Stanger reviewed and that the Core-Portfolio Sale will be consummated in accordance with the terms of the Core-Portfolio Sale Agreements. In rendering its opinion, Stanger was advised that it may rely upon, and therefore relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to Stanger by or on behalf of the Company, the Advisor and the Sub-Advisor (together, the “KBS Parties”). Stanger did not perform an independent appraisal, engineering, structural or environmental study of the Core-Portfolio Properties and relied upon the representations of the KBS Parties and their representatives regarding the physical condition and capital expenditure requirements of the Core-Portfolio Properties. Stanger also relied on the assurance of the KBS Parties that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Core-Portfolio Sale provided or communicated to it were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the information Stanger reviewed between the date such information was provided and the date of its opinion letter; and that the KBS Parties were not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect. Nothing came to Stanger’s attention that would lead Stanger to believe that any of the foregoing was incorrect, incomplete or misleading in a material respect. Stanger’s opinion is based on business, economic, real estate and securities markets and other conditions as they existed and could be evaluated on the date of its opinion and addressed the Core-Portfolio Consideration as of the date of its opinion. Events occurring after the date of Stanger’s opinion may materially affect the assumptions it used in preparing its opinion.

Limitations and Qualifications

Stanger was not engaged to, and therefore did not: (i) appraise the Core-Portfolio Properties or any other assets or liabilities associated with the Core-Portfolio Properties; (ii) select the method of determining the type or amount of consideration to be paid in the Core-Portfolio Sale; (iii) make any recommendation to the board of directors or our stockholders with respect to whether or not to pursue the Core-Portfolio Sale, whether to accept or reject the Core-Portfolio Sale, the amount and form of the consideration to be received in the Core-Portfolio Sale, the assets and liabilities to be sold or repaid in connection with the Core-Portfolio Sale, or the impact, tax or otherwise, of acceptance or rejection of the Core-Portfolio Sale; (iv) express any opinion as to (a) the business decision to pursue the Core-Portfolio Sale, or alternatives to the Core-Portfolio Sale, or the impact of the Core- Portfolio Sale on the future operations and financial performance of the Company; (b) the amount or allocation of expenses relating to the Core-Portfolio Sale; (c) the allocation and method of allocation of the Core-Portfolio Consideration amongst the Core-Portfolio Properties; (d) any legal, tax, regulatory or accounting matters, as to which Stanger understood that the Company had obtained such advice as it deemed necessary from qualified professionals; or (e) any terms of the Core-Portfolio Sale other than the fairness, from a financial point of view, to our stockholders of the Core-Portfolio Consideration; or (v) opine as to the fairness of the amount or the nature of any compensation to any officers, directors, or employees of any parties to the Core-Portfolio Sale, or any class of such persons, relative to the compensation to our stockholders.

Summary of Analyses

In preparing its opinion, Stanger performed a variety of analyses, including those described below. In rendering its opinion, Stanger applied judgment to a variety of complex analyses and assumptions. Stanger advised the Special Committee that the preparation of a fairness opinion is a complex process that involves various quantitative and qualitative judgments and determinations with respect to financial, comparative and other analytical methods and information and the application of these methods and information to the unique facts and circumstances presented. Stanger arrived at its opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. The fact that any specific analysis is referred to is not meant to indicate that such analysis was given greater weight than any other analysis. Stanger made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its reviews and analyses. The assumptions made and the judgments applied in rendering its opinion are not readily susceptible to partial analysis or summary description. Accordingly, Stanger has advised the Special Committee that its entire analysis must be considered as a whole, and that selecting portions of its analyses, analytical methods and the factors considered without considering all factors and analyses and assumptions, qualifications and limitations of each analysis would create an incomplete view of the evaluation process underlying the opinion.

No property used in Stanger’s analyses for comparative purposes is identical to Core-Portfolio Properties, and no transaction used in Stanger’s analyses for comparative purposes is identical to the Core-Portfolio Sale. The estimates contained in Stanger’s analyses and the referenced valuation ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of the Core-Portfolio Properties do not purport to be appraisals or reflect the prices at which such assets actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond our control and the control of Stanger. Much of the information used in, and accordingly the results of, Stanger’s analyses are inherently subject to substantial uncertainty and, therefore, neither the Company nor Stanger assumes any responsibility if future results are materially different from those estimated or indicated.

The following is a summary of the material valuation analyses prepared in connection with Stanger’s opinion rendered on August 14, 2017. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

Overview of Reviews and Analyses

In conducting its reviews and analysis, Stanger considered, among other things the following financial and comparative valuation analyses on the Core-Portfolio Properties: (i) Discounted Cash Flow Analysis; (ii) Direct Capitalization Analysis; and (iii) Sales Comparable Analysis. Stanger also considered, among other things a discounted cash flow analysis on the mortgage debt to be assumed in connection with the Core-Portfolio Sale.

Discounted Cash Flow Analysis – Mortgage Debt Assumed

Stanger was advised that the Assumed Mortgages will be assumed by the Purchaser in connection with the Core-Portfolio Sale. Stanger estimated a range of value for the Assumed Mortgages by using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics.

Stanger’s review was conducted by reviewing published survey/mortgage market information, interviewing market participants and reviewing 107 fixed-rate multi-family and apartment mortgages that originated between 2015 and the second quarter of 2017. Stanger observed that the fixed rate multi-family and apartment mortgages had interest rates ranging from 3.0% to 5.6%. Stanger reviewed published surveys on multi-family and apartments mortgages and observed:

•

that the Cushman and Wakefield Capital Markets Update dated June 29, 2017 indicated that 10-year fixed-rate mortgages for class A and class B/C multi-family (agency and non-agency) properties with a 75% to 80% loan to value ratio have a spread of 210 to 220 basis points over the treasury rate.

•

the John B. Levy and Company survey of mortgage quotes dated April 6, 2017 indicated that apartments with a 1.20 to 1.35 debt service coverage ratio and loan to value range of 70% to 75% were quoted fixed-rate mortgages based on a spread of 210 to 260 basis points over the 10-year swap yield.

Because of attributes specific to each Assumed Mortgage, Stanger believed that it was inappropriate to, and therefore did not, rely solely on the ranges or quantitative averages of the loan originations and investor surveys cited above. Accordingly, Stanger, based upon its experience, also made qualitative judgments concerning the Assumed Mortgages. These qualitative judgments considered such factors as, among others, remaining loan term, loan-to-value ratios, debt-service-coverage ratios, debt yield, prepayment terms and collateral property attributes (i.e., age, location, etc.).

The following summarizes the current market interest rates utilized by Stanger and the resulting aggregate range of mark-to-market adjustment for the Assumed Mortgages:

	Effective Interest Rate	Market Interest Rate Ranges
The Residence at Waterstone	3.85%	4.40% - 4.90%
Lofts at the Highlands	3.45%	4.00% - 4.50%

	Low	High
Aggregate Range of Favorable Mark-to-Market Value Adjustment	$3,262,000	$5,894,000

Stanger included the range of favorable mark-to-market adjustments in the above table in each of the valuation analysis noted below.

Discounted Cash Flow Analysis - Core-Portfolio Properties

Stanger estimated a range of value for the Core-Portfolio Properties by calculating the estimated net present value of the projected unlevered cash flows for each of the Core-Portfolio Properties based on a ten-year projection. Stanger identified competing properties for each of the Core-Portfolio Properties and data on market rental and occupancy rates were obtained. Stanger compared the obtained data to each of the Core-Portfolio Properties’ posted rental rates and occupancy. Stanger also reviewed historical effective gross income for each of the Core-Portfolio Properties and after assessing the above factors, estimated an effective gross income for each of the Core-Portfolio Properties based upon the unit configuration, market rental rates, market occupancy rate and other income estimates.

Stanger reviewed historical data on the operating expenses for each of the Core-Portfolio Properties, as prepared by the Company, and projected expenses based on this review and on available published regional averages. Stanger subtracted the projected expenses from the estimated effective gross income to calculate net operating income for each Core-Portfolio Property. Stanger also reviewed historical income, expenses and net operating income for each Core-Portfolio Property.

Stanger prepared a ten-year projection of net operating income for each of the Core-Portfolio Properties based on net operating income estimated in accordance with its analysis of effective gross income and expenses and escalation factors deemed appropriate for each of the Core-Portfolio Properties.

A terminal value at the end of the projected holding period was estimated by Stanger based upon the capitalization of net operating income for the year following the projected holding period. Stanger reviewed published survey data to establish a range of discount rates to be applied to the projected cash flows and residual value and to establish a range of terminal capitalization rates to be applied to the residual net operating income from each Core-Portfolio Property to determine the residual value. Stanger observed:

•

that the PriceWaterhouseCoopers Real Estate Investor Survey, a widely recognized and publicly available publication, for the second quarter 2017 indicated that target discount rates among survey participants for apartment properties ranged from 5.50% to 10.00%, averaging 7.28% and terminal capitalization rates ranged from 4.5% to 8.0%, averaging 5.82%; and

•

the Real Estate Research Corporation investor survey, a widely recognized and publicly available publication, for the first quarter 2017 indicated that discount rates among survey participants for apartment properties ranged from 5.8% to 9.0%, averaging 7.2% and terminal discount rates ranged from 4.3% to 6.3%, averaging 5.6%.

Because of attributes specific to each Core-Portfolio Property, Stanger believed that it was inappropriate to, and therefore did not, rely solely on the ranges or quantitative averages of the investor surveys cited above. Accordingly, Stanger, based upon its experience, also made qualitative judgments concerning the Core-Portfolio Properties. These qualitative judgments considered such factors, among others, as age, location and property quality. The following summarizes the discount rates and terminal capitalization rates utilized by Stanger and the resulting aggregate range of value for the Core-Portfolio Properties:

	Discount Rate Ranges	Terminal Capitalization Rate Ranges
Legacy at Valley Ranch	7.25% - 7.75%	5.75% - 6.25%
The Residence at Waterstone	7.00% - 7.50%	5.50% - 6.00%
Crystal Park at Waterford	7.75% - 8.25%	6.25% - 6.75%
Lofts at the Highlands	7.50% - 8.00%	6.00% - 6.50%

	Low	High
Aggregate Range of Value	$205,290,000	$223,020,000
Mark-to-Market Value Adjustment	3,262,000	5,894,000

Total	$208,552,000	$228,914,000

Stanger observed that the Core-Portfolio Consideration for the Core-Portfolio Properties of $218,900,000 is within the range of aggregate values established by the Discounted Cash Flow Analysis inclusive of the mark-to-market adjustment on the Assumed Mortgages. Stanger concluded that the Discounted Cash Flow Analysis supports the fairness of the Core-Portfolio Consideration.

Direct Capitalization Analysis - Core-Portfolio Properties

The estimated value range of the Core-Portfolio Properties was based upon the capitalization of Stanger’s forward estimate of net operating income, as adjusted for real estate tax resets where applicable, for each Core-Portfolio Property. The net income for each Core-Portfolio Property was capitalized at a range of rates deemed appropriate for such apartment asset.

To help establish the range of capitalization rates, Stanger reviewed information on selected apartment property purchase and sale transactions in similar markets during the period from 2015 through the second quarter 2017 as obtained from Real Capital Analytics, a widely recognized source of commercial real estate transactional data. Stanger observed that the capitalization rates reported for precedent purchase and sale transactions for similar apartment assets ranged from 3.2% to 8.2%. Stanger also observed that:

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the PriceWaterhouseCoopers Real Estate Investor Survey for the second quarter 2017 indicated that target going-in capitalization rates among survey participants for apartment properties ranged from 3.5% to 8.0%, averaging 5.4%; and

•

the Real Estate Research Corporation investor survey for the first quarter 2017 indicated that target going-in capitalization rates among survey participants for apartment properties ranged from 4.0% to 6.5%, averaging 5.2%.

Because of attributes specific to the Core-Portfolio Properties, Stanger believed that it was inappropriate to, and therefore did not, rely solely on the ranges or quantitative averages of the investor surveys or Real Capital Analytics data cited above. Accordingly, Stanger, based upon its experience, also made qualitative judgments concerning the Core-Portfolio Properties to establish the range of capitalization rates deemed appropriate for each of the Core-Portfolio Properties. These qualitative judgments considered such factors, among others, as age, location and property quality. The analysis indicated the following range of direct capitalization rates for each of the Core-Portfolio Properties, which resulted in an aggregate range of value for the Core-Portfolio Properties as follows:

	Range of Direct Capitalization Rates
Legacy at Valley Ranch	5.25%	-	5.75%
The Residence at Waterstone	5.00%	-	5.50%
Crystal Park at Waterford	5.75%	-	6.25%
Lofts at the Highlands	5.50%	-	6.00%

	Low		High
Aggregate Range of Value	$202,450,000		$221,130,000
Mark-to-Market Value Adjustment	3,262,000		5,894,000

Total	$205,712,000		$227,024,000

Stanger observed that the Core-Portfolio Consideration for the Core-Portfolio Properties of $218,900,000 is within the range of aggregate values established by the Direct Capitalization Analysis inclusive of the mark-to-market adjustment on the Assumed Mortgages. Stanger concluded that the Direct Capitalization Analysis supports the fairness of the Core-Portfolio Consideration.

Sales Comparable Analysis - Core-Portfolio Properties

The estimated implied aggregate value of the Core-Portfolio Properties was determined utilizing a Sale Comparable Analysis, calculated using a per unit value range ascribed to each Core-Portfolio Property multiplied by the number of units at each property. Per unit value ranges were estimated by reviewing data on apartment property purchase and sale transactions in similar markets during the period from 2015 through the second quarter 2017 as obtained from Real Capital Analytics. Stanger observed that these transactions represented a sale price per unit range of $109,225 to $332,515, averaging $199,069.

Because of attributes specific to the Core-Portfolio Properties, Stanger believed that it was inappropriate to, and therefore did not, rely solely on the ranges or quantitative averages of the Real Capital Analytics data cited above. Accordingly, Stanger, based upon its experience, also made qualitative judgments concerning the Core-Portfolio Properties to establish the range of values per unit deemed appropriate for each of the Core-Portfolio Properties. These qualitative judgments considered such factors, among others, as age, location, occupancy and property quality. The analysis indicated the following range of per unit values for each of the Core-Portfolio Properties:

	Number of Units	Range of Per Unit Values
Legacy at Valley Ranch	504	$125,000	-	$135,000
The Residence at Waterstone	255	$245,000	-	$255,000
Crystal Park at Waterford	314	$130,000	-	$140,000
Lofts at the Highlands	200	$185,000	-	$195,000

		Low		High
Aggregate Range of Value		$207,380,000		$220,110,000
Mark-to-Market Value Adjustment		3,262,000		5,894,000

Total		$210,642,000		$226,004,000

Stanger observed that the Core-Portfolio Consideration for the Core-Portfolio Properties of $218,900,000 is within the range of aggregate values established by the Sales Comparable Analysis inclusive of the mark-to-market adjustment on the Assumed Mortgages. Stanger concluded that the Sales Comparable Analysis supports the fairness of the Core-Portfolio Consideration.

Conclusions

Stanger concluded that, based upon its analysis and the assumptions, qualifications and limitations cited in its opinion, as of the date of the fairness opinion, the Core-Portfolio Consideration is fair, from a financial point of view, to our stockholders. The issuance of the fairness opinion was approved by the Fairness Opinion Committee of Stanger.

Compensation and Material Relationships

Stanger

The Company is not affiliated with Stanger or any of its affiliates. Although the Company, the Advisor or their affiliates may engage Stanger or its affiliates in the future for valuations and commercial real estate-related services of various kinds, the Special Committee believes that there are no material conflicts of interest with respect to its engagement of Stanger.

Under the terms of its engagement and as further described in this proxy statement, Stanger provided various financial advisory services, as requested by the Special Committee as customary for an engagement in connection with exploring strategic alternatives, and also prepared its fairness opinion. For its financial advisory services, Stanger was paid usual and customary compensation in the amount of $300,000. For preparing the fairness opinion, Stanger was paid a fee of $120,000. The fee was negotiated between the Special Committee and Stanger. Payment of the fee to Stanger was not dependent upon completion of the Core-Portfolio Sale or upon the findings of Stanger with respect to fairness. In addition, Stanger was reimbursed for certain out-of-pocket expenses, including legal fees, and will be indemnified against all liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger’s engagement or performance of its services to the Company other than liabilities resulting from Stanger’s gross negligence or willful misconduct. In connection with providing its opinion, except as otherwise described in this proxy statement, Stanger did not serve as a financial advisor to any party with respect to the Core-Portfolio Sale that is the subject of the opinion. During the past two years the Company has subscribed to certain Stanger publications. Stanger was paid usual and customary compensation in connection with such subscriptions in the amount of $7,691.

HFF

HFF is a leading provider of commercial real estate and capital markets services. The Company engaged HFF to market its properties for sale. The Company is not affiliated with HFF or any of its affiliates. During the past two years, neither the Company nor its affiliates have engaged HFF to provide any real estate brokerage or other services other than the engagement of HFF by an entity associated with the Company’s Legacy sponsors to provide real estate capital markets services in connection with a development project.

Under the terms of its engagement, the Company has paid HFF commissions of $0.6 million as of the date of this proxy statement, including for the sale of Wesley Village and Watertower Apartments, and anticipates that, upon the disposition of its final property, it will have paid HFF additional commissions in an aggregate amount of $3.1 million. The Company has also reimbursed HFF for certain expenses in the amount of $75,000.

Reporting Requirements

Whether or not the Plan of Liquidation, including the Core-Portfolio Sale, is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with such reporting requirements is economically burdensome. Moreover, even if the Reporting Proposal is approved and the charter would no longer require us to provide audited financial statements to our stockholders, any decision by the Company to cease providing audited financial statements to our stockholders would require that the SEC grant us relief from certain reporting requirements under the Exchange Act. If the Plan of Liquidation is approved, we may seek relief from the SEC from certain reporting requirements under the Exchange Act (other than with respect to the filling of current reports on Form 8-K). There can be no assurances that such relief will be granted by the SEC.

Current Litigation Arising from Our Actions in Connection with the Plan of Liquidation or Core-Portfolio Sale

There is currently no litigation arising from our actions in connection with the Plan of Liquidation or Core-Portfolio Sale.

Our Common Stock

We currently intend to close our stock transfer books on the date we file the Articles of Dissolution with the SDAT and at such time cease recording stock transfers. Our common stock is not currently listed on a stock exchange. We intend to make a public announcement of the anticipated filing date of the Articles of Dissolution at least three business days in advance of the filing.

Regulatory Approvals

No U.S. federal or state regulatory requirements must be complied with or approvals obtained in connection with the Plan of Liquidation, other than the requirements of the MGCL.

Appraisal or Dissenters’ Rights

Under Maryland law, our stockholders are not entitled to appraisal rights or to any similar rights of dissenters for their shares of our common stock in connection with the transactions contemplated by the Plan of Liquidation, including the Core-Portfolio Sale.

Vote Required

Under the charter, the affirmative vote of a majority of all of the shares of common stock entitled to vote on the Plan of Liquidation Proposal is required for approval of the Plan of Liquidation Proposal. Because of this majority vote requirement, “ABSTAIN” votes and broker non-votes will have the effect of a vote against the Plan of Liquidation Proposal.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the Plan of Liquidation Proposal.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (i) via the Internet, (ii) by telephone or (iii) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE PLAN OF LIQUIDATION PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations that may be relevant to you from the transactions described in this proxy statement. This discussion is based on the laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, and some of which may have retroactive effect. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. This discussion assumes that we have qualified at all times throughout our existence, and will continue to qualify until our liquidation, as a real estate investment trust, or, REIT for U.S. federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States) subject to special treatment under the U.S. federal income tax laws.

YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT AND YOUR RECEIPT OF LIQUIDATING DISTRIBUTIONS FROM US IN CONNECTION WITH THE PLAN OF LIQUIDATION.

U.S. Federal Income Tax Consequences to the Company and Our Stockholders

U.S. Federal Income Tax Consequences to the Company

For U.S. federal income tax purposes, we are taxed as a REIT under Sections 856 through 860 of the Code. If the Plan of Liquidation is approved by our stockholders, we currently expect that we will continue to qualify as a REIT prior to the final distribution of assets. However, in order for us to continue to qualify as a REIT, we must satisfy a number of asset, income and distribution tests and there can be no assurances that we will be able to satisfy these tests throughout the liquidation process. For example, in order to maintain our REIT status, we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, our principal investments must continue to be in real estate assets. We plan to sell six of our properties regardless of whether the Plan of Liquidation is approved by our stockholders. Accordingly, there can be no assurances that we will be able to satisfy these tests throughout the liquidation process pursuant to the Plan of Liquidation and the failure to satisfy such tests could cause us to lose our qualification as a REIT. The board of directors has the authority under the Plan of Liquidation to cause us to discontinue our status as a REIT at any time if the board of directors finds it in the best interest of our stockholders to do so.

The Code defines a REIT generally as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Code Sections 856 through 860; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code); and (vii) which meets certain other tests regarding the nature of its income and assets and the amount of its distributions. We believe that we have issued a sufficient number of shares to allow us to satisfy conditions (v) and (vi) above. In addition, the charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (v) and (vi) above.

In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction (as described below) and excluding our net capital gain, and (b) 90% of our net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We may elect to retain and pay taxes on all or a portion of our net long-term capital gains for any taxable year, in which case our stockholders would include in their income as long-term capital gains their proportionate share of such undistributed capital gains. Our stockholders would be treated as having paid their proportionate share of the capital gains tax paid by us, which amounts would be credited or refunded to our stockholders. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent possible, we intend to pay timely distributions sufficient to satisfy this annual distribution requirement.

As a REIT, we are generally not subject to federal corporate income tax on the portion of our taxable income or capital gain that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction (the “DPD”). We will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed to our stockholders. Under Code Section 562(b), distributions eligible for the DPD include (i) in the case of amounts distributed in liquidation, the part of such distribution (deducting for such purpose the amount of such distribution equal to the capital and paid-in surplus attributable to the stock with respect to which the distribution is being paid) which is properly chargeable to earnings and profits accumulated after February 28, 1913; and (ii) in the case of a complete liquidation of a corporation occurring within 24 months after the adoption by a corporation of a Plan of Liquidation, any distribution within such period pursuant to such plan to the extent of the earnings and profits (computed without regard to capital losses) of such corporation for the taxable year in which such distribution is paid. In addition, under Code Section 562(e), in the case of a REIT, in determining the amount of dividends under Code Section 316 for purposes of computing the DPD, the earnings and profits of such REIT are increased for any taxable year by the total amount of gain, if any, on the sale or exchange of real property by the REIT during such taxable year.

So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. The prohibited transactions tax is intended to prevent a REIT from retaining any profit from the sales of properties held primarily for sale to customers in the ordinary course of business. The Code provides for a “safe harbor” which, if all its conditions are met, would protect a REIT’s property sales from being considered prohibited transactions. Whether a property is held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our remaining properties, including the Core-Portfolio Properties, are held for investment and the production of rental income, and that none of the prior or contemplated sales of our properties will constitute a prohibited transaction. We do not believe that the prior sales of the Company’s properties, nor the pending sales of the Company’s remaining properties pursuant to the Plan of Liquidation should be subject to the prohibited transactions tax. However, due to certain factors, the contemplated sales may not qualify for the protective safe harbor. There can, however, be no assurances that the IRS will not successfully challenge the characterization of properties we hold for purposes of applying the prohibited transaction tax.

We expect to completely liquidate within 12 months after the adoption of the Plan of Liquidation, in which case any liquidating distributions that we pay to our stockholders within such 12-month period pursuant to such Plan of Liquidation will, to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such liquidating distributions are paid, be treated as dividends for purposes of computing our DPD. For this purpose, for the taxable year in which we pay the liquidating distributions to our stockholders, our earnings and profits will include any gain resulting from the sale of our properties. As a result, and provided that we continue to qualify as a REIT (and provided we do not have net gain from a prohibited transaction), we believe that we will not be subject to U.S. federal corporate income tax on gain recognized in connection with liquidating sales of our properties, nor will we be subject to U.S. federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated properties.

If we are unable to dispose of all of our remaining properties within 24 months after adoption of the Plan of Liquidation or if it is otherwise advantageous or appropriate to do so, the board of directors may establish a liquidating trust to which we could distribute in kind our assets. Even if all of our remaining properties were disposed of within such period, the board of directors may decide to establish a liquidating trust to retain cash reserves beyond such 24-month period to meet any contingent liabilities. Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, the trust will no longer be considered a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations. If we establish a liquidating trust, we intend to comply with such IRS guidelines.

An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. The liquidating trust will be treated as a grantor trust, and accordingly, will not be subject to tax on any income or gain recognized by it. For tax consequences of transfers made to the liquidating trust, see “ – U.S. Federal Income Tax Consequences to U.S. Stockholders” below. If the liquidating trust fails to qualify as such, its treatment for U.S. federal income tax purposes will depend, among other things, upon the reasons for its failure to so qualify. If the liquidating trust fails to qualify as a grantor trust because the liquidation is considered to have been unreasonably prolonged or the liquidation purpose has become so obscured by business activities that the declared purpose of liquidation is considered to have been lost or abandoned, then the liquidating trust will most likely be treated as a partnership. Partnership status, however, would require that the liquidating trust avoid being classified as a publicly traded partnership, which among other things may require that beneficial interests in the trust not be transferable. If formed, we expect that the beneficial interests in the liquidating trust will not be freely transferable. If the liquidating trust were classified as a publicly traded partnership, the liquidating trust itself would be subject to tax, and stockholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the liquidating trust were classified as a partnership for U.S. federal income tax purposes, it is likely that the tax consequences to the stockholders as a result of owning beneficial interests in the liquidating trust would not differ materially from the tax consequences to the stockholders if the liquidating trust was classified as a grantor trust. If the liquidating trust were classified as a corporation, the liquidating trust itself would be subject to tax and stockholders could also be subject to tax upon the receipt of certain distributions from the liquidating trust. If the board of directors elects to use a liquidating trust, it is anticipated that every effort will be made to ensure that the trust will be classified as a grantor trust for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences to U.S. Stockholders

For purposes of this discussion, a “U.S. Stockholder” is a beneficial owner of our shares that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States or any state of the United States (or the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) certain tax-exempt entities, including individual retirement accounts, or (v) a trust if (a) both: (1) a U.S. court is able to exercise primary supervision over the administration of the trust, and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, was treated as a domestic trust on August 19, 1996, and was eligible to elect, and validly elected, to be treated as a domestic trust. A “Non-U.S. Stockholder” is any beneficial owner of our shares other than a U.S. Stockholder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes. If a partnership, or entity treated as a partnership for U.S. federal income tax purposes, holds our shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Stockholders may receive one or more liquidating distributions as a result of our liquidation and dissolution. The amount of any liquidating distribution should be applied first to reduce a stockholder’s tax basis in his, her or its shares of our common stock, but not below zero. If the amount of the liquidating distributions is less than the stockholder’s tax basis in his, her or its shares of our common stock, the stockholder will generally recognize a loss. This loss, however, will not be recognized until the taxable year in which the final liquidating distribution is received by the stockholder. Thus, if the liquidation process takes two years to complete, it is likely any such loss would not be expected to be recognizable until the 2019 taxable year. Note that if the board of directors decides to establish a liquidating trust, the distribution to stockholders of beneficial interests in the liquidating trust will constitute the final liquidating distribution for these purposes. The amount of the distributions in excess of a stockholder’s tax basis in his, her or its shares of our common stock will be gain, and should be recognized in the year the distribution is received.

The gain or loss will be a capital gain or loss, assuming that the shares of our common stock are held as a capital asset (generally, property held for investment). A capital gain or loss will be long-term with respect to stock that has been held by a stockholder for more than one year. U.S. Stockholders who are individuals, estates or trusts may be subject to an additional 3.8% Medicare tax on their gain from the liquidation, and should consult their tax advisors concerning the applicability of this tax. There are limitations on the deductibility of capital losses, including that net capital losses may offset only capital gains and up to $3,000 of ordinary income per year in the case of individuals, and may only offset capital gains in the case of corporations. Individuals may carry forward any unused net capital losses indefinitely. Long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed as preferential rates.

Tax-exempt stockholders, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income” (“UBTI”), as defined in the Code. A full discussion of the consequences of tax-exempt and Non-U.S. Stockholders of using a liquidating trust is beyond the scope of this proxy statement and any such stockholder is urged to consult its own tax advisors regarding the federal, state and local income and other tax consequences of their receipt of liquidating distributions from us.

If the board of directors decides to establish a liquidating trust, as discussed above, the distribution of beneficial interests in the liquidating trust will be treated as a distribution in liquidation of the U.S. Stockholder’s shares of our common stock. Accordingly, each stockholder will be treated as having received a liquidating distribution equal to his, her or its share of the amount of cash and the fair market value of any asset transferred to the liquidating trust. At that time, expected to be the 2019 taxable year, recognizable loss will be triggered. This loss will be subject to certain limitations and carryforward rules as discussed above. After such distribution, our stockholders will be beneficiaries of such liquidating trust and be treated as the owner of his, her or its pro rata portion of each asset, including cash, received by and held by the liquidating trust. Each stockholder will recognize gain to the extent such value is greater than his, her or its basis in shares notwithstanding that he, she or it may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability.

The liquidating trustee will file tax returns for the liquidating trust and will send to each stockholder a separate statement setting forth the stockholder’s share of items of income, gain, loss, deduction and credit. In addition, each stockholder will be required to take into account in computing his, her or its taxable income a pro rata share of each item of income, gain and loss of the liquidating trust, which may create additional U.S. tax compliance requirements and/or payments for tax-exempt stockholders and Non-U.S. Stockholders. An individual stockholder who itemizes deductions may deduct his, her or its pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the stockholder’s other miscellaneous deductions, exceeds 2% of his, her or its adjusted gross income. A stockholder will also recognize taxable gain or loss when all or part of his, her or its pro rata portion of an asset is disposed of for an amount greater or less than his, her or its pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss will be capital gain or loss so long as the stockholder holds his, her or its interest in the assets as a capital asset.

Our stockholders will receive an applicable IRS Form 1099 for the receipt of liquidating distributions received from us.

U.S. Federal Income Tax Consequences to Non-U.S. Stockholders

The rules governing U.S. federal income taxation of Non-U.S. Stockholders are complex, and no attempt will be made in this proxy statement to provide more than a limited summary of such rules. A Non-U.S. Stockholder should consult with his, her or its own tax advisor to determine the impact of U.S. federal, state and local income tax laws with regard to the Plan of Liquidation and each Non-U.S. Stockholder’s receipt of liquidating distributions from us. Accordingly, this discussion does not address all aspects of U.S. federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a Non-U.S. Stockholder in light of his, her or its particular circumstances.

U.S. Federal Income Tax Consequences to Non-U.S. Stockholders Under The Foreign Investment In Real Property Tax Act of 1980 (“FIRPTA”)

In general, Section 897 of the Code requires a Non-U.S. Stockholder that disposes of a “United States real property interest,” or USRPI, to treat any gain or loss from such disposition as gain that is effectively connected with the conduct of a trade or business within the United States or as loss that is allocable to such gain. A USRPI includes an interest in real property located in the United States and any interest other than that of a creditor in a domestic corporation that is a “United States real property holding corporation.”

As discussed above, we currently contemplate that we will continue to qualify as a REIT prior to the final distribution of assets. Accordingly, the FIRPTA provisions governing distributions from REITs treat, for U.S. federal income tax purposes, the liquidation as a liquidating distribution from us to Non-U.S. Stockholders of the net proceeds from liquidation. The IRS has taken the position in Notice 2007-55 that the FIRPTA provisions governing distributions from REITs apply to the extent liquidating distributions are attributable to gain from the sale of USRPIs, except under limited circumstances which are inapplicable here. Non-U.S. Stockholders should consult their tax advisors regarding the application of those provisions.

The IRS stated in Notice 2007-55 that REIT liquidating distributions are subject to tax under Code Section 897(h)(1) to the extent attributable to gain from the sale of USRPIs. Thus, under Notice 2007-55, the liquidating distributions received by a Non-U.S. Stockholder are subject to tax under FIRPTA as a distribution to the extent they are attributable to gain from the sale of our properties. If the liquidating distributions were taxed under FIRPTA, the gain recognized by a Non-U.S. Stockholder generally would be subject to U.S. federal income tax on a net basis to the extent attributable to gain from the sale of our properties, and a corporate Non-U.S. Stockholder could also be subject to the branch profits tax on such FIRPTA gain. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the liquidating distributions that are, or are treated as, attributable to gain from the sale of USRPIs and paid to a Non-U.S. Stockholder.

A Non-U.S. Stockholder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. Holders should consult their tax advisor regarding withholding tax considerations.

There are recently enacted exceptions to taxation under FIRPTA which are summarized in this proxy statement. Pursuant to recently enacted legislation referred to as the Protecting Americans from Tax Hikes Act of 2015 (the “PATH Act”), effective after December 18, 2015, certain Non-U.S. Stockholders that meet certain specific requirements to be treated as “qualified foreign pension funds” are exempted from FIRPTA and applicable withholding. This exemption would generally apply to dispositions of our shares, or distributions attributable to gain from the sale of a USRPI. In addition, under the PATH Act shares of a REIT held by certain Non-U.S. Stockholders that meet certain specific requirements of a “qualified shareholder” will not be treated as a USRPI, and capital gain dividends from such a REIT will not be treated as gain from the sale of a USRPI, unless a person (other than a “qualified shareholder”) that holds an interest in such qualified shareholders owns, taking into account applicable constructive ownership rules, more than 10% of the shares of the REIT. In general, for these purposes, a “qualified shareholder” is a foreign person which is in a treaty jurisdiction and satisfies certain publicly traded requirements, meets certain specific requirements to be a “qualified collective investment vehicle” and maintains records on the identity of certain 5% owners. The provisions of the PATH Act relating to “qualified shareholders” and “qualified foreign pension funds” are complex. Potential stockholders should consult their own tax advisors with respect to the potential impact of the PATH Act in their particular circumstances.

U.S. Federal Income Tax Consequences to Non-U.S. Stockholders Other Than Under FIRPTA

Gain recognized by a Non-U.S. Stockholder upon our dissolution and his, her or its receipt of liquidating distributions from us which is not otherwise subject to taxation under FIRPTA will nonetheless be subject to U.S. federal income tax if (i) the Non-U.S. Stockholder’s investment in his, her or its stock is “effectively connected” with the Non-U.S. Stockholder’s United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain, except that a foreign corporation Non-U.S. Stockholder also may be subject to the 30% branch profits tax; or (ii) an individual Non-U.S. Stockholder is present in the United States for at least 183 days during a three-year period ending in the current calendar year, in which case the individual Non-U.S. Stockholder will be subject to a 30% tax on his or her net capital gains for the taxable year.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code and subsequent IRS guidance provide that a 30% withholding tax will be imposed on distributions to a non-U.S. entity if such entity fails to satisfy certain disclosure and reporting rules. In general, these rules require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. In the event of noncompliance with the FATCA requirements, withholding at a rate of 30% on our liquidating distributions paid to the non-complying Non-U.S. Stockholder which is a foreign financial entity will be required, and such stockholder will be required to seek a refund from the IRS to obtain a refund of any amounts withheld. Non-U.S. Stockholders should consult their tax advisors concerning these rules.

Income Tax Treaties. If a Non-U.S. Stockholder is eligible for treaty benefits under an income tax treaty with the United States, the Non-U.S. Stockholder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. Stockholders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

Backup Withholding and Information Reporting Consequences to Stockholders

Backup withholding (currently at a rate of 28%) may apply to payments made to a U.S. Stockholder in connection with the liquidation unless the U.S. Stockholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding or otherwise complies with the applicable requirements of the backup withholding rules, which generally may be done by providing us with a properly completed and signed IRS Form W-9. Individual U.S. Stockholders who do not provide us with their correct taxpayer identification number may be subject to penalties imposed by the IRS. We may also be required to withhold on liquidating distributions paid to any U.S. Stockholders who fail to certify their non-foreign status.

If you are a Non-U.S. Stockholder, liquidating distributions paid to you may be subject to backup withholding tax unless such stockholder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, W-8BEN-E or other applicable version of IRS Form W-8. If a Non-U.S. Stockholder is subject to backup or other U.S. federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution, even though there is insufficient cash from which to satisfy the withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

State and Local Taxes

Our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the transactions described in this proxy statement and on the receipt of the liquidating distributions from us.

PROPOSAL 2. THE CHARTER AMENDMENT PROPOSALS

At the annual meeting, you and the other stockholders will vote on the Charter Amendment Proposals.

Summary Reason for the Charter Amendment Proposals

The board of directors believes that it would be advisable and in our best interest to amend the charter. Because shares of our common stock are not listed on a national securities exchange, we were required to register our public offerings with the state securities administrators in each state in which we desired to offer securities for sale. In offerings that are subject to their regulation, most states hold real estate investment trusts to the standards set forth in the Statement of Policy Regarding Real Estate Investment Trusts promulgated by the North American Securities Administrators Association, Inc. (the “NASAA REIT Guidelines”). As a result, the charter includes a number of limitations and requirements that are imposed by the NASAA REIT Guidelines. As we completed subscription processing procedures relating to in our primary follow-on offering in April 2014 and do not intend to raise capital publicly as an unlisted company in the future, it is not necessary that the charter conform to the requirements of the NASAA REIT Guidelines.

Principal Changes

On August 14, 2017, the board of directors adopted a resolution to recommend that our stockholders approve each of the Charter Amendment Proposals. The following discussions summarize the principal changes we are asking our stockholders to approve in connection with the Charter Amendment Proposals. These summary descriptions are qualified in their entirety by the complete text of Amendment No. 1 to the charter (the “Charter Amendment”), which is attached hereto at Annex B-1. A marked version showing the proposed changes to the applicable sections of the charter is attached hereto at Annex B-2.

Except as noted below, if approved by our stockholders at the annual meeting, the amendments reflected in the Charter Amendment will be effected by our filing of the Charter Amendment with the SDAT, and each will become effective upon filing and acceptance of record by the SDAT. If approved, we plan to file the Charter Amendment immediately following the stockholder vote on the Charter Amendment Proposals. If any of the Indemnification Proposal, the Reporting Proposal or the Operating Expenses Proposal is not approved by our stockholders, we will omit the proposed changes with respect to any proposal not approved from the Charter Amendment prior to filing with the SDAT, and such changes will not become part of the amended charter.

Proposal 2A. The Indemnification Proposal

The charter provides for exculpation of our present and former directors and officers, and provides for indemnification of our present and former directors and officers and the Advisor and its affiliates. However, the charter contains the following conditions on our ability to indemnify and exculpate our present and former directors and the Advisor and its affiliates consistent with the conditions set forth in the NASAA REIT Guidelines, which conditions had previously been required by state securities administrators in connection with our public offerings or that related to such required provisions:

•	the person seeking indemnification must have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest;

•	the person seeking indemnification must have been acting on our behalf or performing services for us; and

•

the liability or loss must not have been the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss must not have been the result of gross negligence or willful misconduct.

In addition, the charter currently provides that we may not indemnify any present or former director or the Advisor or any of its affiliates or any person acting as a broker-dealer for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions is met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered or sold as to indemnification for securities law violations.

Finally, as required by the NASAA REIT Guidelines, the charter currently provides that we may pay or reimburse reasonable legal expenses and other costs incurred by a present or former director or the Advisor or its affiliates in advance of final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following conditions are satisfied:

•	the legal proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•

the legal proceeding is initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•

the person seeking indemnification undertakes to repay us the advanced funds, together with interest at the applicable legal rate of interest, if it is ultimately determined that the person seeking indemnification is not entitled to indemnification.

In order to retain and recruit the most qualified directors and officers, we are proposing to remove these conditions and limitations and instead provide that we shall exculpate and indemnify our present and former directors and officers to the maximum extent permitted by Maryland law. Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law also permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

These amended provisions will provide our present and former directors and officers with broader and more comprehensive exculpation and indemnification rights. We believe exculpation and indemnification to the maximum extent permitted by the MGCL is appropriate because we can only act through our directors and officers. Hence, when they act in their capacity as directors and officers, our directors and officers are acting for and on behalf of the Company and not for their own account. Moreover, in the absence of exculpation and indemnification, we would be shifting the risks from those actions onto our directors and officers while internalizing the benefits from them. The market for talented and experienced nominees to stand for election as director and executives to serve as officers is competitive. Although we have not yet encountered difficulty in attracting qualified director nominees or officers, it is possible that in the future the best candidates will be attracted by other companies that do not have exculpation and indemnification conditions and limitations as onerous as those that were originally included in the charter from the NASAA REIT Guidelines.

In connection with the aforementioned revisions, we are also proposing to remove the limitations on advancements to our present and former directors for legal and other expenses and costs. We believe these changes are appropriate in connection with the proposed removal of conditions and limitations on exculpation and indemnification of directors as described above. To be most effective, we believe that the ability to advance expenses under the charter should follow the MGCL as do the proposed exculpation and indemnification provisions discussed above. Otherwise, the limitations on advancement of expenses in the charter may diminish a present or former director’s financial ability to defend against claims and losses for which the Company may ultimately be financially responsible if the charter is amended pursuant to the Indemnification Proposal. Under the MGCL, a director or officer who seeks advancement of expenses must undertake to repay any amount advanced by the Company if it is ultimately determined that the director’s or officer’s action or omission did not meet the standards for indemnification.

In addition, the removal of the provisions referenced above will allow the Company, pursuant to the advisory agreement, to exculpate and indemnify the Advisor and its affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties under the terms of the advisory agreement, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. In connection with the aforementioned revisions, we are also proposing to remove the limitations on advancements to the Advisor and its affiliates for legal and other expenses and costs. These amended provisions will provide the Advisor and its affiliates with broader and more comprehensive exculpation and indemnification rights and provide the Company broader ability to advance expenses for legal and other expenses and costs to the Advisor and its affiliates to assist them in defending against claims for which the Company may ultimately be financially responsible if the charter is amended pursuant to the Indemnification Proposal. We believe these changes will further motivate the Advisor to continue to provide services to the Company under the advisory agreement throughout the liquidation process.

Although we believe that these changes will improve our ability to retain and attract qualified directors and officers and an external advisor, the Indemnification Proposal does increase the risk that we and our stockholders will not be able to recover monetary damages from our directors if they fail to meet the statutory standard of conduct or from our officers if they fail to satisfy their duties under Maryland law or from the Advisor if it fails to satisfy its duties under the charter. In addition, the Indemnification Proposal would allow for indemnification of our present and former directors and officers and the Advisor and its affiliates in circumstances where indemnification is currently conditioned or limited by the charter. The reduced ability to recover from present and former directors and officers and the Advisor and its affiliates and the increased right to indemnification would be true not only for their future acts or omissions but also for acts or omissions that occurred prior to the date of the Charter Amendment. The Indemnification Proposal also increases the risk that we will incur significant defense costs that would otherwise have to be borne by our present and former directors and officers and the Advisor or its affiliates.

Summary of Specific Change

Listed below, in summary form, is the specific change that will be made to the charter if the Indemnification Proposal is approved by our stockholders at the annual meeting. Please see the marked version of the applicable section of the charter attached hereto at Annex B-2, which reflects all of the proposed amendments to the charter.

•

The amendment and restatement of Article XII to provide for the (i) expansion of our exculpation and indemnification of our present and former directors and officers to the maximum extent permitted by Maryland law; (ii) the expansion of our obligation to advance defense expenses to a present or former director or officer to the maximum extent permitted by Maryland law; and (iii) the elimination of conditions and limits on our ability to exculpate and indemnify the Advisor and its affiliates or advance defense expenses to the Advisor and its affiliates.

Proposal 2B. The Reporting Proposal

If approved, the Reporting Proposal would specifically remove from the charter the NASAA REIT Guidelines requirement, which requirement had previously been required by state securities administrators in connection with our public offerings or that related to such required provisions, to prepare an annual report for stockholders each year with the following information:

•	financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) that are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and its affiliates by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interest of our common stockholders and the basis for such determination; and

•

a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and the Advisor, a director or any affiliate thereof during the year, which disclosure would be examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

However, until our liquidation and dissolution is complete, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with these reporting requirements is economically burdensome. Moreover, even if the Reporting Proposal is approved and the charter would no longer require us to provide audited financial statements to our stockholders, any decision by the Company to cease providing audited financial statements to our stockholders would require that the SEC grant us relief from certain reporting requirements under the Exchange Act. If the Plan of Liquidation is approved, in order to curtail expenses, we intend, after filing our Articles of Dissolution, to seek relief from the SEC from certain reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution, along with any other reports that the SEC might require, but would discontinue filing annual and quarterly reports on Forms 10-K and 10-Q. However, the SEC may not grant any such relief. To the extent that we delay filing the Articles of Dissolution or if the SEC does not grant such relief, we would be obligated to continue complying with the applicable reporting requirements of the Exchange Act.

Summary of Specific Change

Listed below, in summary form, is the specific change that will be made to the charter if the Reporting Proposal is approved by our stockholders at the annual meeting. Please see the marked version of the applicable section of the charter attached hereto at Annex B-2, which reflects all the proposed amendments to the charter.

•	Deletion of Section 11.8 regarding the preparation and delivery of specific reports to stockholders.

Proposal 2C: The Operating Expenses Proposal

If approved, the Operating Expenses Proposal would specifically remove from the charter the NASAA REIT Guidelines limitation, which limitation had previously been required by state securities administrators in connection with our public offerings or that related to such required provisions, on total operating expenses to amounts that do not exceed the greater of 2% of the Company’s average invested assets or 25% of the Company’s net income for the four consecutive fiscal quarters then ended unless the Company’s conflicts committee has made a finding that, based on unusual and non-recurring factors that it deems sufficient, a higher level of expenses is justified.

Given (i) the professional fees and expenses the Company incurred related to its exploration of the availability of strategic alternatives, (ii) the anticipated fees and expenses related to the preparation of proxy materials and the solicitation of proxies in relation to the Plan of Liquidation Proposal, (iii) the costs and expenses of liquidation, and (iv) the Company’s decreasing portfolio of properties and revenues as a result of property sales, relative to certain general and administrative expenses that are fixed or do not decrease proportionately based on the Company’s portfolio size and revenues, we do not believe we will be able to remain in compliance with the current charter limitation on total operating expenses throughout the liquidation process without express findings by the conflicts committee of the board of directors. The Operating Expenses Proposal would allow us to proceed with the liquidation pursuant to the Plan of Liquidation, if approved by our stockholders, without the additional monitoring and burden created by the limitation.

Summary of Specific Changes

Listed below, in summary form, are the specific changes that will be made to the charter if the Operating Expenses Proposal is approved by our stockholders at the annual meeting. Please see the marked version of the applicable section of the charter attached hereto at Annex B-2, which reflects all the proposed amendments to the charter.

•	Deletion of Section 8.8 regarding the limitation on total operating expenses.

•	Corresponding changes in the definitions in Article IV and in Section 7.8.

Vote Required

Under the charter, the affirmative vote of a majority of all of the shares of common stock entitled to vote on each of the Charter Amendment Proposals is required for approval of that respective proposal. Because of this majority vote requirement, “ABSTAIN” votes and broker non-votes will have the effect of a vote against each of the Charter Amendment Proposals.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR each of the Charter Amendment Proposals.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (i) via the Internet, (ii) by telephone or (iii) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of the board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2016, the board of directors held eight meetings, acted by unanimous consent on two occasions and held one joint meeting with the Special Committee. For biographical information regarding our directors, see “ – Executive Officers and Directors” below.

There are three committees of the board of directors: the audit committee, the conflicts committee and the Special Committee. Information regarding the audit committee and the conflicts committee is set forth below.

Board Leadership Structure

The board of directors is composed of one of our KBS sponsors, Mr. Bren, and one of our Legacy sponsors, Mr. Henry, and three independent directors. The board composition and the corporate governance provisions in the charter ensure strong oversight by independent directors. The board of directors’ three committees, the audit committee, the conflicts committee and the Special Committee, are composed entirely of independent directors. The board of directors is led by Mr. Henry, who has served as Chairman of the Board since March 22, 2017, as Mr. Butcher resigned as a member of the board of directors and as Chairman of the Board effective on March 20, 2017. Mr. Henry has served as our Chief Executive Officer since August 12, 2012, when he succeeded Mr. Butcher as our Chief Executive Officer. Although the board of directors has not established a policy on whether the role of Chairman of the Board and Chief Executive Officer should be combined, the board of directors believes that at this stage of the Company’s lifecycle, having a combined Chairman of the Board and Chief Executive Officer role allows for more productive board meetings. As Chairman of the Board, Mr. Henry is responsible for leading board meetings and meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. Mr. Henry’s direct involvement in our operations makes him best positioned to lead strategic planning sessions and determine the time allocated to each agenda item in discussions of our short- and long-term objectives, such as the Plan of Liquidation. As a result, the board of directors currently believes that a structure that combines the roles of Chairman of the Board and Chief Executive Officer is the appropriate leadership structure for the Company at this time. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and the Advisor are responsible for the day-to-day management of risks we face, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, the entire board of directors reviews information regarding our liquidity, credit, operations, regulatory compliance and compliance with covenants in our material agreements, as well as the risks associated with each. In addition, each year the board of directors reviews significant variances between our current portfolio business plan and our original underwriting analysis and each quarter the directors review significant variances between our current results and our projections from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our portfolio. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the independent directors and potential conflicts of interest involving the Advisor, the Sub-Advisor, and our directors and their affiliates. Although both of these committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from our executive officers responsible for oversight of particular risks to us.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee, the conflicts committee and the Special Committee, are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange independence standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Mr. Kachadurian, Michael L. Meyer and Ronald E. Zuzack each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director.

None of these directors has ever served as (or is related to) an employee of ours or of any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee’s function is to assist the board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) our independent registered public accounting firm’s qualifications, performance and independence, and (v) the performance of our internal audit function. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee updated and revised the audit committee charter in August 2010. The audit committee charter is available on our website at www.kbslegacyreit.com.

The members of the audit committee are Messrs. Meyer (Chairman), Kachadurian and Zuzack. The board of directors has determined that all of the members of the audit committee are “independent” as defined by the New York Stock Exchange. All of the members of the audit committee have significant financial or accounting experience, and the board of directors has determined that Mr. Meyer satisfies the SEC’s requirements for an “audit committee financial expert.” During 2016, the audit committee held four meetings and participated in one joint meeting with the audit committees of certain affiliated entities.

Independent Registered Public Accounting Firm

During the year ended December 31, 2016, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young LLP has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young LLP representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by stockholders. The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. The audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent registered public accounting firm, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent registered public accounting firm, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

For the years ended December 31, 2016 and 2015, all services rendered by Ernst & Young LLP were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged by Ernst & Young LLP for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young LLP. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young LLP for the years ended December 31, 2016 and 2015, are set forth in the table below.

	2016	2015
Audit fees	$373,000	$355,000
Audit-related fees	—	—
Tax fees	45,910	52,590
All other fees	285	333

Total	$419,195	$407,923

For purposes of the preceding table, Ernst & Young LLP’s professional fees are classified as follows:

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Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young LLP in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent registered public accounting firm’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, our independent registered public accounting firm devotes more time and has access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2016 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, the matters required to be discussed by AS 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP their independence from us. In addition, the audit committee considered whether Ernst & Young LLP’s provision of non-audit services is compatible with Ernst & Young LLP’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

August 14, 2017	The Audit Committee of the Board of Directors:
Michael L. Meyer (Chairman), Gary T. Kachadurian and Ronald E. Zuzack

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

The Conflicts Committee

General

The members of the conflicts committee are Messrs. Zuzack (Chairman), Kachadurian and Meyer, all of whom are independent directors. The charter empowers the conflicts committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of the Advisor or Sub-Advisor could reasonably be compromised. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies;
•	approving transactions with affiliates and reporting on their fairness to us;
•	supervising and evaluating the performance and compensation of the Advisor;
•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by the charter;
•	approving borrowings in excess of the total liabilities limit set forth in the charter; and
•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in the charter. The conflicts committee does not have a separate committee charter. During 2016, the conflicts committee held seven meetings and acted by unanimous consent on one occasion.

Oversight of Executive Compensation

As noted above, the conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers or employees of, or hold an indirect ownership interest in, the Advisor, the Sub-Advisor, LPI or their affiliates, and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “– Certain Transactions with Related Persons” for a discussion of the fees paid to the Advisor, LPI and their affiliates.

Our Policy Regarding Transactions with Related Persons

The charter requires the conflicts committee to review and approve all transactions between us and the Advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently the Advisor’s Chief Audit Executive, via the Ethics Hotline, or directly to the audit committee chair, as appropriate.

Certain Transactions with Related Persons

As described further below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. Our KBS sponsors control and indirectly own the Advisor and KBS Capital Markets Group LLC, the dealer manager for our now-terminated public offerings. Messrs. Bren and McMillan are also two of our executive officers and Mr. Bren is one of our directors. All four of our KBS sponsors actively participate in the management and operations of the Advisor. The Advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber. Indirectly through their trusts, our Legacy sponsors own and control LPRR LLC and LPI. Messrs. Hays and Henry are also two of our executive officers and Mr. Henry is one of our directors.

Our Relationship with KBS Capital Advisors. Since our inception and pursuant to the advisory agreement, KBS Capital Advisors has managed our day-to-day operations, retained the property managers for our property investments (subject to the authority of the board of directors and our officers) and performed other duties. Among the services that are provided or have been provided by the Advisor under the terms of the advisory agreement include the following:

•	finding, presenting and recommending to us real estate investment opportunities consistent with our investment policies and objectives;
•	structuring the terms and conditions of our investments, sales and joint ventures;
•	acquiring properties on our behalf in compliance with our investment objectives and policies;
•	arranging for financing and refinancing of our properties;
•	entering into leases and service contracts for our properties;
•	supervising and evaluating each property manager’s performance;
•	reviewing and analyzing the properties’ operating and capital budgets;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;
•	reviewing and analyzing financial information for each of our properties and our overall portfolio;
•

formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;
•	engaging in and supervising the performance of our agents, including our registrar and transfer agent; and
•	performing any other services reasonably requested by us.

The Advisor is subject to the supervision of the board of directors and only has such authority as we may delegate to it as our agent. The advisory agreement has a one-year term expiring January 25, 2018 subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. From January 1, 2015 through December 31, 2015, and from January 1, 2016 through the most recent date practicable, which was June 30, 2017, we compensated the Advisor as set forth below.

The Advisor or its affiliates paid, and may pay in the future, some of our organization and offering costs (other than selling commissions and dealer manager fees) incurred in connection with the follow-on offering, including our legal, accounting, printing, mailing and filing fees. We reimbursed and will reimburse the Advisor for organization and offering costs up to an amount that, when combined with selling commissions, dealer manager fees and all other amounts we spent on organization and offering expenses, does not exceed 15% of the gross proceeds of the primary follow-on offering and the offering under our dividend reinvestment plan as of the date of reimbursement. At the termination of the primary follow-on offering and at the termination of the offering under our dividend reinvestment plan, the Advisor agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. From January 1, 2015 through December 31, 2015, with respect to our dividend reinvestment plan, the Advisor incurred $8,100 in organization and offering expenses on our behalf and from January 1, 2016 through June 30, 2017, with respect to our dividend reinvestment plan, the Advisor incurred $8,700 in net organization and offering expenses on our behalf. We terminated our dividend reinvestment plan effective as of August 20, 2017.

For substantial assistance in connection with the sale of properties or other investments, we pay the Advisor or its affiliates a disposition fee. The advisory agreement provides that if the Advisor or any of its affiliates provided a substantial amount of services (as determined by the conflicts committee) in connection with the sale of a single property or the sale of all or a portion of our properties through a portfolio sale, merger or other business combination transaction, we would pay the Advisor or its affiliates a disposition fee of 1% of the contract sales price of the property or properties sold, subject to limits imposed by the charter. We did not dispose of any properties from January 1, 2015 through December 31, 2015. From January 1, 2016 through June 30, 2017, we incurred $0.4 million of disposition fees all of which we had paid.

For asset management services, we pay the Advisor a monthly fee. The asset management fee is a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the amount paid or allocated to fund the acquisition, development, construction or improvement of the property (whether at or subsequent to acquisition), including acquisition expenses and budgeted capital improvement costs (regardless of the level of debt used to finance the investment), and (ii) 2.0% of the amount paid or allocated to fund the acquisition, development, construction or improvement of the property (whether at or subsequent to acquisition), including acquisition expenses and budgeted capital improvement costs, less any debt used to finance the investment. Asset management fees from January 1, 2015 through December 31, 2015 totaled approximately $2.8 million, $0.7 million of which had been paid and $2.1 million of which had been deferred pursuant to the deferral procedures described below, as of June 30, 2017.

The advisory agreement defers our obligation to pay asset management fees, without interest, accruing from February 1, 2013 through July 31, 2013. We will only be obligated to pay the Advisor such deferred amounts if and to the extent that an AFFO Surplus is generated. The amount of any AFFO Surplus in a given month shall be applied first to pay to the Advisor’s asset management fees currently due with respect to such month (including any that would otherwise have been deferred for that month in accordance with the advisory agreement) and then to pay asset management fees previously deferred by the Advisor in accordance with the advisory agreement that remain unpaid. We had accrued and deferred payment of $1.5 million of asset management fees for February 2013 through July 2013 under the advisory agreement, as we believed the chance of the payment of this amount to the Advisor was probable at the time it was recorded. During the year ended December 31, 2016, we reversed, as an increase to other income, the liabilities due to affiliates related to the $1.5 million of asset management fees for the period from February 2013 through July 2013 as we believed that the chance of payment of this amount to the Advisor is remote. See below for information relating to asset management fees incurred from January 1, 2017 through June 30, 2017.

In addition, the advisory agreement defers without interest under certain circumstances, our obligation to pay asset management fees accruing from August 1, 2013. Specifically, the advisory agreement defers our obligation to pay an asset management fee for any month in which our MFFO for such month, as such term is defined in the practice guideline issued by the Investment Program Association in November 2010 and interpreted by us, excluding asset management fees, does not exceed the amount of distributions declared by us for record dates of that month. We remain obligated to pay the Advisor an asset management fee in any month in which an MFFO Surplus is generated; however, any amount of such asset management fee in excess of the MFFO Surplus is also deferred under the advisory agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will not be applied to pay asset management fee amounts previously deferred by the Advisor in accordance with the advisory agreement. We had accrued and deferred payment of $3.3 million of asset management fees for August 2013 through December 2014 under the advisory agreement, as we believed the chance of payment of this amount to the Advisor was probable at the time it was recorded. During the year ended December 31, 2016, we reversed, as an increase to other income, the liabilities due to affiliates related to the $3.3 million of asset management fees for the period from August 2013 through December 2014 as the we believed that the chance of payment of this amount to the Advisor is remote. As of June 30, 2017, we had incurred $7.1 million of asset management fees for January 1, 2015 through June 30, 2017. However, we only recorded $1.3 million pursuant to the limitations in the advisory agreement as noted above. We did not accrue the remaining $5.8 million of these deferred asset management fees as it is uncertain whether any of these amounts will be paid in the future.

However, notwithstanding any of the foregoing, any and all deferred asset management fees shall be immediately due and payable at such time as our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption plan, and (ii) an 8.0% per year cumulative, non-compounded return on such net invested capital (the “Stockholders’ 8% Return”). The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for the Advisor to receive deferred asset management fees.

Under the advisory agreement the Advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of the Advisor’s overhead, such as rent, employee costs, utilities, accounting software and cybersecurity and information technology costs. The Advisor may seek reimbursement for employee costs under the advisory agreement. At this time, the Advisor only expects to seek reimbursement for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, if the Advisor seeks reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We do not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor earns acquisition or disposition fees (other than reimbursement of travel and communication expenses). Furthermore, we currently do not reimburse the Advisor or its affiliates for the salaries and benefits the Advisor or its affiliates may pay to our executive officers. From January 1, 2015 through December 31, 2015, we reimbursed the Advisor for approximately $0.4 million of operating expenses, including $0.1 million of employee costs. The remaining $0.3 million of operating expenses relates to operating and general and administrative expenses incurred by the Advisor on our behalf. From January 1, 2016 through June 30, 2017, we reimbursed the Advisor for approximately $0.3 million of operating expenses, including $0.2 million of employee costs. The remaining $0.1 million of operating expenses relates to operating and general and administrative expenses incurred by the Advisor on our behalf.

In connection with our public offerings, our sponsors agreed to provide additional indemnification to one of the participating broker-dealers. We agreed to add supplemental coverage to our directors’ and officers’ insurance coverage to insure our sponsors’ obligations under this indemnification agreement in exchange for reimbursement to us by our sponsors for all costs, expenses and premiums related to this supplemental coverage. From January 1, 2015 through December 31, 2015, the Advisor incurred $61,000 for the costs of the supplemental coverage obtained by us and from January 1, 2016 through June 30, 2017, the Advisor incurred $0.1 million for the costs of the supplemental coverage obtained by us, of which $61,000 had not been paid to the insurer or reimbursed to us as of June 30, 2017.

From January 1, 2016 through June 30, 2017, the Advisor reimbursed us $55,000 for a property insurance rebate and the Advisor or our dealer manager reimbursed us for $0.1 million for legal and professional fees and travel reimbursements.

Our Relationship with Certain Affiliates of our Legacy Sponsors. In connection with certain of our property acquisitions, we, through separate indirect wholly owned subsidiaries, entered into separate Property Management – Account Services Agreements (each, a “Services Agreement”) with Legacy Partners Residential L.P. (“LPR”), an affiliate of the Sub-Advisor, and LPI, pursuant to which LPR provided certain account maintenance and bookkeeping services related to these properties. Under each Services Agreement, we paid LPR a monthly fee in an amount equal to 1% of each property’s gross monthly collections. Unless otherwise provided for in an approved operating budget for a property, LPR was responsible for all expenses that it incurred in rendering services pursuant to each Services Agreement. Each Services Agreement had an initial term of one year and continued thereafter on a month-to-month basis unless either party gave 30 days’ prior written notice of its desire to terminate the Services Agreement. Notwithstanding the foregoing, we had the right to terminate each Services Agreement at any time without cause upon 30 days’ prior written notice to LPR. As described below, as of June 9, 2015, each of the Services Agreements had been terminated. Aggregate fees under the Services Agreements and the Property Management Agreements from January 1, 2015 through December 31, 2015 totaled approximately $3.5 million and aggregate fees under the Property Management Agreements (defined below) from January 1, 2016 through June 30, 2017 totaled approximately $8.8 million, of which $0.1 million was payable as of June 30, 2017.

During the year ended December 31, 2015, we, through indirect wholly owned subsidiaries (each, a “Property Owner”), entered into property management agreements (each a “Property Management Agreement”) with LPI pursuant to which LPI provides or provided, among other services, general property management services, including bookkeeping and accounting services, construction management services and budgeting and business plans for our properties, as follows:

Property Name	Effective Date	Management Fee Percentage
Watertower Apartments(2)	04/07/2015	2.75%
Crystal Park at Waterford	04/14/2015	3.00%
The Residence at Waterstone	04/28/2015	3.00%
Lofts at the Highlands	05/05/2015	3.00%
Legacy at Martin’s Point	05/12/2015	3.00%
Poplar Creek	05/14/2015	3.00%
Wesley Village (2)	05/19/2015	3.00%
Legacy Grand at Concord	05/21/2015	3.00%
Millennium Apartment Homes (1)	05/27/2015	3.00%
Legacy Crescent Park (1)	05/29/2015	3.00%
Legacy at Valley Ranch	06/09/2015	3.00%

(1)

Under the Property Management Agreement, the Property Owner pays LPI the Management Fee Percentage in an amount equal to the greater of (a) 3% of the Gross Monthly Collections (as defined in the Property Management Agreement) or (b) $4,000 per month.

(2)	As of the date of this proxy statement, these properties had been sold.

Under the Property Management Agreements for the Company’s remaining properties, each Property Owner pays LPI: (i) a monthly fee based on a percentage (as described in the table above, the “Management Fee Percentage”) of the Gross Monthly Collections (as defined in each Property Management Agreement), (ii) a construction supervision fee equal to a percentage of construction costs to the extent overseen by LPI and as further detailed in each Property Management Agreement, (iii) a leasing commission at a rate to be agreed upon between the Property Owner and LPI for executed retail leases that were procured or obtained by LPI, (iv) certain reimbursements if included in an approved capital budget and (v) certain reimbursements if included in the approved operating budget, including the reimbursement of the salaries and benefits for on-site personnel. Unless otherwise provided for in an approved operating budget, LPI is responsible for all expenses that it incurs in rendering services pursuant to each Property Management Agreement. Each Property Management Agreement had an initial term of one year and each has continued on a month-to-month basis pursuant to its terms. Either party may terminate a Property Management Agreement provided it gives 30 days’ prior written notice of its desire to terminate such agreement. The Property Owner may also terminate the Property Management Agreement with cause immediately upon notice to LPI and the expiration of any applicable cure period. LPI may terminate each Property Management Agreement at any time without cause upon prior written notice to the Property Owner which, depending upon the terms of the particular Property Management Agreement, requires either 30, 60 or 90 days prior written notice. LPI may terminate the Property Management Agreement for cause if a Property Owner commits any material default under the Property Management Agreement and the default continues for a period of 30 days after notice from LPI to a Property Owner for a default or, in the case of Lofts at the Highlands, Legacy Grand at Concord, Millennium Apartment Homes and Legacy Crescent Park, if a monetary default continues for a period of 10 days after notice of such monetary default.

The properties were previously managed by third-party property management companies pursuant to the terms of individual property management agreements (together, the “Prior Management Agreements”). The termination of services under the Prior Management Agreements and the Services Agreements (with respect to The Residence at Waterstone, Lofts at the Highlands, Legacy at Martin’s Point, Poplar Creek, Wesley Village, Legacy Grand at Concord, Millennium Apartment Homes and Legacy Crescent Park) were negotiated to coincide with the Effective Date of the respective Property Management Agreements. The Management Fee Percentage and any other fees and reimbursements payable to LPI by the Property Owner under each Property Management Agreement are approximately equal to the applicable percentage and other fees and reimbursements payable to the prior third party management companies and LPR by the Property Owner under the now-terminated Services Agreements and Prior Management Agreements.

Our Relationship with the Dealer Manager. We ceased offering shares in our now-terminated primary follow-on offering on March 31, 2014 and terminated our dividend reinvestment plan effective as of August 20, 2017.

We entered into a fee reimbursement agreement (the “AIP Reimbursement Agreement”) with our dealer manager pursuant to which we agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of our stockholders serviced through the platform. From January 1, 2015 through December 31, 2015, we incurred and paid $11,000 of costs and expenses related to the AIP Reimbursement Agreement. From January 1, 2016 through June 30, 2017, we incurred and paid $17,000 of costs and expenses related to the AIP Reimbursement Agreement.

Our Relationship with other KBS-Sponsored REITs and Affiliates. On January 6, 2014, we, together with KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II, our dealer manager, the Advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by the Advisor and its insurance broker among each of the various entities covered by the program, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. Our dealer manager’s and the Advisor’s respective portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance. In June 2015, KBS Growth & Income REIT was added to the insurance program at terms similar to those described above. In June 2017, we renewed our participation in the program and the program is effective through June 30, 2018. As KBS REIT I is implementing its plan of liquidation, KBS REIT I elected at renewal in June 2017 to cease participation in the program and obtain separate insurance coverage.

Other Transactions. During the year ended December 31, 2015 and from January 1, 2016 through June 30, 2017, no other transactions occurred between us and KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II, KBS Growth & Income REIT and other KBS affiliates.

We sold Wesley Village on March 9, 2017. Mr. Kachadurian is also a director of the real estate investment trust that purchased Wesley Village (“Purchaser REIT”) and is Vice Chairman of the manager of the Purchaser REIT and as such, Mr. Kachadurian (i) did not attend the board meeting or Special Committee meeting in which the disposition of Wesley Village was approved, and (ii) informed us and the board of directors that he recused himself from all of the Purchaser REIT’s and its manager’s deliberations relating to the acquisition of Wesley Village.

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of the stockholders as permitted by the MGCL, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. The board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, the board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board of directors. The full board of directors annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board of directors seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The board of directors assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The board of directors made such an assessment in connection with director nominations for the annual meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by the charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully manage and dispose of the type of properties we own.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by our stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and the management of the Advisor. The board of directors and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board of directors or conflicts committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling (866) 584-1381 and selecting “Option 2”.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate comments and concerns to the board of directors. Stockholders may contact the board of directors at the following address:

Board of Directors of KBS Legacy Partners Apartment REIT

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Stockholders should report any complaints or concerns regarding (i) suspected violations or concerns as to compliance with laws, regulations, our Code of Conduct and Ethics or other suspected wrongdoings affecting us or our properties or assets, or (ii) any complaints or concerns regarding our accounting, internal accounting controls, auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting us. Stockholders should report any such suspected violations or other complaints or concerns by any of the following means:

•	Via the Internet at kbslegacyreit.ethicspoint.com;
•	By calling the toll free Ethics Hotline at (888) 329-6414; or
•	By mailing a description of the suspected violation or concern to:

  Audit Committee Chair

  c/o KBS Legacy Partners Apartment REIT

  800 Newport Center Drive, Suite 700

  Newport Beach, CA 92660

Reports made via the Ethics Hotline will be sent to the Compliance Officer, currently the Advisor’s Chief Audit Executive, and the audit committee chair, provided that no person named in the report will receive the report directly.

Stockholders can also communicate directly with the directors in attendance at the annual meeting. Although we do not have a policy regarding the attendance of directors at annual meetings of stockholders, we encourage directors to attend such meetings. One director was present at the 2016 annual meeting.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the annual meeting and are being nominated for re-election to serve until the 2018 annual meeting and until his or her successor is elected and qualified.

Name and Address(1)	Position(s)	Age(2)	Year First Became a Director
W. Dean Henry	Chief Executive Officer, Chairman of the Board and Director	71	2017
Peter M. Bren	President and Director	83	2009
Guy K. Hays	Executive Vice President	57	N/A
Peter McMillan III	Executive Vice President	59	N/A
Jeffrey K. Waldvogel	Chief Financial Officer, Treasurer and Secretary	40	N/A
Stacie K. Yamane	Chief Accounting Officer	53	N/A
Gary T. Kachadurian	Independent Director	67	2010
Michael L. Meyer	Independent Director	78	2010
Ronald E. Zuzack	Independent Director	74	2010

(1)	The address of each named executive officer and director is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.
(2)	As of September 1, 2017.

Peter M. Bren is our President and one of our directors, positions he has held since August 2009 and July 2009, respectively. He is also Chairman of the Board and President of the Advisor, President of KBS REIT I, President of KBS REIT II and President of KBS REIT III, positions he has held for these entities since October 2004, June 2005, August 2007 and January 2010, respectively. Mr. Bren is President and a director of KBS Growth & Income Venture Fund, Inc. (“KBS Growth & Income Venture Fund”), positions he has held since July 2017. Mr. Bren is President and a director of KBS Growth & Income REIT, Inc., positions he has held since January 2015 and July 2017, respectively. In addition, Mr. Bren is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II, KBS Growth & Income REIT and KBS Growth & Income Venture Fund, which were formed in 2009, 2005, 2007, 2009, 2008, 2013, 2015 and 2017, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of the Advisor and the entity that acted as our dealer manager. All four of our KBS sponsors actively participate in the management and operations of the Advisor.

Mr. Bren is Chairman of the Board and President of KBS Realty Advisors LLC and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities are registered as investment advisers with the SEC. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2016, KBS Realty Advisors, together with KBS affiliates, including the Advisor, had been involved in the investment in or management of approximately $21 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in us, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT.

Mr. Bren oversees all aspects of the Advisors’ and KBS Realty Advisors’ operations, including the acquisition, management and disposition of individual investments and portfolios of investments for KBS-sponsored programs and KBS-advised investors. He also directs all facets of the Advisors’ and KBS Realty Advisors’ business activities and is responsible for investor relationships.

Mr. Bren has been involved in real estate development, management, acquisition, disposition and financing for more than 40 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 30 years. Prior to taking his current positions as Chairman of the Board and President of the Advisor and KBS Realty Advisors, he served as the President of The Bren Company, was a Senior Partner of Lincoln Property Company and was President of Lincoln Property Company, Europe. Mr. Bren is a member of the UCLA Anderson School of Management Board of Advisors and is a founding member of the Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management. He is also a member of the Real Estate Roundtable in Washington, D.C.

The board of directors has concluded that Mr. Bren is qualified to serve as one of our directors for reasons including his extensive industry and leadership experience. With over 40 years of real estate experience, including over 30 years as a senior partner of Lincoln Property Company focused on financing, developing, leasing and managing apartment properties, Mr. Bren has the depth and breadth of experience to implement our business strategy. As our President and a principal of the Advisor, Mr. Bren is well-positioned to provide the board of directors with insights and perspectives on the execution of our business strategy, our operations and other internal matters. Further, as a principal of KBS-affiliated investment advisors and as President of KBS REIT I, KBS REIT II, KBS REIT III and KBS Growth & Income REIT and as a director of KBS Growth & Income REIT, Mr. Bren brings to the board demonstrated management and leadership ability.

W. Dean Henry is our Chief Executive Officer, Chairman of the Board and a director, positions he has held since August 2012, March 2017 and March 2017, respectively. He served as one of our Executive Vice Presidents from August 2009 through August 2012. He is also the Chief Executive Officer of LPI, a position he has held since August 2012. Mr. Henry joined Lincoln Property Company in 1973 and was promoted to Senior Vice President in charge of all residential operations of the Western Region in 1995, and then became the President and Chief Operating Officer of LPI in 1998. Mr. Henry served as President only of LPI from 2001 through August 2012, when he was appointed Chief Executive Officer. Commencing as of January 1, 2013, Mr. Henry indirectly through a trust owns and controls 30% of LPI and 30% of LPRR LLC.

As Chief Executive Officer of LPI, Mr. Henry oversees the management and operations of all of LPI’s affiliated Legacy residential-related entities (LPI Inc. and LPRR LLC, together with all such affiliated Legacy residential-related entities, are hereinafter collectively referred to as “Legacy Residential”), including setting company strategy and monitoring performance. As a member of Legacy Residential’s Investment Acquisition and Management Committee, he reviews and approves the acquisition, financing, and disposition of multifamily real estate investments. Mr. Henry routinely reviews significant asset and property management issues and the status and progress of properties under development. He is also responsible for investor relationships.

Mr. Henry has been involved exclusively in multifamily real estate acquisitions, development, financing, management, and dispositions for over 48 years. Over the course of his career, he has overseen the acquisition/development, financing, and management of almost 39,000 residential units at an aggregate cost of $5.1 billion.

Since 2002, Mr. Henry has been a key figure in Legacy Residential’s sponsorship of the $269 million Legacy Partners Affordable Housing Fund, advising and investing for the State of California Public Employees’ Retirement System. He has also been a key figure in Legacy Residential’s affiliated entities’ real estate investment, management, and disposition activities as a sub-advisor to institutional clients and high net worth individuals. Mr. Henry has been involved in entities, as a sub-advisor, that raised and invested nearly $1.0 billion since 1995 from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Mr. Henry serves on the Executive Committee of the National Multifamily Housing Council. He is a member of the Policy Advisory Board of the Center for Real Estate at the University of California at Berkeley, and is an active member of the Urban Land Institute. Mr. Henry is past Chairman of the San Francisco YMCA and a former Board Member of Mercy Housing, a not for-profit affordable housing organization that has participated in the development, preservation or financing of more than 36,900 affordable homes in the United States. Mr. Henry is a past Chairman of the Multifamily Leadership Board of the National Association of Home Builders. Mr. Henry received a Bachelor’s degree in Political Science from University of Puget Sound.

The board of directors has concluded that Mr. Henry is qualified to serve as one of our directors and as Chairman of the Board for reasons including his over 48 year track record of leadership and success in the real estate industry. Mr. Henry’s familiarity with acquisition, development, financing, management and disposition of multi-family residential properties through numerous business cycles provides him with unique experience to guide the strategic direction of our business. Mr. Henry’s superior leadership skills have been demonstrated through years overseeing the management and operations of the Legacy Residential entities and are expected to be a critical asset in leading the board of directors.

Guy K. Hays is one of our Executive Vice Presidents, a position he has held since August 2009. Mr. Hays is also President of LPI, a position he has held since August 2012. Mr. Hays joined Lincoln Property Company in 1986, was promoted to Vice President of Finance for all residential operations of the Western Region in 1995, and became Senior Vice President - Finance of LPI in 1998, then Senior Vice President and Chief Financial Officer - Residential in 2001, Senior Managing Director and Chief Financial Officer in January 2008, and Executive Managing Director and Chief Financial Officer in January 2009. Commencing as of January 1, 2013, Mr. Hays indirectly through a trust owns and controls 10% of LPI and 10% of LPRR LLC.

As President of LPI, Mr. Hays oversees the management, operations and financial affairs of the Legacy Residential entities, including setting company strategy and monitoring financial performance. As a member of Legacy Residential’s Investment Acquisition and Management Committee, he reviews and approves the acquisition, financing, and disposition of multifamily real estate investments. Mr. Hays routinely reviews significant asset and property management related issues, as well as the financing of properties and the firm’s banking, accounting and reporting functions. He is also responsible for investor, lender, and banking relationships.

Over the course of his career, he has overseen the acquisition/development and financing of almost 27,000 residential units at an aggregate cost of approximately $4.7 billion. Since 2002, Mr. Hays has been a key figure in Legacy Residential’s sponsorship of the $269 million Legacy Partners Affordable Housing Fund, advising and investing on behalf of the State of California Public Employees’ Retirement System. He has also been a key figure in Legacy Residential’s affiliated entities’ real estate investment, management, and disposition activities as a sub-advisor to institutional clients. Mr. Hays has been involved in entities, as a sub-advisor, that raised and invested nearly $1.0 billion from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Prior to joining Lincoln Property Company in 1986, Mr. Hays was with Kenneth Leventhal and Company, a CPA firm specializing in real estate, in Dallas, Texas where he earned his Certified Public Accountant designation. Mr. Hays is an active member of the National Multifamily Housing Council and is a board member of the San Francisco YMCA. Mr. Hays received a Bachelor of Science in Accounting from Oral Roberts University.

Peter McMillan III is one of our Executive Vice Presidents, a position he has held since August 2009. He is also an Executive Vice President, the Treasurer and Secretary and a director of KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for these entities since June 2005, August 2007 and January 2010, respectively. He is President, Chairman of the Board and a director of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, positions he has held for these entities since December 2008 and February 2013, respectively. From January 2015 through February 2017, Mr. McMillan was an Executive Vice President, the Treasurer and Secretary and a director of KBS Growth & Income REIT. In addition, Mr. McMillan is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II, KBS Growth & Income REIT and KBS Growth & Income Venture Fund, which were formed in 2009, 2005, 2007, 2009, 2008, 2013, 2015 and 2017, respectively. Mr. McMillan owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of the Advisor and our dealer manager. All four of our KBS sponsors actively participate in the management and operations of the Advisor.

Mr. McMillan is a Partner and co-owner of Temescal Canyon Partners LP, an investment advisor formed in 2013 to manage a multi-strategy hedge fund on behalf of investors. Mr. McMillan is also a co-founder and the Managing Partner of Willowbrook Capital Group, LLC, an asset management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a member of the board of directors of TCW Funds, Inc. and TCW Strategic Income Fund, Inc., is chairman of the board of trustees of TCW Alternative Funds and is a member of the board of trustees of Metropolitan West Funds.

Jeffrey K. Waldvogel is our Chief Financial Officer, Treasurer and Secretary, positions he has held since June 2015. He is also the Chief Financial Officer and Secretary of the Advisor, positions he has held since June 2015 and February 2017, respectively, and is the Chief Financial Officer and Assistant Secretary of KBS REIT I, KBS REIT II and KBS REIT III, positions he has held for each of these entities since June 2015. Mr. Waldvogel also is Chief Financial Officer, Treasurer and Secretary of KBS Growth & Income Venture Fund, positions he has held since July 2017. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, positions he has held for these entities since June 2015. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Growth & Income REIT, positions he has held since June 2015, April 2017 and April 2017, respectively.

Mr. Waldvogel has been employed by an affiliate of the Advisor since November 2010. With respect to the KBS-sponsored REITs advised by the Advisor, he served as the Director of Finance and Reporting from July 2012 to June 2015 and as the VP Controller Technical Accounting from November 2010 to July 2012. In these roles Mr. Waldvogel was responsible for overseeing internal and external financial reporting, valuation analysis, financial analysis, REIT compliance, debt compliance and reporting, and technical accounting.

Prior to joining an affiliate of the Advisor in 2010, Mr. Waldvogel was an audit senior manager at Ernst & Young LLP. During his eight years at Ernst & Young LLP, where he worked from October 2002 to October 2010, Mr. Waldvogel performed or supervised various auditing engagements, including the audit of financial statements presented in accordance with GAAP, as well as financial statements prepared on a tax basis. These auditing engagements were for clients in a variety of industries, with a significant focus on clients in the real estate industry.

In April 2002, Mr. Waldvogel received a Master of Accountancy Degree and Bachelor of Science from Brigham Young University in Provo, Utah. Mr. Waldvogel is a Certified Public Accountant (California).

Stacie K. Yamane is our Chief Accounting Officer, a position she has held since August 2009. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of the Advisor and Chief Accounting Officer of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II, KBS Growth & Income REIT and KBS Growth & Income Venture Fund, positions she has held for these entities since October 2008, October 2008, October 2008, January 2010, August 2009, February 2013, January 2015 and July 2017, respectively. From July 2007 to December 2008, Ms. Yamane served as the Chief Financial Officer of KBS REIT II and from July 2007 to October 2008 she served as Controller of KBS REIT II; from October 2004 to October 2008, Ms. Yamane served as Fund Controller of the Advisor; from June 2005 to December 2008, she served as Chief Financial Officer of KBS REIT I and from June 2005 to October 2008 she served as Controller of KBS REIT I.

Ms. Yamane also serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, from 2004 through 2015, Ms. Yamane was responsible for client accounting/reporting for two real estate portfolios. These portfolios consisted of industrial, office and retail properties as well as land parcels. Ms. Yamane worked closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assisted in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her almost 30 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

Gary T. Kachadurian is one of our independent directors, a position he has held since January 2010, and was the chair of the Special Committee from January 2016 to July 2017. Mr. Kachadurian has over 35 years of real estate experience specializing in land and asset acquisition, construction, development, financing, and management. Since 2012, Mr. Kachadurian has served as vice chairman of BRG Manager, LLC, the manager of Bluerock Residential Growth REIT, Inc., a REIT focusing on apartment communities. Also, as President of The Kachadurian Group LLC (f/k/a Kach Enterprises, LLC) from October 2006 to the present, he has been retained as consultant on apartment acquisition and development transactions. From August 2007 until its sale in January 2015, Mr. Kachadurian served as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multifamily housing investment advisory company. Mr. Kachadurian is also a partner in Monroe Residential Partners, a Chicago-based developer of small multifamily communities in the Chicago area.

Mr. Kachadurian formerly served as Senior Managing Director for Global Business Development for Deutsche Bank Real Estate. His responsibilities included raising equity in Japan, Germany, and other countries for new real estate products. Until May 2005 he was also a senior member of the Policy Committee of RREEF, a leading pension fund advisor, in addition to being a member of RREEF’s Investment Committee for 14 years. He was in charge of RREEF’s National Acquisitions Group and Value-Added and Development lines of business from 1999 to 2002, and also had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio. Prior to joining RREEF, he was the Midwest Regional Operating Partner for Lincoln Property Company, developing and managing apartment communities in Illinois, Indiana, Wisconsin, Kansas and Pennsylvania.

Mr. Kachadurian is a director of Pangea Real Estate and is a director and member of the investment committee of Bluerock Residential Growth REIT. Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association and is former Chairman of the National Multifamily Housing Council. He has been a featured speaker and panelist at many apartment industry events and is a past Chairman of the Village Foundation of Children’s Memorial Hospital. Mr. Kachadurian received his B.S. in Accounting from the University of Illinois.

The board of directors has concluded that Mr. Kachadurian is qualified to serve as one of our independent directors for reasons including the depth and breadth of his experience in the rental apartment industry, including longstanding experience as a developer, owner and manager of apartment properties. His extensive understanding of these varied aspects of our industry provide the board with an invaluable resource for assessing and managing risks and planning corporate strategy. In addition, in the course of serving on the boards of several companies and other large organizations involved in the apartment industry, Mr. Kachadurian has developed strong leadership and consensus building skills that are a valuable asset to the board of directors.

Michael L. Meyer is one of our independent directors and is the chair of the audit committee, positions he has held since January 2010. Mr. Meyer is a private real estate investor and since 1999 has been the Chief Executive Officer of the Michael L. Meyer Company. The Michael L. Meyer Company is a principal or manager of real estate entities and provides those entities with property acquisition, financing and management services and advice. Since June 2006, Mr. Meyer also has been a principal of TwinRock Partners, LLC (formerly known as AMG Realty Investors, LLC), a commercial and residential real estate investment company. He also served as an independent director and chair of the audit committee of KBS Strategic Opportunity REIT from October 2009 through May 2017 and of KBS Strategic Opportunity REIT II from April 2014 through May 2017. From 2000 to 2003, Mr. Meyer was a principal in Advantage 4 LLC, a provider of telecommunications systems for real estate projects. From 1999 to 2003, Mr. Meyer was also a principal of Pacific Capital Investors, which acquired non-performing loans secured by real estate in Japan. From 1974 to 1998, Mr. Meyer was Managing Partner-Orange County and Audit Partner of the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP and its predecessor. Mr. Meyer is a director and member of the audit, compensation, director’s loan, nominating and governance and executive committees of Opus Bank positions he has held since September 2010. Additionally, Mr. Meyer previously served as a director and member of the audit committee of City National Bank and City National Corporation, as a director and member of the audit committee of William Lyon Homes, Inc. and as a director and chair of the audit committee of Paladin Realty Income Properties, Inc. from 2004 to 2014.

Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June of 1999 for outstanding achievements in the real estate industry and community. Mr. Meyer was also the recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award.

Mr. Meyer received a Bachelor’s of Business Administration from the University of Iowa. He is a Certified Public Accountant (inactive California).

The board of directors has concluded that Mr. Meyer is qualified to serve as one of our independent directors and the chairman of the audit committee for reasons including his expertise with respect to residential and commercial real estate investments and accounting and financial reporting matters. With over 15 years of experience investing in residential and commercial real estate and providing residential and commercial real estate acquisition, financing and management services and advice, Mr. Meyer is well-positioned to advise the board with respect to potential investment opportunities and investment management. In addition, with over 35 years of experience as an independent Certified Public Accountant or auditor for real estate companies, Mr. Meyer provides the board of directors with substantial expertise regarding real estate accounting and financial reporting matters. Further, Mr. Meyer’s experience as a director and member of the audit, compensation, director’s loan, nominating and governance and executive committees of Opus Bank, and his prior experience as a director and chairman of the audit committee of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, as a director and member of the audit committee of City National Bank and City National Corporation, as a director and member of the audit committee of William Lyon Homes, Inc. and as a director and chair of the audit committee of Paladin Realty Income Properties, Inc. provides him with an understanding of the requirements of serving on a public company board.

Ronald E. Zuzack is one of our independent directors and is the chair of the conflicts committee, positions he has held since January 2010. From August 2010 until September 2011, Mr. Zuzack was a Senior Advisor and Investment Committee Member of WestRock, an apartment investment company. From January 2008 until February 2010, Mr. Zuzack served as Global Chief Operating Officer for BlackRock Realty Advisors, Inc.’s Real Estate Equity Business. Mr. Zuzack also has served as Chairman of Blackrock Realty Advisor’s Operating Committee and a member of the Executive, Investment and Leadership Committees for the firm’s Real Estate Group. BlackRock Realty Advisors is a leading real estate equity investment manager and manages a variety of separate accounts, closed-end funds and open-end funds with a focus on core, value-added and opportunistic investment strategies. BlackRock Realty Advisors is a division of BlackRock, Inc., a premier provider of global investment management, risk management and advisory services. In his capacity as Global COO, Mr. Zuzack was responsible for the day-to-day operations of a platform in the Americas, the UK, Continental Europe, Australia and Asia with total assets under management of approximately $26 billion.

Mr. Zuzack joined BlackRock Realty’s predecessor, SSR Realty Advisors, Inc., in 1981 as a Portfolio Manager, serving as Executive Vice President and Director of Portfolio Services from 1988 to 1997, Chief Investment Officer from 1996 to 1997, Head of Acquisitions, Dispositions and Financing from 1997 to December 2005, and Head of BlackRock Realty Americas from January 2006 to January 2008. Prior to joining SSR Realty Advisors, he held positions as Vice President and Real Estate Manager with Union Bank and as Vice President, Development and Property Manager for Inter-Cal Real Estate Corporation.

Mr. Zuzack earned a BS in Finance and Economics in 1969 and an MBA in 1970 from the University of Missouri. He also was recognized as a Willis Bryant Scholar in Mortgage Banking at Northwestern University in 1972. He has also served as Chairman of the Multi-Family Gold Council of the Urban Land Institute, as a member of the Executive Committee of the National Multifamily Housing Council, as Chairman of the Rent Control Committee of the National Multifamily Housing Council, and as a board member of the Mid-Peninsula Housing Authority.

The board of directors has concluded that Mr. Zuzack is qualified to serve as one of our independent directors and the chairman of the conflicts committee for reasons including his extensive experience as an investment fiduciary representing the interests of stockholder clients. Mr. Zuzack’s over 30 years as an active investor in apartment properties provide him with specific knowledge of our market segment and related financing activities and position him very well to provide the board of directors with valuable industry-specific insight and experience. Furthermore, Mr. Zuzack’s experience also prepares him well for service on the audit committee. As Global COO of BlackRock Realty Advisors, Mr. Zuzack had overall responsibility for the financial performance of that company, including supervision of the principal financial officer, regular reviews of financial statements, and frequent consideration of issues related to the conduct of audits, assessment of internal controls and procedures for financial reporting.

Compensation of Executive Officers

Our conflicts committee, which is composed of all of our independent directors, discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we do not have any paid employees and our executive officers do not receive any compensation directly from us for services rendered to us. Our executive officers are officers or employees of, or hold an indirect ownership interest in, the Advisor, Sub-Advisor, LPI or their affiliates, and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “ – The Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to the Advisor and its affiliates.

Compensation of Directors

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the conflicts committee, based upon recommendations from the Advisor. Two of our executive officers, Messrs. Bren and McMillan, participate in the management and control of the Advisor, and through the Advisor, they are involved in recommending and setting the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2016.

Name	Fees Earned or Paid in Cash in 2016 (1)	All Other Compensation	Total
Gary T. Kachadurian	$113,333	$—	$113,333
Michael L. Meyer (2)	121,793	—	121,793
Ronald E. Zuzack	131,833	—	131,833
Peter M. Bren (3)	—	—	—
C. Preston Butcher (3)(4)	—	—	—

(1)

Fees Earned or Paid in Cash in 2016 include meeting fees earned in: (i) 2015 but paid in 2016 as follows: Mr. Kachadurian $9,333, Mr. Meyer $10,333, and Mr. Zuzack $10,333; and (ii) 2016 but paid in 2017 as follows: Mr. Kachadurian $7,333, Mr. Meyer $11,333, and Mr. Zuzack $14,333.

(2)	Mr. Meyer was paid an additional $2,090 ($400 per hour) for service as chair of the audit committee in connection with a committee oversight matter. This amount is included in the $121,793 above.

(3)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

(4)

Mr. Butcher resigned as a member of the board of directors and as Chairman of the Board effective on March 20, 2017. Mr. Henry was elected by the board of directors as Chairman of the Board and as a director on March 22, 2017.

Cash Compensation

We compensate each of our independent directors with an annual retainer of $40,000. In addition, we pay our independent directors for attending board of directors and audit committee, conflicts committee and Special Committee meetings as follows:

•	$2,500 for each board of directors meeting attended;
•

$2,500 for each audit committee, conflicts committee or Special Committee meeting attended (except that the committee chairman is paid $3,000 for each audit committee, conflicts committee or Special Committee meeting attended);

•	$2,000 for each teleconference board of directors meeting attended; and
•

$2,000 for each teleconference audit committee, conflicts committee or Special Committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference audit committee, conflicts committee or Special Committee meeting attended).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at board of directors meetings and committee meetings.

STOCK OWNERSHIP

The following table shows, as of September 1, 2017, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of all Shares
C. Preston Butcher, Former Chairman of the Board and Director(1)(4)	20,000 (3)	*
Peter M. Bren, President and Director(1)	20,000 (3)	*
W. Dean Henry, Chief Executive Officer, Chairman of the Board and Director(1)(4)	20,000 (3)	*
Guy K. Hays, Executive Vice President(1)	20,000 (3)	*
Peter McMillan III, Executive Vice President(1)	20,000 (3)	*
Jeffrey K. Waldvogel, Chief Financial Officer, Treasurer and Secretary	—	—
Stacie K. Yamane, Chief Accounting Officer	—	—
Gary T. Kachadurian, Independent Director	—	—
Michael L. Meyer, Independent Director	—	—
Ronald E. Zuzack, Independent Director	—	—
All executive officers and directors as a group	20,000 (3)	*

*	Less than 1% of the outstanding common stock.

(1)	The address of each named beneficial owner is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

(2)	None of the shares is pledged as security.

(3)	Includes 20,000 shares owned by the Sub-Advisor, which is indirectly owned and controlled by Messrs. Butcher, Henry, Hays, Bren, Hall, McMillan and Schreiber.

(4)

Mr. Butcher resigned as a member of the board of directors and as Chairman of the Board effective on March 20, 2017. Mr. Henry was elected by the board of directors as Chairman of the Board and as a director on March 22, 2017.

PROPOSAL 3. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of the board of directors. Those persons elected will serve as directors until the 2018 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• W. Dean Henry	• Peter M. Bren
• Gary T. Kachadurian	• Michael L. Meyer
• Ronald E. Zuzack

Each of the nominees for director is a current director. Please see “Certain Information About Management – Executive Officers and Directors” for detailed information on each nominee.

Vote Required

Under the charter, a majority of the shares of common stock present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares of common stock present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares of common stock in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (i) via the Internet, (ii) by telephone or (iii) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES LISTED FOR RE-ELECTION AS DIRECTORS.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

During the year ended December 31, 2016, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young LLP has served as our independent registered public accounting firm since our formation. The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the opinions of management and our internal auditors in assessing the independent registered public accounting firm’s qualifications, performance and independence.

Although not required by law or our governance documents, we believe ratification of this appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. Even if the appointment of Ernst & Young LLP is ratified, the audit committee may, however, select a new independent registered public accounting firm at any time in the future in its discretion if it deems such decision to be in our best interest. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws. If the appointment of Ernst & Young LLP is not ratified by our stockholders, the audit committee may consider whether it should appoint another independent registered public accounting firm.

Vote Required

Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (i) via the Internet, (ii) by telephone or (iii) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING

DECEMBER 31, 2017.

PROPOSAL 5. THE ADJOURNMENT PROPOSAL

The Adjournment Proposal is a proposal that would permit us (i) to proceed with the voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and (ii) subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting (such proposals are referred to as the “Delayed Proposals”).

In this proposal, we are asking you to approve the adjournment of the annual meeting and any later adjournments to a date or dates not later than January 18, 2018, in order to enable us to solicit additional proxies in favor of the Delayed Proposals. If our stockholders approve the Adjournment Proposal, we could adjourn the annual meeting, and any adjourned session of the annual meeting, even if a quorum is present, to a date not later than January 18, 2018 and use the additional time to solicit additional proxies in favor of the Delayed Proposals, including the solicitation of proxies from our stockholders that have previously voted against the approval of the Delayed Proposals. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of any of the Delayed Proposals to defeat any of these proposals, we could adjourn the annual meeting without a vote on any of the Delayed Proposals and seek during that period to convince the holders of the shares that voted against the Delayed Proposals to change their votes to votes in favor of the approval of the Delayed Proposals.

The board of directors believes that if the number of shares of our common stock, present or represented by proxy at the annual meeting and voting in favor of the approval of the Delayed Proposals is insufficient to approve the Delayed Proposals, it is in the best interest of our stockholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of approval of the Delayed Proposals to bring about the approval of these proposals.

Vote Required

Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the approval of the Adjournment Proposal. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal.

The appointed proxies will vote your shares as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the Adjournment Proposal.

Whether or not you plan to attend the annual meeting and vote in person, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (i) via the Internet, (ii) by telephone or (iii) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ADJOURNMENT PROPOSAL.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

STOCKHOLDER PROPOSALS

If we have not previously liquidated and dissolved pursuant to the Plan of Liquidation, or contributed our remaining assets to a liquidating trust, then pursuant to our bylaws, stockholders interested in nominating a person as a director or presenting any other business for consideration at the 2018 annual meeting of stockholders must submit timely notice thereof by following the procedures prescribed in Section 2.12 of our bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by our stockholders at the 2018 annual meeting, director nominations and other stockholder proposals must be received by Mr. Waldvogel, our Secretary, at the Company’s principal offices by the close of business on July 1, 2018. To also be eligible for inclusion in our proxy statement for the 2018 annual meeting, director nominations and other stockholder proposals must be received by Mr. Waldvogel at the Company’s principal offices by the close of business on June 1, 2018. However, if we hold the 2018 annual meeting before November 19, 2018 or after January 18, 2019, stockholders must submit proposals for inclusion in our 2018 proxy statement within a reasonable time before we begin to print our proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the website maintained by the SEC at www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 800-SEC-0330 for further information regarding the public reference facilities.

This proxy statement incorporates by reference the 2016 Annual Report, which contains important information about the Company and our financial condition.

This proxy statement also incorporates by reference the Plan of Liquidation attached hereto at Annex A and the written opinion of Stanger attached hereto as Annex C. In addition, the Core-Portfolio Sale Agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Core-Portfolio 8-K, are also incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference into this proxy statement, including any of the Core-Portfolio Sale Agreements, or other information concerning us, without charge, by writing or telephoning us at the following address or telephone number: KBS Legacy Partners Apartment REIT, Inc., 800 Newport Center Drive, Suite 700, Newport Beach, California, Attn: Client Services, (949) 417-6500, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 29, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

KBS LEGACY PARTNERS APARTMENT REIT, INC.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

1. Approval and Effectiveness of Plan. This Plan of Complete Liquidation and Dissolution (the “Plan”) of KBS Legacy Partners Apartment REIT, Inc., a Maryland corporation (the “Company”), the sale of all or substantially all of the assets of the Company and the dissolution of the Company have been determined by the Board of Directors of the Company (the “Board”) to be advisable and in the best interest of the Company and its stockholders (the “Stockholders”), and have been approved by the Board. The Board has directed that the Plan, the sale of all or substantially all of the assets of the Company and the dissolution of the Company pursuant thereto, be submitted to the Stockholders for approval. The Plan shall become effective upon approval of the Plan, and the sale of all or substantially all of the assets of the Company and the dissolution of the Company pursuant thereto, by the Stockholders. The date of the Stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. Voluntary Liquidation and Dissolution. On and after the Effective Date, the Company shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended, and the Maryland General Corporation Law (the “MGCL”). Pursuant to the Plan, the Company shall, acting for itself or in its capacity as the general partner of KBS Legacy Partners Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Company and cause the Operating Partnership to sell, convey transfer and deliver or otherwise dispose of all of the assets of the Operating Partnership in one or more transactions, without further approval of the Stockholders. Within thirty (30) days after the Effective Date, the officers of the Company shall file a return on Form 966 with the Director of Internal Revenue for and on behalf of the Company.

3. Sales of Assets.

(a) The Company, acting for itself or in its capacity as the general partner of the Operating Partnership, as appropriate, is authorized to sell or to cause the Operating Partnership and the subsidiaries of the Operating Partnership to sell, upon such terms as may be deemed advisable, any or all of their assets for cash, notes, redemption of equity or such other assets as may be conveniently liquidated or distributed to the Stockholders.

(b) Among the assets to be sold as part of the Plan are Legacy at Valley Ranch, The Residence at Waterstone, Crystal Park at Waterford and Lofts at the Highlands (together, the “Core-Portfolio Properties”). The Core-Portfolio Properties shall not be sold unless the Stockholders first approve the Plan. The Core-Portfolio Properties are the subject of purchase and sale agreements with RREF III-P Elite Venture, LLC (the “Purchaser”); however, the Plan includes any disposition of the Core-Portfolio Properties should the pending transactions with the Purchaser not close for any reason.

(c) The Company, the Operating Partnership and the Operating Partnership’s subsidiaries shall not authorize or transfer assets pursuant to any sale agreement between the Company, the Operating Partnership or the Operating Partnership’s subsidiaries, on the one hand, and an affiliate of the Company, the Operating Partnership or the Operating Partnership’s subsidiaries, on the other hand, unless a majority of directors, including a majority of independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Company, the Operating Partnership or the Operating Partnership’s subsidiaries, as the case may be.

4. Payment of Creditors; Distributions to Stockholders. Subject to Section 8 hereof, the proper officers of the Company are authorized and directed to proceed promptly to: (a) collect its assets; (b) dispose of such assets as are not to be distributed in kind to the Stockholders; (c) pay or create a reserve fund for the payment of or otherwise adequately provide for the payment of all of the liabilities and obligations of the Company, the Operating Partnership and the Operating Partnership’s subsidiaries; (d) pay all expenses incidental to the Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate the Plan; (e) cause the Operating Partnership to distribute its remaining assets, either in cash or in kind, to the limited and general partners of the Operating Partnership, in one or more distributions, in accordance with the terms and provisions of the Amended and Restated Limited Partnership Agreement of the Operating Partnership; (f) distribute all the remaining assets of the Company, either in cash or in kind, to the Stockholders in one or more distributions, in accordance with the terms and provisions of the Company’s Articles of Amendment and Restatement (the “Charter”); and (g) do every other act necessary or advisable to wind up the affairs of the Company, the Operating Partnership and its subsidiaries and to dissolve the Company, the Operating Partnership and its subsidiaries. Upon the sale or other disposition of the assets of the Company and the payment of, or provision for, all of the liabilities and obligations of the Company, the Company shall be deemed to have liquidated.

5. Reserve Fund. The Company, acting for itself or in its capacity as the general partner of the Operating Partnership, as appropriate, is authorized, but not required, to establish, or to cause the Operating Partnership to establish, one or more reserve funds, in a reasonable amount and as may be deemed advisable, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses. Creation of a reserve fund may be accomplished by a recording in the Company’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Company is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Company, the liquidating trust referred to below or such other successor-in-interest to the Company as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office. The Company may also create a reserve fund by any other reasonable means.

6. Insurance Policies. The Company is authorized, but not required, to procure for itself and/or as general partner to procure for the Operating Partnership, as appropriate, one or more insurance policies, in a reasonable amount and as may be deemed advisable, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses.

7. Articles of Dissolution. Upon the sale or the assignment and conveyance of all or substantially all of the assets of the Company and the taking of all actions required under the laws of the State of Maryland in connection with the liquidation and dissolution of the Company, the proper officers of the Company are authorized and directed to file articles of dissolution with the State Department of Assessments and Taxation of Maryland (the “Department”) pursuant to Section 3-407 of the MGCL and to take all other appropriate and necessary action to dissolve the Company under Maryland law. Prior to filing articles of dissolution, the Company shall give notice to its known creditors and employees as required by Section 3-404 of MGCL (alternatively, the Board may determine that the Company has no employees or known creditors) and satisfy all other prerequisites to such filing under Maryland law. Upon the Department’s acceptance of the articles of dissolution for record, as provided by Section 3-408(a) of the MGCL, the Company shall be dissolved.

8. Effect and Timing of Distributions. Upon the complete distribution of all assets of the Company (the “Final Distribution”) to the holders of outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and the dissolution of the Company as contemplated by Section 7 above, all such shares of Common Stock shall be canceled and no longer deemed outstanding and all rights of the holders thereof as Stockholders shall cease and terminate. The Company shall use commercially reasonable efforts to cause the liquidation and dissolution of the Company to occur and to pay the Final Distribution to holders of outstanding shares of Common Stock no later than the second anniversary of the Effective Date.

9. Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that the Board deems it necessary or advisable in order to preserve the Company’s status as a REIT or otherwise avoid the payment of income tax, the Board deems it necessary or advisable in order to enable the Company to terminate its obligation to file quarterly reports and audited annual financial statements with the Securities and Exchange Commission (the “Commission”) or the Board determines it is otherwise advantageous or appropriate to do so, the Board may cause the Company to pay the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as the Board deems appropriate in its sole discretion (provided only that any remaining outstanding units of limited partnership interest in the Operating Partnership have been completely redeemed prior to the transfer and assignment mentioned below), substantially as follows:

(a) The Board may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign, and may, as general partner, cause the Operating Partnership to transfer and assign, to the Liquidating Trust all of the assets of the Company, the Operating Partnership and the Operating Partnership’s subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Board, the Company, the Operating Partnership and the Operating Partnership’s subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

(b) Simultaneously with such transfer and assignment, shares of beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of Common Stock, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of beneficial interest in the Liquidating Trust. Such distribution of shares of beneficial interest in the Liquidating Trust shall constitute the Final Distribution of all of the assets of the Company to the Stockholders under Section 8 above.

(c) The initial trustees of the Liquidating Trust shall be designated by the Board.

(d) The declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust”) shall provide, among other things, that, immediately following such transfer, assignment and distribution, each share of beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of Common Stock had upon the combined assets of the Company and the Operating Partnership immediately prior to the transfer, assignment and distribution. The Declaration of Trust shall further provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of beneficial interests in the Liquidating Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Company and the Operating Partnership, paying liquidating distributions to the holders of shares of beneficial interest in the Liquidating Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Liquidating Trust and provide for the orderly liquidation thereof.

(e) Approval of the Plan shall constitute the approval by the Stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board and the appointment of trustees selected by the Board.

10. Termination of Exchange Act Registration. Immediately prior to any transfer to the Liquidating Trust, or at such other time as the Board considers appropriate, the Board and the proper officers of the Company are authorized to cause the Company to file a Form 15 (or take other appropriate action) to terminate the registration of the Common Stock under the U.S. Securities Exchange Act of 1934, as amended.

11. Interpretation; General Authority. The Board, the trustees of the Liquidating Trust and the proper officers of the Company are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or advisable in order to wind up expeditiously the affairs of the Company and complete the liquidation and dissolution thereof, including, without limitation: (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of any or all property of the Company, the Operating Partnership, the Operating Partnership’s subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible; (b) the appointment of other persons to carry out any aspect of the Plan; and (c) the temporary investment of funds in such medium as the Board or the trustees of the Liquidating Trust may deem appropriate.

12. Director Compensation. The independent members of the Board shall continue to receive compensation until the Final Distribution, provided that they remain members of the Board.

13. Indemnification. The Company and/or the Board shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the directors, officers and agents of the Company and such other parties whom the Company has agreed to indemnify, to the maximum extent provided by the Charter and bylaws of the Company, any existing indemnification agreement to which the Company is a party and applicable law. At the discretion of the Board, such insurance may include coverage for the periods after the dissolution of the

Company, including periods after the termination of any Liquidating Trust, and may include coverage for trustees, officers, employees and agents of such Liquidating Trust.

14. Governing Law. The validity, interpretation and performance of the Plan shall be controlled by and construed under the laws of the State of Maryland.

15. Termination of Plan of Liquidation; Amendment. Prior to the acceptance for record of the Company’s articles of dissolution by the Department, the Board may terminate the Plan for any reason, subject to and contingent upon the approval of such termination by the Company’s stockholders. Notwithstanding approval of the Plan by the Stockholders, the Board or the trustees of the Liquidating Trust may make certain modifications or amendments to the Plan without further action by or approval of the Stockholders to the extent permitted under law.

ANNEX B-1

KBS LEGACY PARTNERS APARTMENT REIT, INC.

ARTICLES OF AMENDMENT

KBS Legacy Partners Apartment REIT, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement of the Corporation (the “charter”) are hereby amended as follows:

1.	The definition of “Average Invested Assets” in Article IV is hereby deleted in its entirety.

2.	The definition of “Net Income” in Article IV is hereby amended and restated in its entirety as follows:

Net Income. For any period, total revenues applicable to such period less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves.

3.	The definition of “Total Operating Expenses” in Article IV is hereby deleted in its entirety.

4.	Section 7.8(e) is hereby amended and restated in its entirety as follows:

(e) the application of any provision of this charter in the case of any ambiguity, including, without limitation: (i) any provision of the definitions of any of the following: Affiliate, Independent Director and Sponsor and (ii) whether expenses qualify as Organization and Offering Expenses;

5.	Section 8.8 is hereby amended and restated in its entirety as follows:

Section 8.8 [Intentionally omitted.]

6.	Section 11.8 is hereby amended and restated in its entirety as follows:

Section 11.8 [Intentionally omitted.]

7.	Article XII is hereby amended and restated in its entirety as follows:

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ARTICLE XII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

Section 12.1. Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 12.1, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 12.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 12.2. Indemnification.

(a) The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, its present and former directors and officers, whether serving or having served, the Corporation or at its request any other entity, for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or officer. The Corporation shall pay and reimburse all reasonable expenses incurred by a present or former director or officer, whether serving or having served, the Corporation or at its request any other entity in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other Persons, including a Person who served a predecessor of the Corporation as an officer or director, permitted to be indemnified by Maryland law as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate in each case in accordance with applicable law.

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(b) No amendment of the charter or repeal of any of its provisions shall limit or eliminate any of the benefits to directors and officers provided under this Section 12.2 with respect to any act or omission that occurred prior to such amendment or repeal.

SECOND: The foregoing amendment to the charter of the Corporation does not increase the authorized stock of the Corporation.

THIRD: These Articles of Amendment of the Corporation have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The foregoing amendment to the charter shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

FIFTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures on following page.]

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IN WITNESS WHEREOF, KBS Legacy Partners Apartment REIT, Inc. has caused these Articles to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this [•] day of [•],[•].

WITNESS:		KBS LEGACY PARTNERS APARTMENT REIT, INC.

By:		By:
	Jeffrey K. Waldvogel		W. Dean Henry
	Secretary		Chief Executive Officer

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ANNEX B-2

MARKED CHANGES TO CHARTER

ARTICLE IV

Net Income. For any period, total revenues applicable to such period less the expenses applicable to such period other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. ~~If the Advisor receives an incentive fee, Net Income, for purposes of calculating Total Operating Expenses in Section 8.8, shall exclude the gain from the sale of the Corporation’s assets.~~

ARTICLE VII

Section 7.8. Determinations by the Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors or the Conflicts Committee consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its Capital Stock:

(a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Capital Stock or the payment of other distributions on its Capital Stock;

(b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets;

(c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);

(d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation;

(e) the application of any provision of this charter in the case of any ambiguity, including, without limitation: (i) any provision of the definitions of any of the following: Affiliate, Independent Director and Sponsor~~,~~ and (ii) ~~which amounts paid to the Advisor or its Affiliates are property-level expenses connected with the ownership of real estate interests, loans or other property, which expenses are excluded from the definition of Total Operating Expenses, and (iii)~~ whether expenses qualify as Organization and Offering Expenses;

(f) whether substantial justification exists to invest in or make a mortgage loan contemplated by Section 9.11(b) because of the presence of other underwriting criteria; and

(g) any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

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ARTICLE XII

ARTICLE XII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

~~LIABILITY OF DIRECTORS,~~

~~OFFICERS, ADVISORS AND OTHER AGENTS~~

Section 12.1. Limitation of Director and Officer Liability. ~~Except as prohibited by the restrictions provided in Section 12.3, no Directo~~To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 12.1, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Section 12.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 12.2. Indemnification.

(a) The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, its present and former directors and officers, whether serving or having served, the Corporation or at its request any other entity, for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or officer. The Corporation shall pay and reimburse all reasonable expenses incurred by a present or former director or officer, whether serving or having served, the Corporation or at its request any other entity in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other Persons, including a Person who served a predecessor of

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the Corporation as an officer or director, permitted to be indemnified by Maryland law as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate in each case in accordance with applicable law.

~~(a) Except as prohibited by the restrictions provided in Section 12.2(b), Section 12.3 and Section 12.4, the Corporation shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation; (ii) any individual who, while a Director of the Corporation and at the request of the Corporation, serves or has served as a Director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity; or (iii) the Advisor or any of its Affiliates acting as an agent of the Corporation. Except as provided in Section 12.2(b), Section 12.3 and Section 12.4, the Corporation shall have the power with the approval of the board of directors to provide such indemnification and advancement of expenses to any employee or agent of the Corporation or any employee of the Advisor or any of the Advisor’s Affiliates acting as an agent of the Corporation.~~

~~(b) Notwithstanding the foregoing, the Corporation shall not indemnify the Directors or the Advisors or its Affiliates or any Person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.~~

(~~c~~b) No amendment of the charter or repeal of any of its provisions shall limit or eliminate ~~the right of indemnification or advancement of expenses provided hereunder with respect to acts or omissions occurrin~~any of the benefits to directors and officers provided under this Section 12.2 with respect to any act or omission that occurred prior to such amendment or repeal.

~~Section 12.3. Limitation on Indemnification. Notwithstanding the foregoing, the Corporation shall not provide for indemnification of the Directors or the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:~~

~~(a) The Directors or the Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation;~~

~~(b) The Directors or the Advisor or its Affiliates were acting on behalf of or performing services for the Corporation;~~

~~(c) Such liability or loss was not the result of:~~

~~(i) negligence or misconduct by the Directors (excluding the Independent Directors) or the Advisor or its Affiliates; or~~

~~(ii) gross negligence or willful misconduct by the Independent Directors; and~~

~~(d) Such indemnification or agreement to hold harmless is recoverable only out of the Corporation’s Net Assets and not from its Common Stockholders.~~

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~~Section 12.4. Limitation on Payment of Expenses. The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by the Directors or the Advisors or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following are satisfied:~~

~~(a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation;~~

~~(b) the legal proceeding was initiated by a third party who is not a Common Stockholder or, if by a Common Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and~~

~~(c) the Directors or the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.~~

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ANNEX C

FAIRNESS OPINION OF ROBERT H. STANGER & CO., INC.

ROBERT A. STANGER & CO., INC. Investment Banking	1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702-4314 (732) 389-3600 FAX: (732) 389-1751

The Special Committee of the Board of Directors of

KBS Legacy Partners Apartment REIT, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Gentlemen:

Robert A. Stanger & Co., Inc. (“Stanger”) has been advised that KBS Legacy Partners Apartment REIT, Inc. (the “Company”) is contemplating a series of sale transactions (the “Core-Portfolio Sale”) pursuant to separate purchase and sale agreements (the “Core-Portfolio Sale Agreements”) on four properties (the “Core-Portfolio Properties”) known as Legacy at Valley Ranch, The Residence at Waterstone, Crystal Park at Waterford and Lofts at the Highlands to RREF III-P Elite Venture, LLC (the “Buyer”) for total consideration (the “Core-Portfolio Consideration”) of $218,900,000 payable in a combination of cash and the assumption of debt on the Residence at Waterstone and Lofts at Highlands properties (the “Assumed Mortgages”). Stanger has been advised that the mortgage encumbering the Residence at Waterstone property matures on May 1st, 2019, has an effective fixed interest rate of 3.85% and a balance of $45,306,357, as of July 31, 2017. Stanger has also been advised that the mortgage encumbering the Lofts at Highlands property matures on August 1, 2052, has an effective fixed interest rate of 3.45% and a balance of $30,492,985, as of July 31, 2017.

The Special Committee (the “Special Committee”) of the Board of Directors of the Company has requested that Stanger provide its opinion as to the fairness, from a financial point of view, of the Core-Portfolio Consideration to be received by the Company pursuant to the Purchase and Sale Agreements.

Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions.

Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships and the assets typically owned through such entities including, but not limited to, real properties and property interests.

In the course of our review to render this opinion, we have, among other things:

•

Reviewed a draft copy of the Legacy at Valley Ranch purchase and sale agreement which the Company has indicated to be substantially the form to be entered into by the Core-Portfolio parties, for each of the Core-Portfolio Properties, in connection with the Core-Portfolio Sale;

•	Reviewed the 2013, 2014, 2015, 2016 and year-to-date June 2017 financial statements for each of the Core-Portfolio Properties, as available and prepared by the Company;

ROBERT A. STANGER & CO., INC.

•	Reviewed the 2017 budgeted financial statements for each of the Core-Portfolio Properties, as prepared by the Company;

•	Reviewed the most recent third-party property condition reports and environmental reports for each of the Core-Portfolio Properties;

•	Reviewed a recent rent roll for each of the Core-Portfolio Properties, as prepared by the Company;

•

Conducted a site visit of each of the Core-Portfolio Properties and made local market inquiries regarding rental rates at competing properties and local market conditions, and reviewed the terms of sale transactions involving similar apartment properties;

•

Reviewed the marketing efforts undertaken and local market conditions with representatives of Holliday Fenoglio Fowler, L.P., to market the Company’s real estate properties, including the Core-Portfolio Properties, for sale;

•	Reviewed appraisals of the Core-Portfolio Properties as prepared by CBRE, Inc., an independent, third-party valuation firm (“CBRE”) with “as is” value dates as of September 30, 2015;

•	Reviewed appraisals of the Core-Portfolio Properties as prepared by CBRE, with “as is” value dates as of September 30, 2016, which the Company advised us are the most recent available;

•

Discussed with management of the Company the current and prospective performance of the Core-Portfolio Properties and market conditions and pricing parameters for properties similar to the Core-Portfolio Properties;

•	Reviewed the acquisition parameters for similar apartment assets as summarized in surveys prepared by PriceWaterhouseCoopers and Real Estate Research Corporation;

•	Reviewed the note and loan agreements on the Assumed Mortgages;

•	Reviewed the financial statements of the Company for the 2014, 2015, 2016 and March 31, 2017 periods as filed with the SEC on Forms 10-K and 10-Q; and

•	Conducted such other analyses and inquiries, as we deemed appropriate.

In conducting our review and in rendering this fairness opinion, we have assumed with your consent that the Core-Portfolio Sale Agreements will not, when executed, differ in any material respect from the draft thereof which we have reviewed and that the Transactions will be consummated in accordance with the terms of Core-Portfolio Sale Agreements. In rendering this opinion, we have been advised that we may rely upon, and therefore have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to us by or on behalf of the Company, KBS Capital Advisors LLC (the “Advisor”), KBS-Legacy Apartment Community REIT Venture, LLC (the “Sub-Advisor”, and together with the Company and the Advisor, the “KBS Parties”). We have not performed an independent appraisal, engineering, structural or environmental study of the Core-Portfolio Properties and we have relied upon the representations of the KBS Parties and their representatives regarding the physical condition and capital expenditure requirements of the Core-Portfolio Properties. We have also relied on the assurance of the KBS Parties that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Core-Portfolio Sale provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the information reviewed between the date such information was provided and the date of this letter; and that the KBS Parties are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect. Nothing has come to our attention that would lead us to believe that any of the foregoing is incorrect, incomplete or misleading in a material respect.

ROBERT A. STANGER & CO., INC.

We have not been engaged to, and therefore did not: (i) appraise the Core-Portfolio Properties or any other assets or liabilities associated with the Core-Portfolio Properties; (ii) select the method of determining the type or amount of Core-Portfolio Consideration to be paid in the Core-Portfolio Sale; (iii) make any recommendation to the board of directors or the Company’s stockholders with respect to whether or not to pursue the Core-Portfolio Sale, whether to accept or reject the Core-Portfolio Sale, the amount and form of the Core-Portfolio Consideration to be received in the Core-Portfolio Sale, the assets and liabilities to be sold or repaid in connection with the Core-Portfolio Sale, or the impact, tax or otherwise, of acceptance or rejection of the Core-Portfolio Sale; (iv) express any opinion as to (a) the business decision to pursue the Core-Portfolio Sale, or alternatives to the Core-Portfolio Sale, or the impact of the Core-Portfolio Sale on the future operations and financial performance of the Company; (b) the amount or allocation of expenses relating to the Core-Portfolio Sale; (c) the allocation and method of allocation of the Core-Portfolio Consideration amongst the Core-Portfolio Properties; (d) any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals; or (e) any terms of the Core-Portfolio Sale other than the fairness, from a financial point of view, to the Company of the Core-Portfolio Consideration to be received by the Company in the Core-Portfolio Sale; or (v) opine as to the fairness of the amount or the nature of any compensation to any officers, directors, or employees of any parties to the Core-Portfolio Sale, or any class of such persons, relative to the compensation to the stockholders of the Company.

Our opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of this letter and addresses the Core-Portfolio Consideration to be received by the Company pursuant to the Core-Portfolio Sale Agreements as of the date hereof. Events occurring after that date may materially affect the assumptions used in preparing this opinion.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date hereof, the Core-Portfolio Consideration to be received by the Company in the Core-Portfolio Sale is fair, from a financial point of view, to the stockholders of the Company.

This opinion, the issuance of which has been approved by our Opinion Committee, is for the exclusive use and benefit of the Special Committee. This opinion is not intended to be and does not constitute a recommendation to the Company to enter into the Core-Portfolio Sale Agreements.

Stanger has been paid fees in connection with this opinion, none of which are contingent upon the closing of any transaction or our findings with respect to fairness. The Company has also agreed to pay certain expenses and indemnify us against certain liabilities in connection with our engagement and the services rendered with respect to this opinion. In connection with providing this opinion, we did not serve as a financial advisor to any party with respect to the Core-Portfolio Sale which is the subject of this opinion. During the past two years the Company has engaged Stanger to provide financial advisory services and has subscribed to certain Stanger publications. We were paid usual and customary compensation in connection with those services and subscriptions.

This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering this opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Company that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. In rendering this opinion judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering this opinion are not readily susceptible to partial analysis or summary description.

Yours truly,

Robert A. Stanger & Co., Inc.

August 14, 2017

C/O DST SYSTEMS, INC. P.O. BOX 219015 KANSAS CITY, MO 64121

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

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E32326-TBD	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

The Board of Directors recommends a vote FOR Proposals 1, 2A, 2B and 2C as described in the proxy statement.							For	Against	Abstain

1.

Plan of Liquidation Proposal: Approval of the Plan of Liquidation and Dissolution of KBS Legacy Partners Apartment REIT, Inc. (the "Company"), pursuant to which the Company will be authorized to sell all of its assets, liquidate and dissolve, and distribute the net proceeds from liquidation to its stockholders.

							☐	☐	☐

2.	The approval of three proposals to amend the Company's Charter (the "Charter Amendment Proposals")

2A.      Indemnification Proposal: The amendment and restatement of Article XII of the Company’s Charter to provide for (i) the expansion of the Company’s exculpation and indemnification of its present and former directors and officers to the maximum extent permitted by Maryland law; (ii) the expansion of the Company’s obligation to advance defense expenses to a present or former director or officer to the maximum extent permitted by Maryland law; and (iii) the elimination of conditions and limits on the Company’s ability to exculpate and indemnify the Company’s advisor and its affiliates or advance defense expenses to the Company’s advisor and its affiliates.

							☐	☐	☐

	2B. Reporting Proposal: The deletion of Section 11.9 of the Company’s Charter regarding the preparation and delivery of specific reports to the Company’s stockholders.						☐	☐	☐

2C.      Operating Expenses Proposal: An amendment to eliminate the current Charter limit on total operating expenses to amounts that do not exceed the greater of 2% of the Company’s average invested assets or 25% of the Company’s net income for the four consecutive fiscal quarters then ended.

							☐	☐	☐

The Board of Directors recommends a vote FOR all nominees listed in Proposal 3.			For All	Withhold All	For All Except	*To Withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the number of the nominee(s) on the line below.
3.	Election of Directors		☐	☐	☐
	01) Henry	04) Meyer
	02) Bren	05) Zuzack
03) Kachadurian

The Board of Directors recommends a vote FOR Proposals 4 and 5 as described in the proxy statement.

		For	Against	Abstain
4.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

5.

Adjournment Proposal: Approval of a proposal that would permit the Company (i) to proceed with the voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting of stockholders, and (ii) subsequently, to adjourn the annual meeting of stockholders to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting of stockholders.

		☐	☐	☐

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

KBS LEGACY PARTNERS APARTMENT REIT, INC.

December 19, 2017

at 9:00 a.m. (Pacific)

At

The offices of KBS

800 Newport Center Drive

First Floor, Suite 140 Conference Center

Newport Beach, California 92660

Your Vote is Important!

FOLD HERE BEFORE INSERTING INTO RETURN ENVELOPE

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E32327-TBD

KBS Legacy Partners Apartment REIT, Inc.

800 NEWPORT CENTER DRIVE • SUITE 700 • NEWPORT BEACH • CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints W. Dean Henry, Guy K. Hays, Jeffrey K. Waldvogel and Stacie K. Yamane, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of KBS LEGACY PARTNERS APARTMENT REIT, INC. to be held on December 19, 2017, and at any adjournments or postponements thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2A, 2B, 2C, 4 and 5, and will be voted “FOR” all nominees in Proposal 3. The proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the annual meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the December 19, 2017 meeting date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders: The following materials are available at www.proxyvote.com: Notice of the Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2016.

V.1.1

YOUR VOTE IS CRITICAL. PLEASE SUBMIT YOUR PROXY VOTE PROMPTLY. Reduce corporate expenses by submitting your vote by Internet at www.proxyvote.com or by calling the toll free number on the voting form included in the enclosed materials.

Read Enclosed Materials
Enclosed is the following information for the Annual Meeting of Stockholders:
• Annual Report
• Proxy Statement that describes the proposals to be voted upon
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